 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-267821
Prospectus
CORPHOUSING GROUP INC.
4,191,490 shares of Common Stock
offered by Selling Stockholders
This prospectus is part of registration statement that registers the resale by the selling stockholders (the “Selling Stockholders”) identified herein (and their permitted transferees) from time to time of up to an aggregate of (a) 2,003,239 shares of our common stock issuable to them upon conversion of 2022 Investor Financing Notes (as defined herein), (b) 2,156,251 shares of our common stock issuable to them upon exercise of 2022 Investor Financing Warrants (as defined herein) and (c) 32,000 shares of our common stock issuable to them upon exercise of our 2022 Investor Financing Agent Warrants (as defined herein).
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders. However, we may receive up to $8,765,800 aggregate gross proceeds from sales of common stock upon cash exercises of the 2022 Investor Financing Warrants and the 2022 Investor Financial Agent Warrants.
The Selling Stockholders may sell or otherwise dispose of the common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information.
We shall bear all fees and expenses incurred in connection with the registration statement of which this prospectus is a part, and all expenses incurred in performing or complying with our other obligations under the registration rights agreements pursuant to which such registration statement has been filed, including, without limitation: (i) all registration and filing fees (including, without limitation, fees and expenses of the our counsel and independent registered public accountants) (A) with respect to filings made with the Securities and Exchange Commission, (B) with respect to filings required to be made with The Nasdaq Capital Market, and (C) in compliance with applicable state securities or blue sky laws reasonably agreed us with the holders in writing (including, without limitation, fees and disbursements of our counsel in connection with blue sky qualifications or exemptions of the securities registered hereby), (ii) printing expenses (including, without limitation, expenses of printing certificates for such securities), (iii) messenger, telephone and delivery expenses, (iv) other fees and disbursements of our counsel, (v) Securities Act liability insurance, if we select to obtain such insurance, and (vi) fees and expenses of all other persons retained by us in connection with the consummation of the registration of such securities. We shall not, however, be responsible for any broker or similar commissions or legal fees of any holder. See “Plan of Distribution” beginning on page 99.
Our common stock is currently listed on The Nasdaq Capital Market or “Nasdaq”, under the symbol “CHG”. On October 26, 2022, the last reported sales price of our common stock, as reported on The Nasdaq Capital Market, was $1.36 per share.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 28, 2022.

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ABOUT THIS PROSPECTUS
This prospectus is part of registration statement that registers the resale by the selling securityholders identified herein (and their permitted transferees) from time to time of up to an aggregate of 4,191,490 shares our common stock comprised of: (a) 2,003,239 shares of our common stock issuable to them upon conversion of 2022 Investor Financing Notes (as defined herein), (b) 2,156,251 shares of our common stock issuable to them upon exercise of 2022 Investor Financing Warrants (as defined herein) and (c) 32,000 shares of our common stock issuable to them upon exercise of our 2022 Investor Financing Agent Warrants (as defined herein).
You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholders take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus, any applicable prospectus supplement. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
The Selling Stockholders may use this prospectus to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offers and sells may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement.
For further information about our business and the securities covered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our securities, you should review the full text of these documents. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for more information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The statements contained in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
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our financial performance, including our ability to generate revenue;

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the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties in our financial performance, including our ability to generate revenue;

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potential effects of a challenging economy, for example, on the demand for vacation travel accommodations and the effect of same on our business and financial condition;

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the ability of our short stay accommodation offerings to achieve market acceptance and to build our portfolio of accommodation offerings in multiple cities throughout the United States and internationally;

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the impact of increased competition;

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our success in retaining or recruiting officers, key employees and directors;

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our ability to service our existing indebtedness and obtain additional financing when and if needed;

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our ability to protect our intellectual property;

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our ability to complete strategic acquisitions, including joint ventures;

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our ability to manage growth and integrate acquired operations;

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uninterrupted service by the third-party service providers we rely on for material parts of our operations, including payment processing, data collection and security, online reservations and booking and other technology services;

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the liquidity and trading of our securities;

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regulatory and operational risks;

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our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

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the time during which we will be an Emerging Growth Company (“EGC”) under the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those risk factors described in the section titled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY OF THE PROSPECTUS
This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should carefully read this summary together with the more detailed information contained elsewhere in this prospectus and the documents incorporated herein by reference before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus.
Overview
We utilize a long-term lease, asset-light business model to acquire and manage a growing portfolio of short-term rental properties in major metropolitan cities. Our future growth focuses primarily on seeking to create “win-win” opportunities for owners of dislocated hotels, including those impacted by COVID-19 travel restrictions, while providing us with favorable operating margins. We operate these properties in a cost-effective manner by leveraging technology to identify, acquire, manage, and market them in our operating cities to business and vacation travelers through dozens of third-party sales and distribution channels, and our own online portal. Guests at our properties are provided Heroic Service™ under our consumer brands, including LuxUrban. Our Heroic Service™ provides guests a hassle-free experience which exceeds their expectations with “Heroes” who respond to any issue in a timely, thoughtful, and thorough manner.
We believe the combination of available quality properties on favorable terms, our existing operational and revenue management expertise, and the re-emergence of global travel, provides us with an unprecedented opportunity to rapidly accelerate our growth and capture more of the short-term rental market.
General
Our acquisition initiatives include leasing portfolios of unreserved rooms at hotels or leasing entire portfolios of rooms at closed hotels, and then marketing these room portfolios under our brands, including LuxUrban. We also are exploring attractive lease acquisition opportunities in circumstances where owners are converting formerly commercial buildings into residential and rental units. Our principal operating goal is to provide travelers with access to quality alternative accommodations that meet their broad travel accommodations criteria, while providing benefits to the property owners from which we lease our portfolio units. As of the date of this prospectus, we operate 1,037 accommodation units across eight cities in the United States.
We seek to offer short-stay travelers a better way to vacation or conduct business on the road by offering our portfolio of high-quality accommodations units in desirable locations. According to “Travel Accommodation Market Outlook — 2026” published by Allied Market Research (“AMR”), the global travel accommodation market size was $632.8 billion in 2018, and is projected to reach $893 billion by 2026.
We offer travelers what we believe is a better combination of accommodations and service than they can get from available alternatives. Typical chain hotel offerings can be impersonal and bland, home share hosts can be unreliable and often provide little to no guest support or services, and boutique hotels are often priced far beyond the value they deliver. We offer short-stay travelers a variety of accommodations in styles and sizes that deliver in the key areas (such as location and safety) which we believe are important to all travelers — from leisure vacationers to on-the-road professionals — all with highly attentive service, from booking to stay to checkout.
Our operating strategies also address the issues faced by many property owners, helping ensure profitability of property owner units, and protecting the integrity and value of their properties. We believe that we provide a quick and convenient way for property owners to increase occupancy, lock in occupancy rates, and secure predictable returns on their investment by entering into one, three, five, six, ten, fifteen or twenty-year leases with such owners for portfolios of multiple units at a time. In many of our leases we are provided with an early termination provision after 12 or 24 months if a particular property is not meeting our standards or projected return on investment. At the same time we endeavor to maintain the value of property owners’ investments by ensuring each unit we lease is consistently cleaned and inspected, needed repairs are quickly reported and made, and maintenance is supervised and properly addressed.

We believe that we are well-positioned to accelerate our growth by exploiting key advantages that we believe we have over many competitors. Unlike many start-ups, we have focused on generating monthly positive cash flow. From the launch of our commercial operations in 2017 until the 2020 nationwide travel halts and shutdowns due to the COVID-19 pandemic, we generated positive cash flow annually, notwithstanding that the benefit we provide to unit owners shifts the risks of vacancies to us. Our accumulated positive cash flow enabled us to operate through the pandemic and, recently, return to positive current cash flow. We believe our approach will allow us to seize opportunities and address challenges as they arise in the future.
We also believe that most significant competitors in the travel rental industry waste capital on large and unnecessary physical corporate headquarters and attempt to minimize expenses at the tactical level by replacing the “personal touch” with technology. Conversely, we operate with relatively small amounts of corporate overhead compared to many competitors in the industry. We have nominal physical corporate headquarters. All strategic and operational leadership, planning, coordination, and management is done almost entirely on a remote and virtual basis. We maintain very few assets as our properties are leased rather than owned, and we utilize what we believe is a highly effective and efficient virtual remote property management system. By not carrying burdensome corporate overhead expenses, we are able to reduce our costs of goods sold and increase profit margins. This affords us the flexibility to invest in acquiring more leased units and other real estate that will generate revenue as opposed to being a cost center. We believe that this approach also enables us to out-price competitors with a comparable or better product while attracting and investing in the best talent for our management and operating teams.
Initial Public Offering
On August 16, 2022, we consummated our initial public offering (“IPO”) of 3,375,000 shares of our common stock at a price of $4.00 per share, generating gross proceeds to us of $13,500,000. The issuance of the shares of common stock in the IPO was registered under the Securities Act of 1933, as amended (the “Act”), under a Registration Statement on Form S-1 (No. 333-262114). Maxim Group LLC acted as lead book-running manager and Joseph Gunnar & Co LLC acted as co-joint book running manager for the IPO.
We used approximately $5 million of the net proceeds of the IPO to fund letters of credit on refundable security deposits for properties to grow our accommodation unit portfolios. We used approximately $2.5 million to repay a portion of our indebtedness owed under the First 2022 Investor Financing Notes and approximately $0.8 million of the net proceeds of the IPO to repay certain of our related-party indebtedness and transaction completion bonuses to two executive officers.
We issued to the underwriters at the closing of the IPO compensation warrants entitling the underwriters to purchase up to 135,000 shares of our common stock, representing 4.0% of the aggregate number of shares of common stock issued in the IPO at an exercise price per share of $4.40 (110% of the initial public offering price per share).
2022 Investor Financings
First 2022 Investor Financing
In May 2022, we entered into a security purchase agreement (as amended in June and September 2022) with a private investor under which we sold, in a series of private placements through September 2022 (collectively, the “First 2022 Investor Financing”), an aggregate $5,750,000 principal amount of 15% original issue discount notes (“First 2022 Investor Financing Notes”) and five-year warrants (“First 2022 Investor Financing Warrants”) to purchase an aggregate of 1,437,500 shares of our common stock at a per-share exercise price of $4.00. The First 2022 Investor Financing Notes bear interest at 5% per annum, with all accrued interest payable at maturity. The First 2022 Investor Financing Notes mature on May 27, 2022, June 30, 2023 and September 19, 2023.
Second 2022 Investor Financing
On September 30, 2022, we entered into a second security purchase agreement with such investor (the “September 2022 Investor Purchase Agreement”) under which we sold or may sell, in a series of private placements (the “September 2022 Investor Financing” and, together with the First 2022 Investor Financing, the “2022 Investor Financings”) up to an aggregate of $2,875,000 principal amount of notes (the “September 2022 Investor Financing Notes” and, together with the First 2022 Investor Financing Notes, the “2022 Investor Financing Notes”) and five-year warrants substantively identical to the First 2022 Investor Financing Warrants (the “September 2022 Investor Financing Warrants” and, together with the First 2022 Investor Financing Warrants, the “2022 Investor Financing Warrants”) to purchase up to an aggregate of 1,437,500 shares of our common stock at a per-share exercise price of $4.00. The September 2022 Investor Financing Notes are substantively identical to the First 2022 Investor Financing Notes, except that the First 2022 Investor Financing Notes are convertible into our shares of common stock at a conversion price of $3.00 per share, and the September 2022 Investor Financing Notes are convertible into shares of our common stock at a conversion price of $4.11 per share.
At the time of execution of the September 2022 Investor Purchase Agreement, we closed on $1,408,750 principal amount of September 2022 Investor Notes (the “First Closing Notes”) and issued September 2022 Investor Warrants to purchase 352,188 shares of common stock for gross proceeds of $1,225,000 (giving effect to the 15% original issue discount). The First Closing Notes mature on September 30, 2023.
On October 20, 2022, we closed on the final portion of the private placement under the terms of the September 2022 Investor Purchase Agreement, issuing a $1,466,250 principal amount September 2022 Investor Note (“Second Closing Note”) and September 2022 Investor Warrants to purchase 366,563 shares of common stock for gross proceeds of $1,275,000 (giving effect to the 15% original issue discount). The Second Closing Note matures on October 23, 2023.
The September 2022 Investor Financing continues our existing relationship with the investor to which we previously sold in private placements of 15% original issue discount notes (“Prior Investor Notes”) and five-year warrants (“Prior Investor Warrants”). As of the date of this prospectus, we have received $7,500,000 aggregate gross proceeds under the 2022 Investor Financings and issued $8,625,000 principal amount of notes. In connection with our IPO, we repaid an aggregate principal amount of $2.2 million of the First 2022 Investor Financing Notes ($2.5 million inclusive on prepayment penalty). As of the date of this Current Report and giving effect to the September 2022 Investor Financing, we have approximately $6,500,000 principal amount of September 2022 Investor Notes and Prior Notes outstanding, and warrants to purchase an aggregate of 2,156,251 shares outstanding.
Other Provisions of the 2022 Investor Financing Notes and Related Agreements
We granted the investor in the 2022 Investor Financings registration rights and the registration statement of which this prospectus forms a part was filed pursuant to such registration rights.
As additional consideration to investors in the 2022 Investor Financing, we granted revenue participation rights to the investors providing them, as a group, with an aggregate share, typically 5% to 10% in the first five years of the relevant lease, and 1% thereafter, of the quarterly revenues generated by our New Properties, during the initial term of the subject lease relating to such property (including any prescribed extensions thereof).
The notes and warrants provide for certain conversion and exercise price adjustments in the event we effectively issue shares in future financings for cash and other circumstances at per share prices below the then effective conversion or exercise prices of such notes and warrants. On October 10, 2022, we entered into an addendum to the September 2022 Investor Purchase Agreement, effective as of September 30, 2022, which provides that we shall not issue, nor shall we be required to issue, upon conversion of the notes or exercise of the warrants described in this Current Report, an aggregate of more than 19.99%, or 5,303,230 shares (subject to adjustment for stock splits, stock dividends and the like), of our common stock (the “Nasdaq Exchange Cap); provided, that such limitation shall not apply in the event that the we (A) obtain the approval of our stockholders as required by the applicable rules of Nasdaq for issuances of shares of our common stock upon conversion of such notes and exercises of such warrants in excess of the Nasdaq Exchange Cap or (B) obtain a written opinion from outside counsel to our company that such approval is not required.
In connection with the closings under First 2022 Investor Financing consummated prior to our IPO, we paid Maxim Group LLC (“Maxim”), the lead-book-running manager of our IPO, aggregate agency fees of $256,000 and issued Maxim five-year warrants (the “2022 Investor Financing Agent Warrants”) to purchase an aggregate of 32,000 shares of our common stock at a per-share exercise price of $4.40 per share. No fees were paid or warrants issued to Maxim in connection with the 2022 Investor Financings after the consummation of our IPO. We have granted Maxim certain registration rights with respect to the shares underlying the 2022 Investor Financing Agent Warrants, including the right to include such shares on the registration statement filed on behalf of the investors in the 2022 Investor Financing, and the registration statement of which this prospectus forms a part was filed pursuant to such registration rights.

Terms of the Offering
Common stock offered by the Selling Stockholders:
This prospectus relates to the offer and sale of up to an aggregate of 4,191,490 shares of common stock by the Selling Stockholders from time to time.
Selling Stockholders:
Are those holders set forth in the section of this prospectus entitled “Selling Stockholders.”
Shares of common stock outstanding:
26,529,418 shares of common stock.
Use of proceeds:
We will not receive any proceeds from the sales of common stock by the Selling Stockholders pursuant to this prospectus. We may, however, receive up to $8,765,800 in aggregate gross proceeds from the exercise of the 2022 Investor Financing Warrants and 2022 Investor Financing Agent Warrants to the extent they are exercised for cash.
To the extent we sell common stock to the Selling Stockholders upon exercise of the 2022 Investor Financing Warrants or 2022 Investor Financing Agent Warrants, we intend to use any proceeds therefrom for general corporate purposes. See “Use of Proceeds” on page 36 of this prospectus.
Risk factors:
Investing in our securities involves a high degree of risk. See “Risk Factors” below and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest our securities.
Listing:
Our common stock is listed on Nasdaq under the symbol “CHG.”
Summary Risk Factors
An investment in our securities involves various risks that you should consider carefully before investing in us. Many of these risks are discussed in this prospectus under the heading “Risk Factors” beginning on page 9. If any of these risks occur, our business, financial condition, liquidity, results of operations, prospects and ability to make interest payments to our noteholders and distributions to our shareholders could be materially and adversely affected. In that case, the trading price of our securities could decline, and you may lose a portion or your entire investment. These risks include:
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the effects of COVID-19 on our historic and going forward operations and results;

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challenges we face as an early-stage company;

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recent net loses and negative cash flow caused by downturn in the travel industry generally;

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the limitations imposed on our ability to borrow as a result of the first priority lien existing on all of our assets with respect to the 2022 Investor Financing Notes, which liens shall remain in place until such notes are repaid or converted into shares of our preferred stock or common stock under the terms thereof;

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potential lack of availability of leasable properties on favorable economic and other terms;

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any inability to attract and retain qualified employees as we grow;

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any labor-related obligations that we have assumed in connection with the former Blakely NY Hotel, and may assume in the future in connection with our acquisition of portfolios of units in other hotels or other building serviced by organized or unionized labor;

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potential delays in identifying and addressing operating issues as a result of our decentralized management system;

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any inability to manage growth as and when we experience it;

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any inability to materially grow our brand recognition and favorability perception;

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incidents involving guest safety and wellness at our properties;

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data breaches, fraud and other online security breaches and crimes;

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changing government regulation, including tax regulations;

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rising competition in our industry for rentable units, guests and qualified employees;

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any inability to adopt and implement new technologies that provide users in the industry with competitive advantages;

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potential adverse financial impact of being required, as a public company, to comply with FASB ASC 842;

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our level of indebtedness could materially adversely affect our financial condition;

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any inability to raise additional capital through equity or debt financings on reasonable terms or at all as and when needed;

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our chairman and chief executive officer effectively controls our company;

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we will be a “controlled company” within the meaning of the rules of Nasdaq and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.;

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Nasdaq could delist our common stock from quotation on its exchange, which could limit investors’ ability to sell and purchase our securities and subject us to additional trading restrictions;

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in 2020, our chief executive officer, Brian Ferdinand, entered into an offer of settlement with the Securities and Exchange requiring him to cease and desist from certain violations and to pay fines (see the section of this prospectus entitled “Management”);

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our management has broad discretion in the use of proceeds from our offering and our use may not produce a positive rate of return; and

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any inability to provide quality accommodations and services to our guests and create repeat business and word of mouth recommendations.

Sources of Industry and Market Data
Where information has been sourced from a third party, the source of such information has been identified. Unless otherwise indicated, the information contained in this prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.
Corporate History and Information
Corphousing LLC (“Corphousing LLC”) was formed on October 24, 2017 as a Delaware limited liability company. In January 2022, Corphousing LLC converted into a C corporation, with the then current members of Corphousing LLC becoming the stockholders of CorpHousing.
The conversion had no effect on our business or operations and was undertaken to convert the form of the legal entity into a corporation for purposes of operating as a public company. All properties, rights, businesses, operations, duties, obligations and liabilities of the predecessor limited liability company remained those of CorpHousing Group Inc.
We also operate certain functions of our business through our other wholly owned subsidiaries LuxUrban RE Holdings LLC, which was formed as a Delaware limited liability company on March 20, 2020, LuxUrban LLC, which was formed as a Delaware limited liability company on March 20, 2020, S-Be Rentals, LLC, which was formed as a Delaware limited liability company on October 3, 2018, and Corphousing UK Limited, which was formed as a limited private company under the laws of the United Kingdom on August 18, 2021. In connection with revenue sharing arrangements on our New Properties we entered into in connection with our May/June First 2022 Investor Financing, we formed a wholly owned special purpose entity, CorpHousing RSL LLC, in June 2022.
SoBeNY Partners LLC (“SoBeNY LLC”) was formed on October 9, 2017 as a Delaware limited liability company. SoBeNY LLC was founded by members who had parallel ownership with Corphousing LLC and was under common control with Corphousing LLC. In June 2021, the members of SoBeNY LLC exchanged all of their membership interests therein for additional membership interests in Corphousing LLC, with SoBeNY LLC becoming a wholly owned subsidiary of Corphousing LLC. In January 2022, SoBeNY LLC converted into a C corporation and is a wholly owned subsidiary of CorpHousing. As we have transitioned our portfolio composition to predominantly hotel rooms, the operations of SoBeNY LLC have been minimized.
On April 4, 2022, we filed an amendment to the certificate of incorporation of CorpHousing Group Inc., affecting a one-for-four reverse stock split. Unless otherwise noted, all information in this prospectus gives effect to the reverse stock split.
Our address is 2125 Biscayne Blvd, Suite 253 Miami, Florida 33137 and our website address is www.corphousinggroup.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:
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requiring only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s discussion and analysis of financial condition and results of operations” in our Securities Act of 1933, as amended, or the Securities Act, filings;

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reduced disclosure about our executive compensation arrangements;

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no non-binding advisory votes on executive compensation or golden parachute arrangements; and

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exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, or SOX.

We will continue to remain an “emerging growth company” until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of our IPO (December 31, 2027); (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or the SEC.
We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this prospectus, including the financial statements and notes to the financial statements included herein, in evaluating an investment in our company. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, cash flows, financial condition and results of operations of our company. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by our management that later may prove to be incorrect or incomplete. We may face additional risks and uncertainties that are not presently known or that are currently deemed immaterial, which may also impair our business or financial condition.
Risks Related to Our Business
The COVID-19 pandemic and the impact of actions to mitigate the pandemic have materially adversely impacted and will continue to materially adversely impact our industry and our business, results of operations, and financial condition.
In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. The pandemic resulted in governments imposing wide-reaching restrictions at the federal, state, and local levels, school and business closings, quarantines, “shelter at home” orders, restrictions on travel, limitations on social or public gatherings, and other social distancing measures, which have had and may continue to have a material adverse impact on our industry generally, on travel behavior and demand, and on our business.
In addition to a reduction in the number of bookings, we incurred higher than normal occurrence of refunds and travel credit issuances to guests who cancel for reasons related to COVID-19. In response to the pandemic, we liberalized our cancellation policies, and many of our guests affected by COVID-19 have been eligible to cancel their reservations for a full cash refund or in some cases credit. We intend to continue this policy for the foreseeable future as we believe it is the right approach in current circumstance and believe it reflects our brand’s guests-first message. This approach may not enhance our brand reputation as we intend, and a liberal cancellation policy could have material adverse impact on our business, results of operations, and financial condition.
The COVID-19 pandemic resulted in a halt to the trend of monthly cash flow positive operations that we had since inception. The pandemic required us to take cost-reduction measures, has materially adversely affected our near-term operating and financial results, and will likely continue to materially adversely impact our operating and financial results for the foreseeable future. During the fourth quarter of 2020, another wave of COVID-19 infections emerged, and variants of the virus have continued to emerge through 2021 and into 2022. These circumstances likely could result in continued downward pressure on travel frequency and result in reduced travel bookings.
We cannot predict the COVID-19 pandemic’s continued cumulative and ultimate impact on our industry or on our future business, results of operations, or financial condition. The extent of the impact of the COVID-19 pandemic on our business and financial results will depend largely on future developments, including the duration and extent of the spread of COVID-19 both globally and within the United States, the prevalence of local, national, and international travel restrictions, the impact on capital and financial markets and on the U.S. and global economies, foreign currencies exchange, and governmental or regulatory orders that impact our business, all of which are highly uncertain and cannot be predicted.
Our occupancy rates and revenue per available room (RevPAR) dropped materially in 2020, with occupancy rates decreasing by approximately 23% and RevPAR by approximately 35% year over year from 2019 to 2020 while rebounding by 9% and 18% in 2021. For the six months ended June 30, 2022, our occupancy rates and RevPAR further increased by 0% and 13%, respectively, as compared to the fourth quarter of 2021. While our monthly occupancy rates and RevPAR have been gradually improving since mid-2020, the extent of the recovery is uncertain and will be largely dependent on the effectiveness of COVID-19 prevention (vaccination and continued social distancing) and treatment, infection rates, and governmental responses in the cities and countries in which we operate. In the years ended December 31, 2020 and 2021 and the six months ended June 30, 2022, refunds and allowances were 39%, 34% and 21%, respectively. We cannot predict the impact the COVID-19 pandemic has had and will have on our business partners, property owners, and third-party vendors and service providers, and we may continue to be materially adversely impacted as a result of the impact of COVID on our business partners and vendors.
Our forecasts and projections are based upon assumptions, analyses and estimates developed by our management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.
Our forecasts and projections, including projected revenues, margins, profitability, cash flows, revenue per accommodation unit, lease signing costs and occupancy rates, and our anticipated market opportunity, growth and penetration, are subject to significant uncertainty and are based on assumptions, analyses and estimates developed by our management, including with reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate. These include assumptions, analyses and estimates about future pricing and occupancy rates, our future acquisition of accommodation units, the timing of lease signings, building openings and development, local regulatory environments, the terms of future leases, and future costs, all of which are subject to a wide variety of business, regulatory and competitive risks and uncertainties. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected, adversely affecting the value of our common stock.
We are an early-stage company with a limited operating history and we operate in a rapidly changing industry, which make it difficult to evaluate our current business and future prospects and may increase the risk of your investment.
We began our commercial operations in 2017. Our limited operating history may make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including in building our brand, acquiring scalable mass of accommodation units, and accurately forecasting our industry and planning and implementing our budgets. You should consider our business and prospects in light of the risks and difficulties we may encounter as an early-stage company.
We have incurred net losses and we may not be able to achieve profitability.
Although we operated on a cash flow positive basis prior to commencement of mandated travel shutdowns in March 2020, we incurred a net loss of $(4,615,725) in 2020, and a net loss of $(2,233,384) in 2021. Although we had net income of $2,181,842 for the six months ended June 30, 2022, we had a total stockholders’ deficit of $(9,446,581). Historically, we have invested significantly in efforts to grow our portfolio of leased properties, introduce new or enhanced offerings and features, increase our marketing efforts, expand our operations, hire additional employees, and enhance our technology platforms. Beginning in the second quarter of 2020, as a result of the COVID-19 pandemic, we took measures to reduce our fixed and variable costs. We have recently resumed making significant investments in our business, including acquiring new accommodation units, improving our technology platforms, including the introduction of our LuxUrban customer apps, and in growing our brands. These efforts may not succeed in increasing our revenue sufficiently to offset the expenses related to these investments. Additionally, incentivizing our personnel is an important part of our operations. We have granted and will grant options to purchase our common stock and other equity-based awards to our employees and certain non-employees. Stock-based compensation expense related to stock options and other equity awards will be a significant expense in our near and immediate term financial periods.
Without obtaining adequate capital funding or improving our financial performance, we may not be able to continue as a going concern.
The report of our independent registered public accounting firm for the year ended December 31, 2021 included herein contains an explanatory paragraph indicating that there is substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations and negative cash flows. This report does not take into account any proceeds we received in our IPO or any return to cash flow positive of our business as COVID-19 travel restrictions have eased. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. Our ability to continue as a going concern will be determined by our ability to fund our expansion plans and realize our business objectives. If we are unable to obtain adequate funding from this proposed offering or in the future, or if we are unable to grow our revenue substantially to achieve and sustain profitability, we may not be able to continue as a going concern.
Our EBITDA and free cash flow declined during COVID, and this decline could continue.
As a result of the COVID-19 pandemic and the resulting impact on the travel industry, our EBITDA and free cash flow turned negative in 2020 and 2021, and we may experience declines in EBITDA and free cash flow as long as the COVID-19 pandemic continues to materially adversely impact our business. We had EBITDA of $(4,037,956) and $(606,819) for the years ended December 31, 2020 and 2021, respectively, and EBITDA of $4,094,277 for the six months ended June 30, 2022. Our free cash flow (Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash) was $(14,528) and $1,106,486 for the years ended December 31, 2020 and 2021, respectively. Our free cash flow (Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash) was $(6,442) for the six months ended June 30, 2022. Other adverse developments in our business, including lower than anticipated revenue, higher than anticipated operating expenses, and net unfavorable changes in working capital, could hinder our ability to reverse the recent negative trend in our EBITDA and free cash flow.
The 2022 Investor Financing Notes are secured by a first priority lien on all of our assets, which will adversely affect our ability to secure additional debt and other financing until such time as the Notes are repaid or converted into shares of our preferred stock or common stock.
We have substantial indebtedness for borrowed money and a material portion of these obligations represented by our 2022 Investor Financing Notes are secured by a first priority lien on all of our assets. If we should default on such indebtedness, it is unlikely we will be able to continue to continue to operate. The existence of these liens will make it difficult for us to secure additional debt or other financing until such times as the 2022 Investor Financing Notes are repaid in full or converted into shares of our preferred stock or common stock. Should we require debt or asset-based financing while the 022 Investor Financing Notes are outstanding, we will be required to secure such debt on an unsecured basis, which we deemed highly unlikely to be able to do, or convert the 2022 Investor Financing Notes into preferred stock, which may not be desirable at the time of such proposed conversion. The existence of these first priority liens could have a negative effect on our growth to the extent it limits our ability to borrow. Following such time that the 2022 Investor Financing Notes are repaid in full or converted into shares of our preferred stock or common stock, the holders of such notes will continue to have a lien on the equity and assets of our special purpose vehicle, CorpHousing RSL Inc., as security against such holders’ rights to receive an aggregate share, typically 5% to 10% in the first five years of the relevant lease, and 1% thereafter, of the quarterly revenues generated by our New Properties. The revenue shares payable to such investors shall be paid quarterly in cash as described elsewhere in this prospectus. Accordingly, a portion of the cash flow and revenues from such accommodation units will not be available to us.
We may be unable to negotiate satisfactory leases or other arrangements for proposed new properties or renew or replace existing properties on satisfactory terms or at all.
Our business depends substantially on property owners and managers leasing to us properties that meet our brand criteria on lease terms that work within our business model. Competition for quality properties in desirable, often over-booked, locations can be intense. We may be unable to negotiate satisfactory leases or other arrangements to operate new properties, on board new properties in a timely manner, or renew or replace existing properties on satisfactory terms or at all. We typically lease our properties on one, three, five, six, ten, fifteen and twenty-year terms. The pricing terms under these leases thus become relatively fixed costs and we must achieve occupancy rates at rental prices that enable us to offset the lease, maintenance and operations costs of each property in order for such property to be profitable. Acquiring new units and building our portfolio of accommodations can be time consuming and requires the devotion of significant resources. Further, given the length of some of our leases, we may not have flexibility necessary to quickly adapt to changing consumer demands. We may not accurately predict future demand for our properties, market them in a manner that achieves desired occupancy rates, or set proper rental terms that ensure profitability of each property or profitability of our accommodations portfolio in its entirety.

To ensure growth of our business, we must add new leases to our portfolio at a rate and on economic terms that equal or exceed leases for properties that we terminate or are terminated by the property owners.
From time to time, we may determine that one or more of our leased properties is not performing to our expectation and may elect to terminate the applicable leases early if allowed under the terms thereof. We may also experience breaches of the terms of the leases by the property owners and may elect to terminate the related leased based on such breaches. It is also possible that the owners of properties seek to terminate leases early on their terms in certain circumstances or as a result of our breach, which could include breaches rising from the actions of our guests or employees. It is also likely that a percentage of the leases for our leased properties will not be renewed by us or the property owner as the end of the then current lease term. Historically we have experienced losses of leases from time to time in the above-described circumstances and expect to lose leases from time to time in the future as part of our ordinary course of business. To continue to grow our company, we must add new lease properties to our portfolio faster than we lose leases and the terms of the new leases individually and in the aggregate must be at least as favorable or more favorable to use than the terms of the leases we lose to ensure our continued growth. We may not be able to add new leases in a manner that achieves this and any inability to effectively control churn of leases could adversely affect our business, financial condition and financial results.
Newly leased properties may generate revenue later than we estimate, and may be more difficult or expensive to integrate into our operations than expected.
When we execute leases for new properties, the landlord or developer may be unable or unwilling to deliver the property on the date initially projected, or we may encounter other unforeseen delays in preparing the property for initial guest bookings. Many newly leased properties may become available to us only after a considerable period of time, which increases the risk of unforeseen delays in making these units available to our guests. Later than expected property availability results in a delay in generating revenue from such properties, which could cause us to miss our financial forecasts. In addition, the success of any new property will depend on our ability to integrate it into existing operations, which is subject to uncertainties including potential difficulties in integrating guest-facing and back-office systems or in engaging third party vendors to service the properties. Newly leased properties could be more difficult or expensive to onboard, have undisclosed conditions that result in unanticipated expenses or claims against us for which we may have little or no effective recourse against the landlord, or otherwise may not provide their anticipated benefits.
We may experience margin compression in one or more cities in circumstances where our cost of acquiring leased properties rises or the market rates for short stay rentals declines.
We typically enter into relatively long-term leases with property owners for our lease properties. Accordingly, a large part of our costs for any such properties becomes relatively fixed. If the market rate for short-stay rentals declines in a city or nationwide as a result of numerous factors, including general economic factors outside of our control, we would experience margin compression with respect to our existing properties. Even when market rates for short-stay rentals remain stable, as we add new leases or renew existing leases, we may not be able to do so on terms that allow us to maintain previous margins for our properties in such locations. Any margin compression we experience could adversely affect our business, financial condition and financial results
From time to time we may have our access to our leased properties delayed or suspended, which will prevent us from renting such properties to potential guests.
Our access to properties that we have leased from property owners may be delayed or suspended from time to time for various reasons. For example, from time to time in our industry, guests stay beyond their short-stay rental term, effectively squatting in the property, preventing its further rental and requiring us to pursue costly and time consuming legal action to effect their removal. In other situations, property owners may desire or be required to remodel, remediate or maintain their properties in a manner requiring the restriction of access to same for a period of time, which could prevent the rental of units within such properties. We have also experienced, from time to time, delays in opening new properties, including properties in which accommodation units were pre-marketed prior to opening. Due to such delays resulting from renovation overruns, union issues and other factors beyond our control, we were unable to honor reservations for the dates we anticipated to bring certain properties online. Such delays required us to provide refunds, assist in relocation of guests for desired stay days, and incur operating costs without corresponding operating revenues. Future delays or suspensions on the rental of our accommodation units to potential guests would have an adverse effect on our business, operations and financial performance.
Adoption of new lease accounting standards may adversely affect our business and financial performance.
Public companies have been required to adopt certain new lease accountings standards, including FASB ASC 842. As a private company prior to our IPO, we were not required to opt into these standards and we did not. Following the consummation of our IPO, we became required to follow these standards. Had we been subject to these standards as a private company we may have experienced different net operating results and balance sheet results and other changes to our historic financial statements, as further discussed in this prospectus under “Management Discussion and Analysis of Financial Results and Operations — New Lease Accounting Standards.” Under these standards, companies that lease assets are required to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under these standards, we are required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current U.S. GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily depends on its classification as a finance or operating lease. However, unlike current GAAP — which requires only capital leases to be recognized on the balance sheet — the new standards require both types of leases to be recognized on the balance sheet. As a result of these requirements we could experience numerous adverse effects, including the decline of financial performance in future periods as compared to prior periods (despite equivalent or even better operations and operational performance), declines of our share price, the decline or removal of any credit rating that has been applied to our company or our debt, and a general reduction in our borrowing ability, which could compel us to change our lease terms with third parties in connection with our operations.
We expend resources relating to the preparation and repair of our leased properties, which may be higher than anticipated.
We typically devote resources to prepare and furnish a newly leased property and bring it onto our remote management platforms before renting the property to guests. We also expend resources to keep our leased properties in a safe and attractive condition. Although we attempt to have the landlord or developer bear the out-of-pocket opening costs, we are sometimes responsible for all or a portion of such costs. Even where landlords and developers are contractually responsible for some costs, they may dispute or fail to comply with their obligations. In addition, while the majority of our leases require landlords to bear responsibility for the repair and maintenance of building structures and systems, at times we may be responsible for some of these obligations, and in most cases, we are responsible for the repair and maintenance of damage caused by our guests. Our leases may also require that we return the space to the landlord at the end of the lease term in essentially the same condition it was delivered to us, which may require repair work. The costs associated with the preparation, maintenance, repair and return of our leased properties may be significant and may vary from our forecasts. We also periodically refurbish redecorate or install new amenities in our accommodation units to keep pace with the changing needs of guests and to maintain or enhance our brand and reputation. The costs of these actions may be more than we anticipate, may impair guests’ experiences in adjacent units, and may otherwise adversely affect our results of operations and financial condition.
We depend on landlords for certain maintenance and other significant obligations related to our leased properties, and any failures in this area could hurt our business.
We do not own any of the properties utilized in our business, and we manage and operate them under leases with third-party landlords. At some properties, our accommodation units comprise only a portion of the building and common areas and amenities are shared with other tenants or unit owners. We often have limited control over the common areas and amenities of buildings in which our units are located. In addition, we depend on landlords to deliver properties in a suitable condition and to perform important ongoing maintenance, repair and other activities with respect to common areas, amenities and building systems such as plumbing, elevators, electrical, fire and life safety. If these landlords do not fulfill their obligations or fail to maintain and operate their buildings appropriately, we could be subject to claims by our guests and other parties, and our business, reputation and guest relationships may suffer.

Disputes and litigation relating to our leases can be expected to occur in the future, which may result in significant costs, damage to landlord relationships, slower than expected expansion, and lower revenues.
Our rights and responsibilities under our leases may be subject to interpretation, and will from time to time give rise to disagreements, which may include disagreements over the timing and amount of capital investments or improvements, operational and repair responsibilities, rights in circumstances of early termination and unwinding of lease obligations, liability to third parties, a party’s right to terminate a lease, and reimbursement for certain renovations and costs. We and our landlords may be unable to resolve such disagreements amicably and may seek resolution through litigation. To date, we have not had any material lease-related litigations in connection with our operations. Typically, we have settled claims without formal litigation, on favorable economic terms, and reflected all accrued settlement estimates on our financial statements. Disputes may be expensive to litigate, even if the outcome is ultimately in our favor. We cannot predict the outcome of any litigation. An adverse judgment, settlement, or court order in a proceeding could cause significant expenses and constraints for our business operations and expansion plans. Further, disputes with landlords that own numerous properties in a particular city or nationwide could harm our ability to lease properties form that landlord in the future or result in well-publicized negative publicity, which could hurt our reputation with other property owners, making it more difficult to secure leases on economically favorable terms or at all.
The long-term and fixed-cost nature of our leases may limit our operating flexibility and could adversely affect its liquidity and results of operations.
We currently lease all of our properties and are committed for the leases’ terms, generally without the right to terminate early. Our obligations to landlords under these agreements extend for years, while we do not have a corresponding source of guaranteed revenue because guests typically stay for less than a week at our properties. Our leases generally provide for fixed monthly payments that are not tied to occupancy rates or revenues, and typically contain minimum rental payment obligations. While we often seek to negotiate leases with lower minimum payments in return for a share of the property’s revenues, or other variable terms, we may be unsuccessful in securing variable or participating lease terms. If we are unable to maintain sufficient occupancy rates and pricing, our lease expenses may exceed our revenue and we may incur losses with respect to some or all of our properties. Leases require substantial time to negotiate and are typically multi-year commitments that can only be revised or terminated with the landlord’s consent. Accordingly, we have limited flexibility to rapidly alter our portfolio of properties and lease commitments in response to changing circumstances.
Our leases may be subject to termination before their scheduled expiration, which can be disruptive and costly.
Our leases may be subject to termination before they are scheduled to expire in certain circumstances, including the bankruptcy of a developer or other landlord, noncompliance with underlying covenants governing the property, or, under some agreements, failure to meet specified financial or performance criteria. Some leases also contain conditions to the landlord’s or our obligations, or permit the landlord to terminate before the scheduled expiration date, typically in the later years of the lease and/or upon payment of specified compensation to us. The termination of leases due to any of the foregoing events would eliminate our anticipated income and cash flows from the affected property, which could have a significant negative effect on its results of operations and liquidity.
Our business depends on attracting and retaining capable management and employees, and the loss of any key personnel could materially adversely affect our business, results of operations, and financial condition.
Our success depends in large part on our ability to attract and retain high-quality management and employees. Brian Ferdinand, our chief executive officer and chairman of the board, founded our company and has been instrumental in devising and implementing our strategies for growth and scaling our business. Our founder and other members of our senior management team, as well as other employees, may terminate their employment with us at any time, which could materially adversely affect our business, results of operations, and financial condition. As we continue to grow, we cannot guarantee that we will be able to attract and retain the personnel we need. Our business requires highly skilled real estate, financial, technical, data analytics, marketing, business development, and community support personnel, including executive-level employees, who are in high demand and are often subject to competing offers. Competition for qualified employees and executive-level employees is intense in our industry. The loss of qualified employees, or an inability to attract, retain, and motivate employees required for the planned expansion of our business would materially adversely affect our business, results of operations, and financial condition and impair our ability to grow.
If we fail to secure the services of dedicated employees located at or near our properties, our business, results of operations, and financial condition would be materially adversely affected.
The quality of our properties and our people are the two principal drivers of our business. Our business depends on providing desirable accommodations at good values to our guests, and operating and maintaining our properties through dedicated employees located at or near the properties, and those employees providing guest experiences that encourage guests to book our accommodations again (and recommend our properties to others). Our ability to attract and retain the necessary personnel to service our guests and supervise our properties can be effected by many circumstances beyond our control, including the prevailing labor market and continued COVID restrictions and mandates. The competition for securing desired lease terms on quality properties and the personnel to service these properties can be intense. An inability to continue to hire and retain qualified people to service our properties, could materially harm our business, financial performance and financial condition.
We rely on the efforts of our management team, including our Chief Executive Officer, and the loss of services of any of our key employees could harm our business.
As a relatively young company, we have a management team of limited size. We depend on the efforts of our management team individually, and as a team, to oversee our business and implementation of our growth strategies. The loss of the services of any member of our team could have adverse effects on our business, particularly the loss of our Chief Executive Officer, Brian Ferdinand.
We have a senior executive who, based on his prior and current affiliations with the US military, maybe be called into service with limited notice.
David Gurfein, our Chief Operating Officer, has in the past been, and in the future could be, subject to immediate deployment based on geopolitical, national security or the risk to American assets and lives in foreign jurisdictions. As a relatively young company, we do not have significant bandwidth at the senior management level. The loss of a senior executive upon short notice would require our remaining senior management to assume his duties until such time as he returns from deployment, or we are able to hire additional qualified personnel, and could place other strains on our other resources, adversely impacting our operations and financial performance.
We operate and manage our properties on a decentralized, remote basis and rely on our employees at each location to make timely and proper decisions regarding day to day issues that may arise.
We have a decentralized management system that relies on our employees located in each of our cities where we offer accommodations. While we believe that providing our employees with general discretion on the day-to-day management of our properties communicates our trust and the value we place in our employees, it also distances our executive management from immediate on-the-ground issues that may occur at properties. Accordingly, it is important that we properly vet our employees and hire people dedicated to our mission of providing guest experiences that exceed their expectations. We will not always be successful in hiring qualified personnel and competition for qualified personnel is highly competitive within our industry. If the people we hire do not prove dedicated to our mission and the values that our brands represent, our guests’ experiences could be less than we desire, which could materially harm our brand and reputation and in turn, our business, results of operations and financial condition.
If we fail to convert first time guests into recurring guests and attract new, first-time guests, our business, results of operations, and financial condition would be materially adversely affected.
Our growth depends on creating repeat business by providing guests with excellent service, attracting new guests by garnering good online reviews and word of mouth recommendations from existing guests, and building a recognized, respected and trusted brand. We must provide timely responses to inquiries from guests, offer a variety of desirable and differentiated accommodations in desired locations at competitive prices that meet or exceed the expectations of guests, and we must deliver exceptional hospitality to our guests. If our platform or the third-party platforms through which our properties are marketed are not easy to navigate, or our listings are not marketed and displayed effectively to potential guests using such platforms, we will be ineffective in booking guests in meaningful numbers, which would materially adversely affect our business, results of operations, and financial condition.
The majority of our revenues have historically been generated from bookings through third-party booking websites.
Historically, more than 90% of our revenues have been generated from bookings of our accommodations made by guests through third-party booking portals such as Booking.com, VRBO, Airbnb, and Expedia. A key element of our strategy will be to drive traffic to and book guests through our own online portal at Corphousinggroup.com to better control bookings and the guest experience. There can be no assurance, however, that we will be able to successfully drive potential guest traffic to our websites. Our reliance on third-party booking portals subjects us to the risk of having our access to such portals limited or eliminated as a result of competitive decisions by such providers. Our use of third-party booking portals reduces our profits generated from bookings as we are required to pay fees and commissions to third-party portal operators. An inability to post our bookings on third-party portals or increases in the fees and commission payable to third-party portal operators could materially harm our business ,results of operations and financial condition.
A critical factor in attracting visitors to our own websites is how prominently we are displayed in response to search queries. Accordingly, we utilize search engine marketing as a means to provide a significant portion of our visitor acquisition. Search engine marketing includes both paid visitor acquisition on a cost-per-click basis and visitor acquisition on an unpaid basis, often referred to as organic search. The various search engine providers, such as Google and Bing, employ proprietary algorithms and other methods for determining which websites are displayed for a given search query and how highly websites rank.
Search engine providers may also launch new features to enhance search results, which may negatively affect the number of visitors to our websites. Search engine algorithms and other methods that determine the display and ranking of results may change from time to time, generally without public announcement or detailed explanation. Therefore, the success of our search engine optimization strategy depends, in part, on our ability to anticipate and respond to such changes in a timely and effective manner through website and content development, which we may not be able to do.
We may be unable to effectively manage our growth.
Since our inception, we have experienced rapid growth. As our operations have expanded, we have grown our portfolio to 1,037 units that are in current operation in eight U.S. cities. As of the date of this prospectus, we had 107 full-time employees and independent contractors. Our business is becoming increasingly complex, especially in light of the continued rapid evolution of our industry and e-commerce, our relatively limited operating history, our need to implement new technologies and utilize big data for our operations, and our reliance on multiple websites and employees located in numerous cities throughout the United States. This complexity and our rapid growth have demanded, and will continue to demand, substantial resources and attention from our management. We expect to continue to increase headcount and to hire more specialized personnel in the future as we grow our business. We will need to continue to hire, train and manage additional property managers and employees, qualified website developers, software engineers, client and account services personnel, and sales and marketing staff and improve and maintain our technology to properly manage our growth. If our new hires perform poorly, if we are unsuccessful in hiring, training, managing and integrating these new employees or if we are not successful in retaining our existing employees, our business may be harmed.
Any continued decline or disruption in the travel and hospitality industries or economic downturn would materially adversely affect our business, results of operations, and financial condition.
In addition to the COVID-19 pandemic, other events beyond our control, such as unusual or extreme weather or natural disasters, such as earthquakes, hurricanes, fires, tsunamis, floods, severe weather, droughts, and volcanic eruptions, and travel-related health concerns, including other pandemics and epidemics, restrictions related to travel, trade or immigration policies, wars, terrorist attacks, sources of political uncertainty, political unrest, protests, violence in connection with political or social events, foreign policy changes, regional hostilities, imposition of taxes or surcharges by regulatory authorities, changes in regulations, policies, or conditions related to sustainability, including climate change, work stoppages, labor unrest or travel-related accidents can disrupt travel globally or otherwise result in declines in travel demand. Because these events or concerns, and the full impact of their effects, are largely unpredictable, they can dramatically and suddenly affect travel behavior by consumers, and therefore demand for our platform and services, which would materially adversely affect our business, results of operations, and financial condition.
We also cannot predict the effects that the wider adoption by businesses of remote working protocols during COVID-19 pandemic will have going forward. It is possible that many businesses believe that continuing these protocols are beneficial in terms of production and cost and many employees may demand continuance at some level of these protocols, all of which could diminish business travel. Our financial performance is also subject to general global economic conditions and their impact on levels of discretionary spending. Some of the factors that have an impact on discretionary spending include unemployment rates, business and consumer debt, fluctuations in exchange rates, taxation, energy prices, interest rates, consumer confidence, tariffs, and other macroeconomic factors.
The business and industry in which we participate are highly competitive, and we may be unable to compete successfully with our current or future competitors.
We operate in a highly competitive environment and we face significant competition in securing properties on attractive lease terms, hiring and retaining qualified personnel, and attracting guests. We compete to secure long-term leases for properties in neighborhoods that are highly desirable for business and leisure travelers and which offer leasing economics that work within our business model. The supply of available properties and the leasing terms therefor can fluctuate materially and we are in regular competition with a growing number of leisure and business travel services to secure these properties. We compete to attract, engage, and retain guests at our properties. Guests have a range of options to find and book spaces, hotel rooms, serviced apartments, and other accommodations and experiences, both online and offline. We compete for guests based on many factors, including unique inventory and availability of listings, the value and all-in cost of our offerings relative to other options, our brand, ease of use of our platform, the third-party platforms through which are properties may be booked, the relevance and personalization of search results, the trust and safety of our properties and platforms, and community support. We compete to hire and retain qualified personnel in the numerous cities in which we operate. Competition for all levels of employees has become increasingly tight and the effort and expense involved in attracting and retaining employees is likely to increase.
We face competition from companies similar to ours, such as Sonder, Kasa, The Guild, and Frontdesk, among numerous other established and emerging companies. We believe that our competitors also include traditional hotels, such as Marriott and Hilton, vacation rental platforms, such as Airbnb and VRBO, and vacation platforms such as Booking Holdings (including the brands Booking.com, KAYAK, Priceline.com, and Agoda.com), Expedia Group (including the brands Expedia, VRBO, HomeAway, Hotels.com, Orbitz, and Travelocity), and Trip.com Group. As we seek to drive consumers directly to our own booking platforms, we also will face competition from Internet search engines, such as Google, including its travel search products, Baidu, and other regional search engines.
Our competitors utilize similar aspects of our business model, which could affect our ability to differentiate our offerings from competitors. Increased competition could result in reduced demand for our properties from guests, slow our growth, and materially adversely affect our business, results of operations, and financial condition. Many of our current and potential competitors enjoy substantial competitive advantages over us, such as greater name and brand recognition, longer operating histories, larger marketing budgets, and loyalty programs, as well as substantially greater financial, technical, and other resources. In addition, our current or potential competitors have access to larger user bases and/or inventory for accommodations, and may provide multiple travel products, including flights. As a result, our competitors may be able to provide consumers with a better or more complete product experience and respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or guest requirements or preferences.

Unfavorable changes in, or interpretations of, government regulations of the evolving vacation rental industry could harm our operating results.
Our growing portfolio of accommodation units are comprised of leased units in multi-family dwellings and, increasingly, units in entire hotels we lease on a long-term basis. In many cases, the multi-family dwellings are located in residentially zoned areas of our operating cities. Our hotel units are located in commercially zoned areas. In many cases, the cities in which we operate have evolving regulations that limit or prohibit the short-stay rental of units located in residential communities; these municipalities often require short-stay rentals in residential areas to be for a minimum of 30 days. Conversely, hotel units enjoy the benefits of commercial zoning, allowing for short-stay rentals of any length, even as a short as one day. An integral part of our growth strategy is to increase the number of hotel units comprising our total accommodation unit portfolio. As commercially zoned buildings are not subject to local short-stay length regulation, as we increase our hotel-based units, we will be able to offer a larger portion of our accommodation portfolio with maximum flexibility in terms of stay length and more readily ensure compliance of our total units portfolio with any regulations applicable to residential area accommodations. As of June 30, 2022, approximately 10% of our accommodation units are subject to short-stay minimum requirements, while approximately 90% are not. We cannot be certain, however, that we will be able to continue to increase the percentage of hotel rooms comprising our total portfolio. Accommodation units that are located in residential areas will remain subject to the regulations applicable to buildings in these areas and we will need to ensure compliance with all applicable regulations. While our booking platforms are programmed with the type of location of the units being marketed (i.e., residential area or commercial area), and designed to prohibit stay lengths that violate applicable regulations, we cannot be certain that errors will not occur or that zoning changes will not occur ahead of our ability to properly re-identify such units in the programming of our platforms. In the event we breach regulations applicable to our operations with respect to a property, including length-of-stay regulations, typically applicable to accommodation units offered in residentially zone areas, we could face fines from local and state regulatory agencies, and could also be found in breach of the applicable lease, providing the landlord grounds for termination.
We operate in jurisdictions which have various regulatory requirements that can affect our operations or regulate the rental activity of property owners and managers. Since we began our operations in 2017, there have been, and continue to be, regulatory developments that affect the short stay rental industry and the ability of companies to list those rentals online. As noted, some municipalities have adopted ordinances that limit the ability of property owners to rent properties in residentially zoned area for fewer than 30 consecutive days and other cities have introduced or may introduce similar regulations. Some cities also have fair housing or other laws governing the way properties may be rented, which they assert apply to short stay and vacation rentals. Many homeowners, condominium and neighborhood associations have adopted rules that prohibit or restrict short-term rentals. These and other similar developments could reduce our ability to operate our business as intended. In some cities, we operate portfolios of hotel rooms under applicable commercial zoning and hotel regulations, which allow us to offer overnight rentals and rentals shorter than 30 days. These rules may also change over time to limit our ability to do so.
Cities, such as New York City, have been diligent in the implementation and enforcement of short-stay rental regulations to ensure the safety of its residential communities and housing availability and affordability. Although our lease terms with landlords typically provide that ownership of, and responsibility for, the properties remains with the landlords, we generally are obligated to indemnify landlords for any violations that may be caused by our activities or those of our guests. This would include any commercial activity deemed in violation of existing or future zoning laws, buildings codes, housing maintenance codes, multiple dwelling laws, and administrative codes, as well as any specific laws, regulations or prohibitions relating to length of rental or number of concurrent guests in a unit. In the past, we have been required to indemnify against or pay directly civil penalties with respect to units that allegedly violated such rules and regulations and have also, from time to time, ended our leasing of certain units in order to come into compliance with applicable law. From time to time we have allowed guests to rent with an understanding that they intended to vacate the property in less than 30 days, and our leases allowed them to terminate on the exit date with no further financial penalties to such guests. From time to time, we have also been subject to fines with respect to guest stays in excess of 30 days, and were required to challenge such fines. It is possible that we will be subject to more material actions by state and city agencies from time to time. Although, to date, we have not been a party to any such material actions, companies such as Airbnb have been involved in lawsuits with

New York City with respect to sub 30-day rental units offered through their platform and their data and record keeping relating to the hosts of the properties made available through their platform. We expect to be subject to actions, penalties and information requests from time to time in jurisdictions in which we operate, such as New York City. Fines, damages and costs of any such actions could be material and we cannot be sure that our operating flexibility will allow us to promptly replace any units we surrender to comply with any requirements with units that meet such requirements.
Compliance with laws and regulations of different jurisdictions imposing different standards and requirements is very burdensome for businesses like ours. Our business efficiencies and economies of scale depend on generally uniform treatment of owners, managers and travelers across all jurisdictions in which we operate. Compliance requirements that vary significantly from jurisdiction to jurisdiction impose an added cost to our business and increased liability for compliance deficiencies. In addition, laws or regulations that could harm our business could be adopted, or reinterpreted in a manner that affects our activities, by the U.S. government, state governments, and regulatory agencies or by foreign governments or agencies, including but not limited to the regulation of personal and consumer information and real estate licensing requirements. Violations or new interpretations of these laws or regulations may result in penalties, negatively impact our operations and damage our reputation and business. It may be difficult or impossible for us to investigate or evaluate laws or regulations in all cities, countries, and regions. The application of existing laws and regulations to our business and lease properties can be unclear and may be difficult for us to understand and apply such governance. Even as we take measures to rely more heavily on commercially zoned units, and to comply with regulation in the residentially areas zoned where we operate, such regulation is subject to change, as governments or government agencies seek to apply legacy systems of laws or adopt new laws to new online business models in the travel and accommodations industries, including ours. Uncertain and unclear application of such laws and regulations to our activity and our properties and business could reduce supply and demand for our accommodations offerings and services, increase the costs of compliance with such laws and regulations, and increase the threat of litigation or enforcement actions related to our business, any or all of which would materially adversely affect our business, results of operations, and financial condition.
From time to time our units have been occupied by person that unlawfully overstay their lease or otherwise occupy such units illegally, making these units unrentable during such occupancy and forcing us to incur significant expense as we seek legal remedies to take possession of the units.
In 2020, in addition to travel related restrictions and shutdowns, as a protective measure for renters facing hardship during the COVID-19 pandemic, New York City implemented unprecedented eviction moratoriums. As a result, we have experienced, and continue to experience, violations of short-term rental regulations caused by subtenants who illegally occupy some of our units beyond their rental term (i.e., “squatters”), and, in some cases, illegally “sublease” our units to others. In these circumstances, we take legal measures to reclaim our units, including filing lawsuits seeking orders of removal, and notifying the applicable authorities. Given existing state and local government policy, as well as pandemic-affected resource limitations within the courts, to date we have received limited relief. Illegal tenants continue to occupy several units in our New York City portfolio which, in turn, has led to such properties’ landlords incurring fines with the New York’s Department of Buildings (DOB) and the New York’s Office of Special Enforcement (OSE), which regulates short-term rentals. We have been unable to utilize these units in our operations and have not generated any revenues from these units while “squatters” continue to occupy our units (and this is reflected in our financial statements included in this prospectus for the relevant periods). It is possible that we could be held liable for the actions and activities of these illegal tenants. We continue to pursue legal options to have these “squatters” evicted.
Uncertainty in the application of taxes to our business could increase our tax liabilities and may discourage property owners from leasing to us or guests form staying at our accommodation offerings.
We are subject to a variety of taxes and tax collection obligations in the United States (federal, state, and local) and, as if we expand internationally as intended, we will become subject to such obligations in numerous foreign jurisdictions. A number of jurisdictions have proposed or implemented new tax laws or interpreted existing laws to explicitly apply various taxes to businesses in the short stay rental industry. Laws and regulations relating to taxes as applied to our business, vary greatly among jurisdictions, and it is difficult or impossible to predict how such laws and regulations will be applied. The application of indirect taxes, such as lodging taxes, hotel, sales and use tax, privilege taxes, excise taxes, VAT, goods and services tax, harmonized sales taxes, business tax, and gross receipt taxes (together, “indirect taxes”) to e-commerce activities such as ours and to our guests is a complex and evolving issue. Some of such tax laws or regulations hold us responsible for the reporting, collection, and payment of such taxes, and such laws could be applied to us for transactions conducted in the past as well as transactions in the future. Many of the statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. New or revised foreign, federal, state, or local tax regulations may subject our business to additional indirect, income, and other taxes, and depending upon the jurisdiction could subject us to significant monetary penalties and fines for non-payment of taxes. An increasing number of jurisdictions are also considering adopting or have adopted laws or administrative practices that impose new tax measures, including digital platform revenue-based taxes, targeting online sharing platforms and online marketplaces, and new obligations to collect income taxes, sales, consumption, value added, or other taxes on digital platforms. We may recognize additional tax expenses and be subject to additional tax liabilities, and our business, results of operations, and financial condition could be materially adversely affected by additional taxes of this nature or additional taxes or penalties resulting from our failure to comply with any reporting, collection, and payment obligations. We accrue a reserve for such taxes when the likelihood is probable that such taxes apply to us, and upon examination or audit, such reserves may be insufficient. New or revised taxes and, in particular, the taxes described above and similar taxes would likely increase the price paid by guests, our lease costs and other costs of doing business, discourage property owners from leasing to us and guests from renting our accommodation offerings , and lead to a decline in revenue, and materially adversely affect our business, results of operations, and financial condition.
We failed to collect and remit certain state and local taxes and will be required to pay same, together with interest and penalties.
As part of our compliance review, we determined that certain state and local tax payments for short-term stays below prescribed tax regulation cutoffs had not been properly collected and applied, either directly by us or the platforms through which customers reservation and payments are made. We have reserved $866,409 to cover such payments on our financial statements for the six-month period ended June 30, 2022. We have taken action that we believe will prevent reoccurrence of this in the future.
Our quarterly financial results are subject to fluctuations. As a result, we could fail to meet or exceed our projections or the expectations of analysts or investors, which could cause our stock price to decline.
Our revenue, expenses, operating results and cash flows have fluctuated from quarter to quarter in the past and are likely to continue to do so in the future. These fluctuations are due to, or may result from, many factors, some of which are outside of our control and many of which are difficult to predict, including:
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changes in cash flow due to the seasonal nature of our listing renewals and new property acquisitions;

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changes by major online search engine companies in their search algorithms, our ability to adapt to these changes and the increased costs of adapting to these changes, which could cause us to spend more on marketing or cause our offerings to cease appearing in natural search results completely;

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advertising costs for paid search keywords that we deem relevant to our business and the success and costs of our broad reach and online advertising and marketing initiatives;

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costs related to acquisitions or licensing of, or investments in, products, services, technologies or other businesses and our ability to successfully integrate and manage these acquisitions;

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the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure;

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the timing of revenue and expenses related to the development or acquisition and integration of technologies, products or businesses;

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the timing and success of changes in our pricing or services;

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the introduction and performance of new products or services;

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the introduction of new products or services by our competitors;

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our ability to keep our websites operating without technical difficulties or service interruptions;

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declines or disruptions in the travel industry, particularly in regions where we generate substantial revenue;

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economic instability and fluctuations in exchange rates;

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changes in the timing of holidays or other vacation events;

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new accounting pronouncements and changes in accounting standards or practices, particularly any affecting the recognition of listing revenue or accounting for mergers and acquisitions; and

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new laws or regulations, or new interpretations of or changes in existing laws or regulations, that harm our business models or restrict the Internet, e-commerce, online payments, or online communications.

Fluctuations in our quarterly operating results may, particularly if unforeseen, cause us to miss any projections we may have provided or may lead analysts or investors to change their long-term models for valuing our common stock. In addition, such fluctuations may cause us to face short-term liquidity issues, impact our ability to retain or attract key personnel or cause other unanticipated issues. Any of these effects could cause our stock price to decline. As a result of the potential variations in our quarterly revenue and operating results, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful and the results of any one quarter should not be relied upon as an indication of future performance.
Maintaining and enhancing our brand and reputation is critical to our growth, and negative publicity could damage our brand and thereby harm our ability to compete effectively, and could materially adversely affect our business, results of operations, and financial condition.
Our brand and our reputation are among our most important assets. Maintaining and enhancing our brand and reputation are critical to our ability to attract property owners, guests, and employees, to compete effectively, to preserve and deepen the engagement of our existing guests and employees, to maintain and improve our standing in the communities where we operate, including our standing with community leaders and regulatory bodies, and to mitigate legislative or regulatory scrutiny, litigation, and government investigations. We are heavily dependent on the perceptions of our guests to help make word-of-mouth recommendations that contribute to our growth. Any incident, whether actual or rumored to have occurred, involving the safety or security of our properties, guests, or other members of the public, fraudulent transactions, or incidents that are mistakenly attributed to us, and any media coverage resulting therefrom, could create a negative public perception of our business, which would adversely impact our ability to secure property leases and attract guests. Any resulting damage to our brand or reputation could materially adversely affect our business, results of operations, and financial condition.
The actions of property owners or guests are often not within our control and may undermine the safety or the public perception of the safety of our properties.
While we have systems in place to do general reviews our property owners and guests, we cannot be certain that any such persons will not commit actions that can cause harm or negative publicity. Although our properties are fully supervised by our employees, we cannot directly control the actions of the property owners from which we lease our accommodation units or the guests that stay there. Malevolent, negligent or criminal actions by property owners or guests could cause harm to other guests, our employees and our properties. Any perception that our properties are not safe could materially harm our reputation and ability to attract guests and create repeat business. Our identity verification processes rely on, among other things, information provided by property owners and guests, and our ability to validate that information and the effectiveness of third-party service providers that support our verification processes may be limited. In addition, we do not currently and may not in the future require users to re-verify their identity following their successful completion of the initial verification process. Certain verification processes, including legacy verification processes on which we previously relied, may be less reliable than others. There can be no assurances that these measures we take can or will significantly reduce harmful activity at our properties. In the event of adverse actions occurring at one of our properties, we could face civil claims and regulatory or other investigations. While we recognize that we need to continue to build trust and invest in innovations that will support trust when it comes to our policies and procedures to protect our guests and properties, and the communities in which we operate, we may not be successful in doing so.
We rely on numerous third parties for integral parts of our operations and any inability to maintain or replace these third party providers or transition these services to our own internal operations on economically reasonable terms could have an adverse effect on our operations.
We provide accommodations that we lease from third-party property owners and, in addition to our own employees, utilize third-party services for the cleaning and maintenance of these properties. In addition to our own booking website, we utilize third-party online portals for guest booking and reservation. We also use third-party security systems, property monitoring systems and data analytic software services in addition to our own data analysis processing and software. We use both internally developed systems and third-party systems for our operations, including transaction and payment processing, and financial and accounting systems. Any inability to maintain our relationships with these service providers on economically reasonable terms, or any inability by these service providers to provide their services to us at a level that is commercially reasonable and dependable could have an adverse effect on our operations. As we grow, we will likely increase our internal capabilities and decrease our reliance on third-party suppliers, but we may not be successful in this regard. As we grow our business, we will need to significantly upgrade and expand our transaction and payment processing systems, financial and accounting systems, and other infrastructure. We may not be able to upgrade our systems and infrastructure to accommodate such growth in a timely manner, and depending on the systems affected, our transaction and payment processing, and financial and accounting systems could be impacted for a meaningful amount of time, which could materially adversely affect our business, results of operations, and financial condition.
Our business also depends on the performance and reliability of the Internet, mobile, telecommunications network operators, and other infrastructures that are not under our control. As consumers increasingly turn to mobile devices, we also become dependent on consumers’ access to the Internet through mobile carriers and their systems. Disruptions in Internet access, whether generally, in a specific region or otherwise, could materially adversely affect our business, results of operations, and financial condition.
In June 2022, we migrated our main property management system (PMS) from Hostfully to HostAway. During a 72-hour period following the transition to our new technology platform, technical difficulties resulted in certain double bookings. The vast majority of these double booking reservations were not charged and we worked with third-party marketing and reservation channels to relocate and refund any adversely effected guests. Any similar future events could be more severe and could have an adverse impact on our operations, reputation and financial results.
We do not control the operation, physical security, or data security of any of our third-party providers. Despite our efforts to use commercially reasonable diligence in the selection and retention of such third-party providers, such efforts may be insufficient or inadequate to prevent or remediate such risks. Our third-party providers, including our cloud computing providers and our payment processing partners, may be subject to intrusions, computer viruses, denial-of-service attacks, sabotage, acts of vandalism, acts of terrorism, and other misconduct. They are vulnerable to damage or interruption from power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, and similar events, and they may be subject to financial, legal, regulatory, and labor issues, each of which may impose additional costs or requirements on us or prevent these third parties from providing services to us or our customers on our behalf. In addition, these third parties may breach their agreements with us, disagree with our interpretation of contract terms or applicable laws and regulations, refuse to continue or renew these agreements on commercially reasonable terms or at all, fail to or refuse to process transactions or provide other services adequately, take actions that degrade the functionality of our platform and services, increase prices, impose additional costs or requirements on us or our customers, or give preferential treatment to our competitors. If we are unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, we may be subject to business disruptions, losses, or costs to remediate any of these deficiencies. Our systems currently do not provide complete redundancy of data storage or processing or payment processing. Although we are in the process of developing a comprehensive business continuity and disaster recovery plans for all of our operations, there is no guarantee that such plans will be effective. The occurrence of any of the above events could result in reputational damage, legal or regulatory proceedings, or other adverse consequences, which could materially adversely affect our business, results of operations, and financial condition.

We are subject to risks associated with the employment of hospitality personnel, particularly at locations that employ unionized labor, and the use of third-party guest services contractors.
Our hospitality employees and other guest services personnel are critical to our ability to add properties, maintain our units, enhance the guest experience, and attract and retain guests. If our relationship with employees in any city or at any key property, or within our central guest services function, deteriorates for any reason, our reputation, guest relationships and results of operations may suffer, and we may incur costs to replace and retrain additional personnel or third-party contractors. As we grow, we also may face difficulty in attracting and hiring additional qualified personnel in these areas. In addition, many of the guest services representatives and housekeepers who provide services to our company and guests are employees of third-party agencies or the hotels from which we lease room portfolios on a long-term basis. We do not control such third-party agencies and accordingly, do not directly control the policies, practices or relationships between such agencies and their employees. Our business and reputation could be harmed in the event of any dispute between such agencies and their employees, of if such employees do not provide services that meet our or our guests’ standards and expectations. Labor costs (both direct and through third-party agency fees) are a significant component of our operating expenses, and any increase in the cost of wages, benefits or other employee-related costs could cause our results of operations and cash flow to be lower than anticipated. Certain cities have also adopted re-hiring ordinances and other requirements with respect to hotel and other hospitality employees, and these and other employment regulations may increase our costs and impair our operations.
Like other businesses in the hospitality industry, we may be adversely affected by organized labor activity. A portion of our employees are currently represented by labor unions and/or covered by collective bargaining agreements. Union, worker council or other organized labor activity may occur at other locations. We cannot predict the outcome of any labor-related proposal or other organized labor activity. Increased unionization of our workforce or other collective labor action, new labor legislation or changes in regulations could be costly, reduce our staffing flexibility or otherwise disrupt our operations, and reduce our profitability. From time to time, hospitality operations may be disrupted because of strikes, lockouts, public demonstrations or other negative actions and publicity involving employees and third-party contractors.
We may also incur increased legal costs and indirect labor costs because of disputes involving our workforce. The resolution of labor disputes or new or renegotiated labor contracts could lead to increased labor costs, which are a significant component of our operating costs, either by increases in wages or benefits or by changes in work rules that raise operating costs. Labor disputes and disruptions may also occur within landlords’ workforces at buildings we occupy, which could harm our guests’ experience and reduce bookings at the affected property.
We will rely increasingly on our own websites for the marketing of our properties, which marketing efforts are becoming increasingly regulated.
We will increasingly use performance marketing products offered by search engines and social media platforms to distribute paid advertisements as we seek to drive traffic to our own websites and decrease our reliance on third party booking portals. Traffic to our own websites will also come through direct or unpaid channels, which include brand marketing and search engine optimization. A critical factor in attracting guests to our accommodation offerings is how prominently listings are displayed in response to search queries for key search terms. Competitors regularly bid on the same keywords, driving up the costs of securing same. Over time, our strategy will be to build the recognition of our brand to increase its use by consumers as a search term and decrease reliance on generic search terms, thereby driving down costs in this regard. If we are not able to effectively increase our traffic growth without increases in spend on performance marketing, we may need to increase our performance marketing spend in the future, including in response to increased spend on performance marketing from our competitors, and our business, results of operations, and financial condition could be materially adversely affected.
The technology that powers performance marketing is increasingly subject to strict regulation, and as a result, our business. For example, we rely on the placement and use of “cookies” — text files stored on a user’s web browser or device — to support tailored marketing to consumers. Many countries have adopted, or are in the process of adopting, regulations governing the use of cookies and similar technologies, and individuals may be required to “opt-in” to the placement of cookies used for purposes of marketing. If regulators start to enforce the strict approach, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs, and subject us to additional liabilities. Widespread adoption of regulations that significantly restrict our ability to use performance marketing technology could adversely affect our ability to market effectively to current and prospective guests, and thus materially adversely affect our business, results of operations, and financial condition.
Our level of indebtedness could materially adversely affect our financial condition.
As of June 30, 2022, we had aggregate indebtedness of approximately $10.0 million. Our indebtedness could materially adversely affect our business by:
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increasing our vulnerability to general adverse economic and industry conditions;

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requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, product development efforts, and other general corporate purposes;

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limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

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exposing us to the risk of increased interest rates as our borrowings are, and may in the future be, at variable interest rates.

The occurrence of any one of these events could have a material adverse effect on our business, results of operations, and financial condition, and ability to satisfy our obligations under our credit agreements.
If we fail to comply with federal, state, and foreign laws relating to privacy and data protection, we may face potentially significant liability, negative publicity, an erosion of trust, and increased regulation could materially adversely affect our business, results of operations, and financial condition.
Privacy and data protection laws, rules, and regulations are complex, and their interpretation is rapidly evolving, making implementation and enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Compliance with such laws may require changes to our data collection, use, transfer, disclosure, other processing, and certain other related business practices and may thereby increase compliance costs or have other material adverse effects on our business. As part of guest registration and business processes, we collect and use personal data, such as names, dates of birth, email addresses, phone numbers, and identity verification information (for example, government issued identification or passport), as well as credit card or other financial information that guests provide to us. The laws of many states and countries require businesses that maintain such personal data to implement reasonable measures to keep such information secure and otherwise restrict the ways in which such information can be collected and used. Many of these laws impose stringent data protection requirements with significant penalties, and the risk of civil litigation, for noncompliance.
Any failure or perceived failure by us to comply with privacy and data protection policies, enforcement notices and/or assessment notices (for a compulsory audit), laws, rules, and regulations could result in proceedings or actions against us by individuals, consumer rights groups, government agencies, or others. We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, and diversion of internal resources. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our business. Further, these proceedings and any subsequent adverse outcomes may subject us to significant negative publicity, and an erosion of trust. If any of these events were to occur, our business, results of operations, and financial condition could be materially adversely affected.
If we fail to prevent data security breaches, there may be damage to our brand and reputation, material financial penalties, and legal liability, along with a decline in use of our platform, which would materially adversely affect our business, results of operations, and financial condition.
There are risks of security breaches both on and off our systems as we increase the types of technology we use to operate our business, including mobile apps and third-party payment processing providers, and as we collaborate with third parties that may need to process our guest data or have access to our infrastructure. The evolution of technology systems introduces ever more complex security risks that are difficult to predict and defend against. An increasing number of companies, including those with significant online operations, have recently disclosed breaches of their security, some of which involved sophisticated tactics and techniques allegedly attributable to criminal enterprises or nation-state actors. While we take significant measures to guard against the type of activity that can lead to data breaches, the techniques used by bad actors to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are unknown until launched against a target. As such, we may be unable to anticipate these tactics and techniques or to implement adequate preventative measures. Any circumvention of our security measures, or those of our third party service providers, could result in the misappropriation of confidential or proprietary information, interrupt our operations, result in financial loss, damage our computers or those of our guests, or otherwise cause damage to our reputation and business.
The coverage afforded under our insurance policies may be inadequate for the needs of our business or our third-party insurers may be unable or unwilling to meet our coverage requirements, which could materially adversely affect our business, results of operations, and financial condition.
We maintain insurance on our properties and operations of the types and in the amount of coverages our management determines to be prudent and necessary and are self-insured in terms that management believes presents risks that are too low to justify insurance expenditures. Our business, results of operations, and financial condition would be materially adversely affected if (i) cost per claim, premiums or the number of claims significantly exceeds our expectations; (ii) we experience a claim in excess of our coverage limits; (iii) our insurance providers become insolvent or otherwise fail to pay on our insurance claims; (iv) we experience a claim for which coverage is not provided or for which we are self-insured; or (v) the number of claims under our deductibles or self-insured retentions differs from historic averages. Premiums will likely increase over time and we may have difficulty in obtaining appropriate policy limits and levels of coverage at a reasonable cost and with reasonable terms and conditions. Our costs for obtaining these policies will continue to increase as our business grows and continues to evolve. Furthermore, as our business continues to develop and diversify, we may experience difficulty in obtaining insurance coverage for new and evolving offerings and tiers, which could require us to incur greater costs and materially adversely affect our business, results of operations, and financial condition. Additionally, if we fail to comply with insurance regulatory requirements in the regions where we operate, or other regulations governing insurance coverage, our brand, reputation, business, results of operations, and financial condition could be materially adversely affected.
If we are unable to adapt to changes in technology and the evolving demands of our guests, our business, results of operations, and financial condition could be materially adversely affected.
The industries in which we compete are characterized by rapidly changing technology, evolving industry standards, consolidation, frequent new offering announcements, introductions, and enhancements, and changing consumer demands and preferences. In 2018, we began making incremental investments in upgrading our technology platform to a service-oriented architecture, improving data management, and increasing our service reliability. Our future success will depend on our ability to adapt our platforms and services to evolving industry standards and local preferences, and to continually innovate and improve the performance, features, and reliability of our platform and services in response to competitive offerings and the evolving demands of guests. Our future success will also depend on our ability to adapt to emerging technologies such as tokenization, cryptocurrencies, new authentication technologies, such as biometrics, distributed ledger and blockchain technologies, artificial intelligence, virtual and augmented reality, and cloud technologies. As a result, we intend to continue to spend significant resources maintaining, developing, and enhancing our technologies and platform; however, these efforts may be more costly than expected and may not be successful. For example, we may not make the appropriate investments in new technologies, which could materially adversely affect our business, results of operations, and financial condition. Further, technological innovation often results in unintended consequences such as bugs, vulnerabilities, and other system failures. Any such bug, vulnerability, or failure, especially in connection with a significant technical implementation or change, could result in lost business, harm to our brand or reputation, consumer complaints, and other adverse consequences, any of which could materially adversely affect our business, results of operations, and financial condition.

We are subject to payment-related fraud and an increase in or failure to deal effectively with fraud, fraudulent activities, fictitious transactions, or illegal transactions would materially adversely affect our business, results of operations, and financial condition.
We process a significant volume and dollar value of transactions on a daily basis. If we do not fulfill our obligations to guests, there are fictitious listings or fraudulent bookings for our accommodations, or there are account takeovers, we may incur losses from claims by guests, and these losses could be substantial. Such instances have and can lead to the reversal of payments received by us for such bookings, referred to as a “chargeback.” Our ability to detect and combat fraudulent schemes, which have become increasingly common and sophisticated, could be adversely impacted by the adoption of new payment methods, the emergence and innovation of new technology platforms, including mobile and other devices, and our growth in certain regions, including in regions with a history of elevated fraudulent activity. We expect that technically knowledgeable criminals will continue to attempt to circumvent anti-fraud systems. In addition, the payment card networks have rules around acceptable chargeback ratios. If we are unable to effectively combat fictitious listings and fraudulent bookings on our platform, or there is fraud committed on a third-party booking site related to our guests or properties, combat the use of fraudulent or stolen credit cards, or otherwise maintain or lower our current levels of charge-backs, we may be subject to fines and higher transaction fees or be unable to continue to accept card payments because payment card networks have revoked our access to their networks, any of which would materially adversely impact our business, results of operations, and financial condition.
Any payments platform used by us in connection with our offerings is subject to extensive government regulation and oversight. Our failure to comply with extensive, complex, overlapping, and frequently changing laws, rules, regulations, policies, legal interpretations, and regulatory guidance could materially adversely affect our business, results of operations, and financial condition.
Payment platforms are subject to various laws, rules, regulations, policies, legal interpretations, and regulatory guidance, including those governing: cross-border and domestic money transmission and funds transfers; stored value and prepaid access; foreign exchange; privacy, data protection, and cybersecurity; banking secrecy; payment services (including payment processing and settlement services); consumer protection; economic and trade sanctions; anti-corruption and anti-bribery; and anti-money laundering and counter-terrorist financing. As we expand our operations and migrate guests to our own booking platforms, we will become increasingly subject to these laws and regulations. In addition, because we facilitate bookings through third-party payment processors worldwide, one or more jurisdictions may claim that we or our customers are required to comply with their laws. Laws regulating payments platform outside of the United States often impose different, more specific, or even conflicting obligations on the operators thereof, as well as broader liability. For example, certain transactions that may be permissible in a local jurisdiction may be prohibited by regulations of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or U.S. anti-money laundering or counter-terrorist financing regulations. Any failure or perceived failure to comply with existing or new laws and regulations, including the ones described in this risk factor, or orders of any governmental authority, including changes to or expansion of their interpretations, may subject our services providers and possibly us to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, enforcement actions in one or more jurisdictions, result in additional compliance and licensure requirements, and increased regulatory scrutiny of our business.
We are subject to payment network rules and any material modification of our payment card acceptance privileges could have a material adverse effect on our business, results of operations, and financial condition.
The loss of our credit and debit card acceptance privileges or the significant modification of the terms under which we obtain card acceptance privileges would significantly limit our business model since a vast majority of our guests pay using credit or debit cards. We are required by our payment processors to comply with payment card network operating rules, including the Payment Card Industry Data Security Standards (the “PCI DSS”). Under the PCI DSS, we are required to adopt and implement internal controls over the use, storage, and transmission of card data to help prevent credit card fraud. If we fail to comply with the rules and regulations adopted by the payment card networks, including the PCI DSS, we would be in breach of our contractual obligations to payment processors and merchant banks. Such failure to comply may damage our relationship with payment card networks, subject us to restrictions, fines, penalties, damages, and civil liability, and could eventually prevent us from processing or accepting payment cards, which would have a material adverse effect on our business, results of operations, and financial condition.
We rely on third-party payment service providers to process payments made by guests. If these third-party payment service providers become unavailable or we are subject to increased fees, our business, results of operations, and financial condition could be materially adversely affected.
We rely on a number of third-party payment service providers, including payment card networks, banks, payment processors, and payment gateways, to link us to payment card and bank clearing networks to process payments made by our guests. We have agreements with these providers, some of whom are the sole providers of their particular service. If these companies become unwilling or unable to provide these services to us on acceptable terms or at all, our business may be disrupted, we would need to find an alternate payment service provider, and we may not be able to secure similar terms or replace such payment service provider in an acceptable time frame. If we are forced to migrate to other third-party payment service providers for any reason, the transition would require significant time and management resources, and may not be as effective, efficient, or well-received by our guests. Any of the foregoing could cause us to incur significant losses, which could materially adversely affect our business, results of operations, and financial condition.
In March 2022, as a result of a significant increase in processing volumes, some of our credit card processors put the Company on credit review. As a result of this review, we were required to immediately increase our reserves at these processors. As a result of this requirement, our working capital (less reserved cash for letters of credit and credit card processors) declined.
The failure to successfully execute and integrate acquisitions could materially adversely affect our business, results of operations, and financial condition.
As part of our growth strategy we may acquire other companies or portfolios of accommodation assets from time to time. We may expend significant cash or incur substantial debt to finance such acquisitions, which indebtedness could result in restrictions on our business and significant use of available cash to make payments of interest and principal. In addition, we may finance acquisitions by issuing equity or convertible debt securities, which could result in further dilution to our existing stockholders. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions successfully, our business, results of operations, and financial condition could be materially adversely affected.
In addition, we may not be successful in integrating acquisitions or the businesses we acquire may not perform as well as we expect. While our acquisitions to date have not caused major disruptions in our business, any future failure to manage and successfully integrate acquired businesses could materially adversely affect our business, results of operations, and financial condition. Acquisitions involve numerous risks, including the following:
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difficulties in integrating and managing the combined operations, technology platforms, or offerings of the acquired companies and realizing the anticipated economic, operational, and other benefits in a timely manner, which could result in substantial costs and delays, and failure to execute on the intended strategy and synergies;

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failure of the acquired businesses to achieve anticipated revenue, earnings, or cash flow;

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diversion of management’s attention or other resources from our existing business;

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our inability to maintain the key customers, business relationships, suppliers, and brand potential of acquired businesses;

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uncertainty of entry into businesses or geographies in which we have limited or no prior experience or in which competitors have stronger positions;

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unanticipated costs associated with pursuing acquisitions or greater than expected costs in integrating the acquired businesses;

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responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, such as liabilities arising out of the failure to maintain effective data protection and privacy controls, and liabilities arising out of the failure to comply with applicable laws and regulations, including tax laws;
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difficulties in or costs associated with assigning or transferring to us or our subsidiaries the acquired companies’ intellectual property or its licenses to third-party intellectual property;

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inability to maintain our culture and values, ethical standards, controls, procedures, and policies;

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challenges in integrating the workforce of acquired companies and the potential loss of key employees of the acquired companies;

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challenges in integrating and auditing the financial statements of acquired companies that have not historically prepared financial statements in accordance with GAAP; and

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potential accounting charges to the extent goodwill and intangible assets recorded in connection with an acquisition, such as trademarks, customer relationships, or intellectual property, are later determined to be impaired and written down in value.

If we do not adequately protect our intellectual property and our data, our business, results of operations, and financial condition could be materially adversely affected.
We hold certain intellectual property rights related to our brand and certain content and design elements of our business, including big data analytics and related algorithms. We rely on a combination of trademark and trade secret laws, international treaties, our terms of service, other contractual provisions, user policies, restrictions on disclosure, technological measures, and confidentiality and inventions assignment agreements with our employees and consultants to protect our intellectual property assets from infringement and misappropriation. Effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. There can be no assurance that others will not offer technologies, products, services, features, or concepts that are substantially similar to ours and compete with our business, or copy or otherwise obtain, disclose and/or use our brand, content, design elements, creative, editorial, and entertainment assets, or other proprietary information without authorization. Our intellectual property assets and rights are essential to our business. If the protection of our proprietary rights and data is inadequate to prevent unauthorized use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our technologies, offerings, or features or methods of operations. Even if we do detect violations or misappropriations and decide to enforce our rights, litigation may be necessary to enforce our rights, and any enforcement efforts we undertake could be time-consuming and expensive, could divert our management’s attention, and may result in a court determining that certain of our intellectual property rights are unenforceable. If we fail to protect our intellectual property and data in a cost-effective and meaningful manner, our competitive standing could be harmed; our guests, other consumers, and corporate and community partners could devalue the content of our platform; and our brand, reputation, business, results of operations, and financial condition could be materially adversely affected.
As we expand our operations to locations outside of the United States, we will become subject additional risks.
We intend to grow our operations in part by expanding our operations in a number of jurisdictions outside of the United States. Laws and business practices that favor local competitors or prohibit or limit foreign ownership of certain businesses, or our failure to adapt our practices, systems, processes, and business models effectively to the traveler and supplier preferences (as well as the regulatory and tax landscapes) of each country into which we expand, could slow our growth, or prevent our ability to compete effectively in certain markets. For example, to compete in certain international markets we may have to adopt locally preferred payment methods, which could increase our costs and instances of fraud. In addition to the other risks described in this prospectus, our company’s international operations would be subject to numerous other risks, including:
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Exposure to local economic or political instability and threatened or actual acts of terrorism;

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Compliance with U.S. and non-U.S. regulatory laws and requirements relating to anti-corruption, antitrust or competition, economic sanctions, data content and privacy, consumer protection, employment and labor laws, health and safety, information reporting and advertising and promotions;

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Weaker enforcement of our company’s contractual and intellectual property rights;

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Lower levels of credit card usage and increased payment and fraud risk;

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Longer payment cycles, and difficulties in collecting accounts receivable;

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Preferences by local populations for local providers;

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Restrictions on, or adverse tax and other consequences related to the repatriation of cash, the withdrawal of non-U.S. investments, cash balances and earnings, as well as restrictions on our company’s ability to invest in our company’s operations in certain countries;

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Changes to trade policy or agreements that limit our company’s ability to offer, or adversely affect demand for, our company’s products and services;

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Our company’s ability to support technologies or marketing channels that may be prevalent in a particular international market and used by local competitors, but are not scalable for an international company offering services in many markets around the world; and

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Uncertainty regarding liability for services and content, including uncertainty as a result of local laws and lack of precedent.

Our chief executive officer entered into an offer of settlement with the Securities and Exchange Commission in connection with his role in another public company.
Brian Ferdinand, our chief executive officer, entered into an Offer of Settlement with the Securities and Exchange Commission on April 22, 2020, in connection with allegations that he, as a board member of Liquid Holdings Group Inc., (a) reviewed a Form 10-Q and signed a Form 10-K for the fiscal year 2013 that failed to disclose material facts of Liquid’s reliance on a related party entity (a principal customer of Liquid and a company of which Mr. Ferdinand was an owner), and from which Liquid received material subscription fees, and (b) failed to file required Forms 4 and amendments to Schedule 13D to reflect material. changes to his ownership in Liquid’s shares of common stock, causing Liquid to violate Section 13(a), 13(d)(2) and 16(a) of the Exchange Act and related rules thereof. Mr. Ferdinand consented, without admitting or denying any findings, to a cease and desist order from any alleged secondary violations of Section 17(a)(2) of the Securities Act and 13(a) of the Exchange Act, which are non-scienter provisions in which negligence is sufficient to establish liability for causing a primary violation; and Section 13(d)(2) and Section 16(a) of the Exchange Act, which are personal security reporting provisions under which strict liability is sufficient to establish a violation. As a result of the settlement, Mr. Ferdinand was also required to pay a fine of $115,000.
Risks Related to Being a Public Company
The management team of our company has limited experience managing a public company.
We completed our IPO in August 2022. Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. If our company’s management team is unable to efficiently manage our transition to being a public company and comply with the attendant regulatory oversight and reporting obligations under the federal securities laws, it could adversely affect our company’s businesses, results of operations and financial condition.
The requirements of being a public company may strain our company’s resources and distract its management, which could make it difficult to manage its businesses.
As a public company our company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the Sarbanes-Oxley Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations significantly increases our historical legal and accounting costs, making some of our company’s activities more difficult, time-consuming, or costly, and increasing demand on our company’s systems and resources. The Exchange Act requires that our company file annual, quarterly, and current reports with respect to our businesses, financial condition, and results of operations. In addition, our company is continuing to establish and strengthen the corporate infrastructure necessary for operating as a public company, which may divert its management’s attention from implementing our company’s growth strategy, which could delay or slow the implementation of our company’s business strategies, and in turn negatively impact our company’s financial condition and results of operations.
During our operations prior to our IPO as a private company our internal controls over financial reporting had historically had material weaknesses, and as a public company going forward, may not be effective, and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our company’s businesses and reputation.
As a public company, our company is required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require the management of a public company to certify financial and other information in our company’s quarterly and annual reports. In addition, the management of our company is required to conduct an annual assessment and provide an annual management report on the effectiveness of our company’s controls over financial reporting and disclose any material weaknesses in such controls. However, for as long as our company is an “emerging growth company” under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of our company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. Our company could remain an emerging growth company for up to five years. After the date our company is no longer an “emerging growth company,” its independent registered public accounting firm will only be required to attest to the effectiveness of its internal controls over financial reporting depending on its market capitalization. Even if management concludes that our company’s internal controls over financial reporting are effective, its independent registered public accounting firm may still decline to attest to management’s assessment, or may issue a report that is qualified if it is not satisfied with our company’s controls or the level at which its controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from our auditors. In addition, in connection with the implementation of the necessary procedures and practices related to internal controls over financial reporting, our company may identify deficiencies that it may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could impair our company’s ability to grow its revenue, cause investors to lose confidence in the accuracy and completeness of our company’s financial reports, and other information, which may have a negative effect on the trading price of its common stock.
Prior to our recent IPO, we operated as a private, closely held company that was funded primarily by our principals with no third-party investment. As a private company we did not undertake annual audits of our financial statements in the ordinary course, and have not been subject to the rules and regulations that now apply to us following consummation of our IPO, including those relating to internal controls and periodic reporting. In connection with the recent audits of our financial statements, we have identified material weaknesses in our internal control over financial reporting with respect to our periodic and annual financial close processes. As historically constituted, our human resources, processes and systems did not enable us to produce accurate financial statements on a timely basis. While we deem this type of material weakness typical in a closely held, private company, in preparation of becoming a public company, we implemented a remediation plan which included the hiring of additional, qualified financial and accounting personnel, and engagement of specialized external resources, including the outsourcing of a portion of our accounting department functions to a qualified accounting firm. Additionally, we have formed an audit committee of independent directors in connection with our IPO. Our remediation plan also included adopting other entity-level controls, properly segregating duties among appropriate personnel, education and training of applicable management and financial personnel, and improvements in the process and system used to monitor and track the effectiveness of underlying business process controls.
If our company fails to maintain effective internal controls over financial reporting, its ability to produce timely and accurate financial information or comply with Section 404 of the Sarbanes-Oxley Act of 2002 could be impaired, which could have a material adverse effect on our company’s businesses and stock price.
To maintain and improve the effectiveness of our company’s (i) disclosure controls and procedures, and its (ii) internal control over financial reporting, our company has expended significant resources, including accounting-related costs and significant management oversight. We anticipate that the requirements of these rules and regulations will continue to increase our company’s legal, accounting and financial compliance costs, cause the performance of some activities more difficult, time consuming and costly, and place significant strain on our company’s personnel, systems and resources. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our company’s operating results or cause it to fail to meet its reporting obligations under the Exchange Act. The failure to develop or maintain effective internal controls over financial reporting can result in a restatement of our company’s financial statements for prior periods and could subject our company to investigations by the SEC and/or other regulatory scrutiny and sanctions. Any failure to implement and maintain effective internal control over financial reporting could adversely affect the results of management evaluations, and in turn, the audits of our company’s internal control over financial reporting that its independent public accounting firm is required to include in our company’s periodic reports filed with the SEC. In addition, if our company is unable to continue to meet these requirements, our company may be unable to remain listed on Nasdaq.
If securities or industry analysts do not publish or cease publishing research or reports about our company, its businesses, or its market, or if they adversely change their recommendations regarding our company’s shares, or if our company’s results of operations do not meet their expectations, our company’s share prices and trading volume could decline.
The trading market for our common stock may be influenced by the research and reports that industry or securities analysts publish about our company, businesses, market and competitors. Our company does not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading prices and trading volumes of our securities would likely be negatively impacted. In the event analysts initiate coverage, and one or more of these analysts cease coverage of our company or fail to publish reports on our company regularly, our company could lose visibility in the financial markets, which in turn could cause share prices or trading volume to decline. If one or more of the analysts who may cover our company were to downgrade our company’s stock or provide more favorable relative recommendations about our competitors, or if our results of operations do not meet their expectations, the prices or trading volumes of our shares would likely decline.
Our company’s certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between our company and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with our company or its directors, officers, or employees.
Our certificate of incorporation provides that, unless our company consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (a) derivative actions or proceedings brought on our company’s behalf, (b) actions asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, employees or agents or its stockholders, (c) any action asserting a claim against our company’s or any director or officer arising pursuant to any provision of the DGCL, (d) any action to interpret, apply, enforce or determine the validity of our company’s certificate of incorporation or bylaws, or (e) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. A complaint asserting a cause of action under the Securities Act of 1933, as amended, may be brought in state or federal court. With respect to the Exchange Act, only claims brought derivatively under the Exchange Act would be subject to the forum selection clause described above. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our company’s certificate of incorporation and bylaws to be inapplicable or unenforceable in such action. Our board of directors believes these provisions benefit our company and stockholders by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our company’s or its directors and officers. Alternatively, if a court were to find the choice of forum provision contained in our company’s certificate of incorporation and bylaws to be inapplicable or unenforceable in an action, our company may incur additional costs associated with resolving such action in other jurisdictions, which could harm our company’s businesses, financial condition, and operating results. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived our company’s compliance with the federal securities laws and the rules and regulations thereunder.
Certain provisions in our certificate of incorporation and bylaws will limit your ability as a stockholder to influence corporate matters and could discourage others from pursuing any change of control transactions that stockholders of our company may view as beneficial.
Our certificate of incorporation and bylaws include a number of governance provisions including the following:
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a provision that eliminates the right of stockholders to call special meetings, and provides that special meetings of our stockholders may be called only by the board of directors of our company; and

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a provision that requires advance notice of stockholder nominations for the election of directors, and of stockholder proposals of other business, and that such advance notice must be given in the manner and to the extent set forth in the in our bylaws.

These and other provisions limit our stockholders’ ability to influence our company’s operations and may have the effect of discouraging others from pursuing any change of control transactions that stockholders may view as beneficial.
Our company’s ability to raise capital in the future could become impaired; and our stockholders bear the risk of our company’s future offerings reducing the market prices of our securities and dilution to such stockholders’ interests.
In the future, our company may need to raise additional funds through the issuance of new equity securities, debt, or a combination of both. However, the lapse or waiver of any lock up restrictions or any sale or perception of a possible sale by our stockholders, and any related decline in the market price of our common stock, could impair our ability to raise capital. If adequate funds are not available on acceptable terms, and our company is not able to raise additional funds through the issuance of new equity securities, we may be unable to fund our capital requirements. If our company issues new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. In addition, our stockholders will experience additional dilution when option holders exercise their right to purchase common stock under our equity incentive plans, when restricted stock awards vest and settle, when we issue equity awards to our employees under our equity incentive plans, or when we otherwise issue additional equity. Should we require additional funding, we cannot be sure that it will be available to us on reasonable terms, or at all. If we cannot raise additional funds when we need them, our ability to continue to support our business and to respond to business challenges would be significantly limited, and our business, results of operations, and financial condition would be materially adversely affected. The ability to issue securities in any future offering will also depend on market conditions and other factors beyond our control, and accordingly, we cannot predict or estimate the amount, timing, or nature of our company’s future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.
Our chairman and chief executive officer effectively controls our company.
Our chairman and chief executive officer, Brian Ferdinand, has control over the majority of the outstanding voting power as represented by our outstanding common stock. Further, our bylaws provide that any member of our board may be removed with or without cause by the majority of our outstanding voting power, thus Mr. Ferdinand exerts significant control over our board. This concentration of ownership and decision making may make it more difficult for other stockholders to effect substantial changes in our company and may also have the effect of delaying, preventing or expediting, as the case may be, a change in control of our company.
We are a “controlled company” within the meaning of the rules of Nasdaq and, as a result, will qualify for exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
Mr. Ferdinand, our Chief Executive Officer beneficially owns approximately 63.5% of the voting power of our outstanding capital stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
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the requirement that a majority of the board of directors consist of independent directors;

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the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

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the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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the requirement for an annual performance evaluation of our nominating and corporate governance and compensation committees.

We do not intend to rely on these exemptions. However, as long as we remain a “controlled company,” we may elect in the future to take advantage of any of these exemptions. As a result of any such election, our board of directors may not have a majority of independent directors, our compensation committee may not consist entirely of independent directors, and our directors may not be nominated or selected by independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
We currently do not plan to pay any dividends on our common stock.
The payment of cash dividends on our common stock in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition, as well as the limitations on dividends and distributions under any lending agreement we may enter into the future, and the laws and regulations of the State of Delaware, and will be within the discretion of our board of directors. As a result, any gain you may realize on our common stock may result solely from the appreciation of such shares.
If our shares become subject to the SEC’s penny stock rules, broker-dealers may have trouble in completing customer transactions and trading activity in our securities may be adversely affected.
If at any time our shares become subject to the “penny stock” rules promulgated under the Exchange Act our securities could be adversely affected. Typically, securities trading under a market price of $5.00 per share and that do not meet certain exceptions, such as national market listing or annual revenue criteria, are subject to the penny stock rules. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:
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make a special written suitability determination for the purchaser;

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receive the purchaser’s written agreement to the transaction prior to sale;

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provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

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obtain a signed and dated acknowledgement from the purchaser demonstrating that the purchaser has received the required risk disclosure documents before a transaction in a “penny stock” can be completed.

If our shares become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our shares may be depressed, and you may find it more difficult to sell our securities.

Nasdaq could delist our common stock from quotation on its exchange, which could limit investors’ ability to sell and purchase our shares and subject us to additional trading restrictions.
Our common stock is listed on the Nasdaq Capital Market, a national securities exchange. If our common stock is delisted from Nasdaq and not listed on another national securities exchange at any time after the date hereof, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our common stock;

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reduced liquidity with respect to our common stock;

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a determination that our common stock is “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

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a limited amount of news and analyst coverage for our company; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our 2022 Plan, our outstanding warrants, the 2022 Investor Financing Notes, or otherwise will dilute all other stockholders.
We may need to raise additional capital through equity and debt financings in order to fund our operations. If we raise capital through equity financings in the future, that will result in dilution to all other stockholders. We have granted and expect to grant in the future equity awards to employees, directors, and consultants under our 2022 Plan. We also have outstanding warrants (including the Underwriter’s Warrants issued in our IPO, the 2022 Investor Financing Warrants and the 2022 Investor Financing Agent Warrants), which shall require us to issue shares of our common stock upon exercise. Our 2022 Investor Financing Notes are convertible at the option of the holders thereof into shares of our common stock. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per-share value of our common stock to decline.
Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.
Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could materially and adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. The shares of common stock offered by the Selling Stockholders in this offering will be freely tradable, without restriction, in the public market. See the section entitled “Shares Eligible for Future Trading” for a more detailed description of the restrictions on selling shares of our common stock.
The market price of our common stock may be volatile and may decline regardless of our operating performance, and you may lose all or part of your investments.
The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
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overall performance of the equity markets and/or publicly listed technology companies;

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actual or anticipated fluctuations in our net revenue or other operating metrics;

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changes in the financial projections we provide to the public or our failure to meet these projections;

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failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

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the economy as a whole and market conditions in our industry;

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political and economic stability in countries in which we operate;

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rumors and market speculation involving us or other companies in our industry;

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announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

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new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

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lawsuits threatened or filed against us;

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recruitment or departure of key personnel;

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other events or factors, including those resulting from war, incidents of terrorism, or responses to these events; and

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the expiration of contractual lock-up or market standoff agreements.

A possible “short squeeze” due to a sudden increase in demand of our common stock that largely exceeds supply may lead to price volatility in our common stock.
Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common stock for delivery to lenders of our common stock. Those repurchases may in turn, dramatically increase the price of our common stock until investors with short exposure are able to purchase additional common stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance or prospects of our common stock and once investors purchase the shares of common stock necessary to cover their short position the price of our common stock may decline.
We may be subject to securities litigation, which is expensive and could divert our management’s attention.
The market price of our shares may be volatile, and in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

USE OF PROCEEDS
This prospectus relates to the offer and resale of up to an aggregate of 4,191,490 shares of common stock by the Selling Stockholders.
We are not selling any shares of common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholders. We may, however, receive up to $8,765,800 in aggregate gross proceeds from sales of our common stock to the Selling Stockholders upon any cash exercises of the 2022 Investor Financing Warrants and 2022 Investor Financing Agent Warrants.
We intend that any funds we receive from our sale of shares to the Selling Stockholders upon any cash exercises of the 2022 Investor Financing Warrants and 2022 Investor Financing Agent Warrants for the acquisition of leases for additional accommodation units and for our general corporate purposes. We will have broad discretion in the way that we use these proceeds.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDENDS
Market Price of Our common stock
Our common stock is listed on Nasdaq under the symbol “CHG.”
On October 26, 2022, the closing price of our common stock was $1.36. As of the date of this prospectus, there were 26,529,418 shares of our common stock outstanding, held of record by more than 20 record holders. The number of record holders of our common stock does not include the DTC participants or beneficial owners holding shares through nominee names.
Dividend Policy
We have not declared or paid any dividends on our common stock to date. We do not currently intend to pay any dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, prospects and other factors that our board of directors may deem relevant.
Securities Authorized for Issuance Under Equity Compensation Plans
There are 3,000,000 shares of our common stock reserved for issuance under our 2022 performance equity plan (the “2022 Plan”).

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital and surplus requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt, or preferred equity securities of us or our subsidiaries.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2022:
•
on an actual historical basis;

•
on a pro forma basis giving effect to each of the following transactions occurring after June 30, 2022:

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sale and issuance of $1,955,000 principal amount of 2022 First Investor Financing Notes in July 2022;

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conversion of certain outstanding debt into shares of our common stock in connection with our IPO under the terms of such debt;

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consummation of our IPO, including repayment of certain debt using the proceeds thereof;

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sale and issuance of $1,800,000 principal amount of 2022 First Investor Financing Notes in September 2022; and

•
sale and issuance of an aggregate $2,875,000 principal amount of September 2022 Investor Financing Notes in September 2022 and October 2022.

You should read this table together with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.
	As of June 30, 2022
	Actual	Pro Forma Financing	Pro Forma Debt to Equity Conversion	Pro Forma Initial Public Offering	Pro Forma Post-IPO Debt
Cash	$556	$1,700,556	$1,700,556	9,702,556	$14,002,556
Total liabilities	71,246,699	72,946,699	70,003,358	67,079,445	71,379,421
Stockholders’ equity:
Preferred stock; par value $0.00001 per share, 10,000,000 shares authorized	—	—	—	—	—
Common stock; par value $0.00001 per share, 90,000,000 shares authorized; 21,675,001; 22,730,834; 24,583,584 issued and outstanding, respectively	216	216	230	264	264
Additional paid-in capital	—	—	2,943,327	14,345,293	14,345,293
Accumulated deficit	(9,446,797)	(9,446,797)	(9,446,797)	(9,922,884)	(9,922,884)
Total stockholders’ equity	(9,446,581)	(9,446,581)	(6,503,240)	4,422,673	4,422,673
Total liabilities and stockholders’ equity	$61,800,118	$63,500,118	$63,500,118	$71,502,118	$75,802,118
Our outstanding shares do not include the shares issuable upon conversion or exercise of the notes, warrants and options detailed in the section of this prospectus entitled “Description of Capital Stock.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Note on Forward-Looking Statements.” Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
We utilize a long-term lease, asset-light business model to acquire and manage a growing portfolio of short-term rental properties in major metropolitan cities. Our future growth focuses primarily on seeking to create “win-win” opportunities for owners of dislocated hotels, including those impacted by COVID-19 travel restrictions, while providing us with favorable operating margins. We operate these properties in a cost-effective manner by leveraging technology to identify, acquire, manage, and market them in our operating cities to business and vacation travelers through dozens of third-party sales and distribution channels, and our own online portal. Guests at our properties are provided Heroic Service™ under our consumer brands, including LuxUrban. Our Heroic Service™ provides guests a hassle-free experience which exceeds their expectations with “Heroes” who respond to any issue in a timely, thoughtful, and thorough manner.
An important part of our growth strategy is to increase the percentage of our portfolio that is comprised of units located in hotels and other commercially zoned buildings. As commercially zoned buildings are not typically subject to local short-stay length regulation (e.g. New York City prohibits stays of less than 30 days in many residential areas), we will be able to offer a larger number of our units for stays as short as one day, providing us with maximum booking flexibility. Our portfolio growth strategy also includes divesting older leases for properties located in residential areas, in order to further diminish the portion of our operations that could be subject to short-stay length regulation. To this end, in late 2021, we began to wind down portions of our portfolio comprising apartments and residential area units through negotiated surrender and release agreements, while still growing our total portfolio of accommodation units.
Given the complexity of short-stay regulations in the cities in which we operate, we seek to complete the wind-down of our non-performing, residential area-located apartment inventory by the end of the third quarter of 2022. As a result of this, we have ceased operations in certain cities in which we operated during 2021 and in which we maintained principally residentially zoned accommodation units, including Ft. Lauderdale and Miami. We plan to operate and maintain our accommodation units portfolio at a ratio of between 85% to 95% of commercially zoned hotel room inventory and 5% to 15% residential area-located apartment inventory. As of the date of this prospectus, our accommodation units portfolio is comprised of over 90% hotel units located in commercially zoned areas and not subject to short-stay length regulations or contractual provisions and the balance apartment units subject to such regulations. We estimate that more than 90% of our revenues are now generated by accommodation units located in properties that are not subject to any short-stay length regulation or contractual or lease provisions. As our portfolio growth strategy involves (a) adding, almost exclusively, commercially zoned properties that are not subject to short-stay length regulations and (b) divesting older leases for residential area properties, we expect the vast majority of our revenues to be generated through properties allowing for guest stays of any length desired.
As of the date of this prospectus, we operated 1,037 accommodation units across eight cities in the United States. We also plan to launch international operations prior to the end of 2022 and are currently evaluating London and Paris for launch of our first commercial international operations.
We identify and acquire lease rights to hotels and multi-family apartments and hotels with multiple rooms (which we refer to as “units”), directly from real estate developers and property owners through multi-year leases in high-density, urban core, major metropolitan cities located in close proximity to convention centers, universities, hospitals, cultural venues, and annual events.

An integral part of our operations is to secure longer-term leases with economic terms that allow us to make a profit on each accommodations unit individually and on our portfolio of units in the aggregate at projected rental and occupancy rates. In this regard we use proprietary data analytics to select and dynamically price our accommodations offerings. We continually focus on profit margins, by both increasing revenue and minimizing costs, in order to maintain flexibility to invest in acquiring more accommodations units as they become available on attractive terms. This flexibility also enables us, we believe, to out price our competitors while providing comparable or better accommodations and experiences to our guests.
As of the date of this prospectus, we operated in eight cities:
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Boston;

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Denver;

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Los Angeles;

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Miami Beach;

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New York;

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Seattle;

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New Orleans;

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Washington, D.C.

We utilize our own and third-party technology across the spectrum of our operations and the guest experience, including
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Our proprietary data analytics for property selection;

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Our proprietary data systems for revenue management and dynamic pricing;

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global sales distribution across dozens of direct-to-consumer and B2B third-party sales pipelines;

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third-party AI guest background and security screening and verification; and

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integrated proprietary and third-party technologies to manage our operations remotely, including internal employee communications, property surveillance and analysis.

Key Drivers
Supply Growth
A key driver of our expected revenue growth will be our ability to continue signing leases for hotel properties on compelling commercial terms. In late 2020 and early 2021, we sought to take advantage of the supply glut of short-stay accommodations presented by the Covid-19 pandemic to rapidly grow our portfolio. As 2021 progressed and the country began to emerge from the pandemic, we sought to bring newly acquired units “online” to scale our business in an environment of rising occupancy rates and ADR, which ensured added units would be accretive to growth from the start. As part of our growth strategy, we will continue to seek additional leases for units to increase our portfolio.
Guest Attraction
Another key driver of our expected revenue growth is our ability to continue attracting new guests through various channels. We source demand from a variety of channels, including Online Travel Agencies (“OTAs”), such as Booking.com, Expedia, and Airbnb, as well as directly through our own booking sites and LuxUrban app. Bookings made through OTAs incur channel fees, requiring us to pay a certain percentage of the revenue booked on the OTA in order to compensate the OTA for its listing services. In general, direct bookings are more financially advantageous to us as they do not incur channel fees.
Service
Our “Hero Division” is our primary service component, which is operated in a service-oriented, guest-centric, manner with each team member trained, and expected to adhere to the provision of high-quality guest experiences.

Operational Efficiency
We maximize operational efficiency by maintaining only a nominal physical headquarters and leveraging technology to oversee and communicate with our property-based team members (Heroes). Each is supported by the entire organization and given authority to act as a host/concierge to provide exceptional experiences for our guests. Each of Our Heroes act as resident manager to protect and maintain value for our property owners, and as a business development representative to identify ways to increase profit margins for our company. While our units which are distributed across the United States, within each city, they are clustered in close proximity to one another to enhance and expedite effective execution of ground operations.
Pricing
To compete with other providers and attract guests, we must provide our accommodations at pricing points that are perceived by our guests as providing value. This is a function of the quality of the accommodations, the location, the then-current demand for such accommodations, and the pricing of accommodations available from our competitors. Because we strive to incur minimal corporate overhead by operating with only nominal physical corporate headquarters and on an asset-light basis (with our only material assets being our leases and intellectual properties) we believe we are able to provide a similar quality product for less than our competitors or provide a better quality product for the same price, while remaining profitable. We closely monitor the economics of our units to ensure the price, referred to as Average Daily Rate (ADR), is highly competitive in order to drive high occupancy rates.
Marketing
To continue to drive growth we will need to further build our brand and invest in direct-to-consumer marketing and enhanced Search Engine Optimization (SEO) and social media advertising to increase direct bookings. We will also invest in building business-to-business relationships within the travel industry. These relationships diversify our sales. Our existing B2B relationships were excellent sources of additional revenue streams during the pandemic, when we experienced lower occupancy levels and pricing pressure.
Technology
We will need to continually invest in technology to ensure we provide guests with the latest technology-based amenities and to regularly enhance the safety and management of our properties. We also will continue to develop and invest in data and analytics to better select our properties and provide dynamic pricing. We also intend to invest in technology to enhance our direct-to-consumer marketing via our own mobile apps, a customer relationship management (CRM) database and system to support a loyalty program and drive repeat business, and a learning management system (LMS) to enhance initial and continuing training of our personnel. We are also presently studying a variety of energy management technologies which will make it possible to not only monitor energy consumption with the utmost accuracy, but adjust and optimize energy consumption in response to real-time consumption patterns.
Management’s Opinion of COVID-19’s Business Impact
The ongoing impact of the COVID-19 pandemic on the global economy and the extent to which it will continue to adversely impact us specifically remains uncertain. We believe, based on our historical results prior to COVID-19, the reported results of other companies operating in the travel and accommodation industry during the pandemic, and our improved results (and the improved results of other companies operating in the travel and accommodation industry) following the easing of travel restrictions and other COVID-19 precautions, that our financial results for 2020 and 2021 were materially adversely affected by the COVID-19 pandemic. Since mid 2021, we have seen material improvements in our Occupancy Rates and revenues, trending back towards pre-Covid levels. We cannot be certain, however, that all declines in our operations during the height of Covid were specifically or solely related to Covid or that we will return fully to pre-Covid levels.
While monthly Occupancy Rates and revenue per available room (“RevPAR”) have been gradually improving since the height of the pandemic, we believe that continued improvement will be largely dependent on the effectiveness of COVID-19 prevention (vaccination and continued social distancing) and treatment, infection rates, and governmental responses in the cities and countries in which we operate.
As shown in the table below, we saw Occupancy Rates and RevPAR drop dramatically throughout 2020, with Occupancy Rates dropping by approximately 23% and RevPAR by approximately 35% year over year from 2019 to 2020. In 2021 and 2022, Occupancy Rates and RevPAR rebounded in part, increasing by approximately 18% and 11%, respectively for the full years 2021 and 0% and 13%, respectively for the six months ended June 30, 2022. We expect to see these metrics continue to increase toward pre-Covid results over time, unless new material shutdowns and travel restrictions are put into place.
Year	OCC	REVPAR
2018	86%	160
2019	84%	157
2020	61%	103
2021	72%	122
2022 (Six months ended June 30, 2022)	72%	138
The COVID-19 pandemic transformed how society works, connects, and travels, while at the same time creating incredible challenges, particularly for the hospitality industry. In early March 2020, we began to experience the early effects of the COVID-19 pandemic. As the world locked down, we acted to reduce costs and bolster revenues to mitigate the impacts of the COVID-19 pandemic. As part of our COVID-19 response strategy, we:
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Utilized relief clauses contained in many of our leases and further negotiated additional rent concessions and deferrals with real estate owners. These efforts provided us with meaningful rent savings compared to its initial 2020 budget;

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focused efforts on increasing existing sources of demand and generating new sources of demand during the COVID-19 pandemic; and

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kept our doors open to serve guests ensuring there stay was clean and safe;

Despite travel restrictions, guests continued to utilize our inventory. At the height of COVID-19 lockdowns, many consumers turned to us, including people social distancing from roommates and family members, those who were stranded away from home, and guests taking “staycations” or a change of scenery. We also hosted nurses and other healthcare professionals working in cities away from home or who simply needed to be nearer to their hospitals and health care facilities.
Notwithstanding the foregoing, the extent and duration of the impact of the COVID-19 pandemic over the longer term remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the introduction and spread of new variants of the virus, including, for example, the Delta and Omicron variant.
Regulations Governing Short-Term Rentals
We launched our New York City operations in late 2019. Cities, such as New York, have been diligent in the implementation and enforcement of short-stay rental regulations to ensure the safety of its communities and housing availability and affordability. Typically these regulations prohibit rentals having durations of less than 30 days. As the COVID-19 global pandemic, and related travel restrictions and shutdowns, emerged, New York City implemented unprecedented eviction moratoriums. As a result of our operations and the pandemic, we historically experienced violations of short-term rental regulations in some of our units located in residentially zoned areas, including those caused by subtenants who illegally occupy some of our units beyond their rental term (i.e., “squatters”), and, in some cases, illegally “sublet” our units to others. In these circumstances, we took legal measures to reclaim our units, including filing lawsuits seeking orders of removal, and notifying the applicable authorities. Given existing state and local government policy, as well as pandemic-affected resource limitations within the courts, we received limited relief. As part of our going-forward strategy, we have divested ourselves of all leases of residentially zoned properties in New York City and only operate properties that are not subject to these short-stay regulations. In conjunction with this divestiture, we have worked with New York City’s DOB and OSE to settle any past short-term stay violations, with any settlement expected by management to be nonmaterial.
As our business has grown, we have implemented additional measures to avoid or minimize the incurrence of such violations in all of our operating cities. These measures include our strategy to build our growing portfolio of accommodation units with the acquisition of long-term leases for hotels and other buildings that are commercially zoned and not subject to the regulations applicable to residentially zoned areas. We also continuously refine our booking platforms and related software and data to properly identity each type of unit being marketed on our platforms and to systematically prohibit rental lengths that do not comply with existing regulations in the municipalities in which such units are located.
Given the complexity of short-stay regulations in the cities in which we operate, we seek to complete the wind-down of our non-performing, residential area-located apartment inventory by the end of the third quarter of 2022. We plan to operate and maintain our accommodation units portfolio at a ratio of between 85% to 95% of commercially zoned hotel room inventory and 5% to 15%% residential area-located apartment inventory. As of the date of this prospectus, our accommodation units portfolio is comprised of over 90% hotel units that are not subject to short-stay length regulations or contractual provisions and the balance apartment units that are subject to such restrictions. Our portfolio growth strategy involves (a) adding, almost exclusively, commercially zoned properties that are not subject to short-stay length regulations and (b) divesting older leases for residential area properties. As a result, the need to comply with local or contractual short-stay length regulations or requirements, and the costs related thereto, have become increasingly immaterial to our operations.
Local Tax Compliance and Monitoring
As part of our compliance review, we determined that certain state and local tax payments for short-term stays below prescribed tax regulation cutoffs had not been properly collected and applied, either directly by us or the platforms through which customers reservation and payments are made. We are working with state and local tax authorities to pay all applicable taxes, penalties, and interest. We have reserved amounts to cover such payments on our financial statements for the years ended December 31, 2020 and December 31, 2021 and the six months ended June 30, 2022. We estimate that total payment obligations for these amounts will approximate $866,409. To properly scale our business in a compliant manner, we have implemented a leading tax compliance, filing, and reporting platform into our operations. As a result of these efforts, all tax collection is automated across the entire scope of our operations and portfolios.
Revenue and Expense by City
We endeavor to maintain a percentage of total revenue and expense in each city in which operate that matches our projected revenue potential of each city. The table below outlines our distribution of revenue and expense across our operating cities during the past three years:
	Annual % of Revenue By City
	2021	2020	2019
Boston	18%	6%	—
DC	3%	15%	13%
Denver	7%	1%	7%
Fort Lauderdale	2%	—	—
Los Angeles	11%	6%	—
Miami	6%	16%	10%
Miami Beach	24%	21%	23%
New York	23%	30%	18%
Seattle	6%	5%	16%
Nashville	—	—	13%
Total	100%	100%	100%

	Annual % of Expenses By City
	2021	2020	2019
Boston	10%	8%	—
DC	6%	15%	14%
Denver	3%	3%	10%
Fort Lauderdale	2%	—	—
LA	17%	10%	—
Miami	7%	15%	14%
Miami Beach	29%	13%	25%
New York	21%	34%	15%
Seattle	4%	3%	14%
Nashville	—	—	8%
Total	100%	100%	100%
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared in accordance with GAAP, we use EBITDA as a non-GAAP financial measure.
The following tables provides reconciliation of net income (loss) to EBITDA:
	Six Months Ended June 30, (unaudited)
	2022	2021
Net Income (loss)	$2,181,842	$(2,440,038)
Provision for Income Taxes	$750,000	$—
Interest and Financing cost	$1,159,879	$660,007
Depreciation Expense	$2,556	$—
EBITDA	$4,094,277	$(1,780,031)
	Year Ended December 31,
	2022	2021
Net Income (loss)	$(2,233,384)	$(4,615,725)
Interest and Financing cost	$1,626,565	$577,769
EBITDA	$(606,819)	$(4,037,956)
EBITDA is defined as net income or loss before the impact of interest, taxes and depreciation and amortization. EBITDA is a key measure of our financial performance and measures our efficiency and operating cash flow before financing costs, taxes and working capital needs. We utilize EBITDA because it provides us with an operating metric closely tied to the operations of the business.

Results of Operations
Six Months Ended June 30, 2022 as compared to Six Months Ended June 30, 2021
The unaudited information presented for the six months ended June 30, 2022 and 2021 has been presented to reflect recent trends in the results of the Company.
Six Months Ended June 30, (unaudited)
2022	2021	% change
$24,419,439	$11,688,873	109%
$5,118,676	$4,199,978	22%
$19,300,763	$7,488,895	158%
$13,930,882	$7,920,531	76%
$5,369,881	$(431,636)	(1,344)%
$1,865,227	$1,348,862	38%
$3,504,654	$(1,780,498)	(297)%
$(572,812)	$(659,540)	(13)%
$2,931,842	$(2,440,038)	(220)%
$750,000	$—	—
$2,181,842	$(2,440,038)	(189)%
Net Rental Revenue
The increase in net rental revenue of 158% for the six months ended June 30, 2022 to $19,300,763 as compared to $7,488,895 for the six months ended June 30, 2021 was a result of the increase in units available to rent from 423 at June 30, 2021 2020 to 584 at June 30, 2022 as well as better occupancy and ADRs over this period.
Cost of Revenue
For the six months ended June 30, 2022, the principal component responsible for the increase in our cost of revenue was rental expenses for our units available to rent, which increased by $6,010,351 or 76%, from $7,920,531 in the six months ended June 30, 2021, to $13,930,882 in the six months ended June 30, 2022, as a result of the increase in size of our rental unit’s portfolio period over period as well as related increases in furniture rentals, cleaning costs, utilities, cable / WIFI costs and credit card processing fees.
Gross Profit (Loss)
The increase in our gross profit margins of $5,801,517 to $5,369,881 or approximately 1344% for the six months ended June 30, 2022 as compared to a negative gross margin of ($431,636) for the six months ended June 30, 2021 is primarily attributable to a reduction in Covid-19 government related travel restrictions and shutdowns that reduced our occupancy rates during the period.
Total Operating Costs
Total operating costs incurred for the six months ended June 30, 2022 increased by approximately 38 % to $1,865,527 as compared to $1,348,862 for the six months ended June 30, 2021. Operating costs include contracted services, selling and administrative expenses, professional fees, and software fees all of which increased over these periods primarily attributable to the operation of additional units.
Total Other Expenses
Total other expense, for the six months ended June 30, 2022 was $572,812 as compared to $659,540 for the six months ended June 30, 2021. These expenses are primarily due to interest and financing costs related to borrowings for working capital.

Year Ended December 31, 2021 as compared to Year Ended December 31, 2020
	Year Ended December 31,
	2021	2020	% change
Gross Rental Revenue	$32,223,365	$13,540,488	138%
Refunds	$10,843,452	$5,266,629	106%
Net Rental Revenue	$21,379,913	$8,273,859	158%
Cost of Revenue	$19,269,153	$11,232,643	72%
Gross profit (loss)	$2,110,760	$(2,958,784)	(171)%
Total operating costs	$2,844,637	$1,107,240	157%
Income / (loss) from operations	$(733,877)	$(4,066,024)	(82)%
Total other (expense)	$(1,499,507)	$(549,701)	173%
Net income / (loss)	$(2,233,384)	$(4,615,725)	(52)%
Net Rental Revenue
The increase in net rental revenue of 158% for the year ended December 31, 2021 to $21,379,913 as compared to $8,273,859 for the year ended December 31, 2020 was a result of the increase in units available to rent from 330 at December 31, 2020 to 462 at December 31, 2021 as well as better occupancy and ADRs over this period.
Cost of Revenue
For the year ended December 31, 2021, the principal component responsible for the increase in our cost of revenue was rental expenses for our units available to rent, which increased by $8,036,510 or 72%, from $11,232,643 in the year ended December 31, 2020, to $19,269,153 in the year ended December 31, 2021, as a result of the increase in size of our rental unit’s portfolio period over period. As a result of the increase in size of our rental units portfolio period over period, we had other expense, including contracted services fees, which increased by approximately $586,645, or 59%, during the year ended December 31, 2021, as compared to the year ended December 31, 2020, furniture rental fees, which increased by approximately $539,842, or 73%, during the year ended December 31, 2021, as compared to the year ended December 31, 2020, and cleaning fees, which increased by approximately $1,247,752, or 131%, as compared to the year ended December 31, 2020. Additionally, we had an processing fees period over period of approximately, $794,423, or 294%. Our processing fees increased due to higher processing volumes and increased rates charged by our processors. Cable and WIFI fees increased by approximately $293,747, or 144%, period over period.
Gross Profit (Loss)
The increase in our gross profit margins of $5,069,544 to $2,110,760 or approximately 171% for the year ended December 31, 2021 as compared to ($2,958,784) for the year ended December 31, 2020 is primarily attributable to a reduction in Covid-19 government related travel restrictions and shutdowns that reduced our occupancy rates during the three months ended December 31, 2020. We also benefited from non-recurring landlord concessions received as a result of the monumental disruptions caused by COVID in 2020 and 2021.
Total Operating Costs
Total operating costs incurred for the year ended December 31, 2021 increased by approximately 157% to $2,844,637 as compared to $1,107,240 for the year ended December 31, 2020. Operating costs include contracted services, selling and administrative expenses, professional fees, and software fees. During the year ended December 31, 2021 and 2020, our largest operating cost was contracted services of $1,771,004 and $521,993, respectively. The increase in total operating costs from 2020 to 2021 is primarily attributable to the operation of additional units during the period. Selling and administrative expenses increased for the year ended December 31, 2021 to $551,241 as compared to $351,774 for the year ended December 31, 2020 due to additional overhead costs. Professional legal and accounting fees increased for the year ended December 31, 2021 to $164,632 as compared to $61,512 for the year ended December 31, 2020 as a result of increased lease review and business operations. Software fees increased for the year ended December 31, 2021 to $329,952 as compared to $171,961 for the year ended December 31, 2020 as a result of increased unit counts resulting in additional revenue management and sales distribution software needs.
Total Other Revenue (Expense)
Total other revenue (expense), for the year ended December 31, 2021 was $(1,499,507) as compared to ($549,701) for the year ended December 31, 2020. These expenses are due to interest and financing costs related to borrowings for working capital.
Liquidity and Capital Resources
The following table provides information about our liquidity and capital resources as of June 30, 2022 and December 31, 2021:
	As of June 30, 2022	As of December 31, 2021

Cash	$566	$6,998
Other Current Assets	$6,640,637	$1,272,428
Total Current Assets	$6,641,193	$1,279,426
Total Current Liabilities	$25,143,248	$9,519,725
Working Capital (Deficit)	$(18,502,055)	$(8,240,299)
As of June 30, 2022, our cash balance was $566 as compared to $6,998 at December 31, 2021, and total current assets were $6,641,193 as compared to $1,279,426 at December 31, 2021.
As of June 30, 2022, our company had total current liabilities of $25,143,248 as compared to $9,519,725 at December 31, 2021. Total current liabilities at June 30, 2022 consisted of accounts payable and accrued expenses of $5,301,053 as compared to $4,209,366 at December 31, 2021, rents received in advance of $4,071,095 as compared to $1,819,943 at December 31, 2021, merchant cash advances of $575,489 as compared to $1,386,008 at December 31, 2021, loans payable of $7,263,230 as compared to $2,104,408 at December 31, 2021 and operating lease liability of $7,182,381 compared to a zero balance at December 31, 2021 as a result of the adoption of the ASC 842.
As of June 30, 2022, our company had a working capital deficit of $18,502,055 as compared to $8,240,299 at December 31, 2021. The decrease in working capital of $10,261,756 was primarily attributed to an increase in operating lease liability of $7,182,381 as a result of the adoption of ASC 842 partially as well as an increase in rents received in advance of $2,251,152 due to an increase in bookings as a result of the reduction in travel restrictions and an decrease in merchant cash advances of $810,519.
On August 11, 2022, we priced an initial public offering raising $13.5 million before expenses ($11.4 million after expenses).
We have obtained funding through the Small Business Administration (SBA) Paycheck Protection Program (PPP) and Economic Injury Disaster Loans (EIDL) totaling $815,183 and $800,000, respectively. These funds have been used in our ongoing operations. We intend to repay these loans in accordance with the terms of the respective loan agreements or seek forgiveness, as permitted.
We believe that our current capital resources, together with the net proceeds of our initial public offering (“IPO”) and cash flows from operations, will be sufficient to fund our operations and growth initiatives for at least 12 months following consummation of our IPO. We believe that our current capital resources are sufficient to fund our operations through the consummation of our IPO. Following the IPO, if we do not generate cash flows sufficient to fund operations as planned, we may need to raise additional capital through the sale of equity or debt securities or through asset-related sales transactions. We cannot be certain that any such transactions will be available to us on commercially reasonable terms or at all as and when required.
As noted below, from time to time, affiliates of our company have made other loans to our company to fund working capital requirements as required and such parties have advised that they will continue to provide funding as necessary through the consummation of our IPO.
Historically, we have operated as a private, closely held company, with our operating capital requirements funded by a combination of related party loans, cash flows from operations, and third-party high-interest merchant cash advances. For the year ended December 31, 2021, we incurred a net loss of ($2,233,384). However, for the six months ended June 30, 2022, we achieved a net income of $2,181,842. Components of the 2021 loss included what we believe are non-ordinary course expenses arising from cancelations due to the COVID-19 pandemic. Prior to the pandemic, for the year ended December 31, 2019, we had aggregate refunds and allowances of $917,084, or 14% of revenue. The following table summarizes the increases in refunds post the pandemic.
	As of 6/30/22	2021	2020
Total Refunds	21.0%	33.7%	38.9%
We believe that the pandemic and the required shutdown and growth in traveler caution resulting in materially reduced numbers of travelers, especially in cities, which is where we operate our accommodation units. During periods following the pandemic in which Covid infection and hospitalization rates decreased we experienced measurable improvement in our occupancy rates and reductions in our cancellation rates. Accordingly, we believe our rates of refunds and allowances will normalize over time to at or slightly above 2019 levels as the pandemic recedes and provided that new material shutdowns and travel restrictions are not implemented.
We record cash collected prior to stays as “rents received in advance” on our balance sheet as a liability. These collections are either recognized as revenue when guests stay at our properties or refunded in accordance to our cancelation policies. In addition, a portion of our “processor retained funds” on our balance sheet is related to refunds as processors, under certain situations, get involved in customer refunds. As processors retain funds related to customer refunds, this can delay the actual refund as the processor wants to ensure we have not refunded the customer (avoiding double refunds). The recent increase in both of these accounts in partially related to the exit of some apartment units. In addition, we incurred a greater amount of relocation expenses related to this exit, which we expect to continue into the third quarter of 2022.
Credit Facilities
We do not have any institutional credit facilities in place. Since formation we have funded our operations and growth through capital contributions by founding equity holders, loans from affiliates of our company, third-party investor financings, and our initial Public offering consummated in August 2022.
2022 Insider Bridge Financing
In a private placement consummated on April 8, 2022 (“2022 Insider Bridge Financing”) we issued promissory notes (“2022 Insider Bridge Notes”) to certain of our officers and directors having an aggregate principal amount of $1.33 million, together with warrants to purchase an aggregate of 320,000 shares of our common stock at a per-share exercise price of $4.20. All of the 2022 Insider Bridge Notes were converted at the closing of our IPO into an aggregate of 426,667 shares of our common stock.
2022 Investor Financings
In 2022 we consummated a series of private placements of notes and warrants as described in the section of this prospectus entitled “Prospectus summary — Recent Developments — 2022 Investor Financings.”
As of the date of this prospectus, we have received $7,500,000 aggregate gross proceeds under the 2022 Investor Financings, after giving effect to the original issue discount. In connection with our IPO, we repaid an aggregate principal amount of $2.2 million of the First 2022 Investor Financing Notes ($2.5 million inclusive on prepayment penalty). As of the date of this prospectus and giving effect to the September 2022 Investor Financing, we have an aggregate of approximately $6,500,000 principal amount of September 2022 Investor Notes and Prior Notes outstanding.
Outstanding Insider Financing
In May 2022, SuperLuxMia LLC, an entity controlled by our founder, chairman and chief executive officer, Brian Ferdinand, provided $568,000 in financing to our company for general operating expenses relating to the launch of our Marriott Herald Square property. This loan is evidenced by an unsecured, 24-month note, bearing interest at 6% per annum, with interest payable at maturity. We may prepay this note at any time without prepayment penalty, subject to the terms of our other existing debt.
In June 2022, Mr. Ferdinand personally provided us with an additional $750,000 of financing via a credit facility for operating expenses relating to the launch of certain of our newer properties, including the Astor Hotel and 1000 29th Street. This loan is evidenced by an unsecured, 24-month note, bearing interest at 6% per annum, with interest payable at maturity. We may prepay this note at any time without prepayment penalty, subject to the terms of our other existing debt. In October 2021, we issued a promissory note (the “October 2021 Note”) to THA Family II LLC, an affiliate of our chief executive officer, in the principal amount of $2 million. As part of the note purchase we also issued warrants to purchase 250,000 shares of our common stock at an exercise price of $4.20. The October 2021 Note has a maturity date of April 15, 2023, and bears interest at the rate of 6% per annum, with such interest payable monthly in arrears in cash. At the close of our IPO $1.0 mm of principal balance of this note converted into 312,500 shares of our stock and remaining balance was repaid.
In November 2021, we issued a promissory note (the “November 2021 Note”) to EBOL Holdings LLC, an entity controlled by a holder of more than 5% of our common stock, in the principal amount of $500,000. As part of the note purchase we also issued the investor warrants (“EBOL Warrants”) to purchase 125,000 shares of our common stock at an exercise price of $4.20 per share. The November 2021 Note had a maturity date of May 15, 2023. At the closing of our IPO, $200,000 of the November 2021 Note was repaid, with $300,000 unpaid principal (and accrued interest thereon) remaining outstanding as of the date of this prospectus.
Cash Flows from Operating Activities
During the six months ended June 30, 2021, we incurred a net loss of $2,440,038 that was increased by a net increase in operating assets and liabilities of $1,868,389 for a total of $571,649 in net cash used by operating activities. During the six months ended June 30, 2022, we achieved a net income of $2,181,842 that was increased by a net increase in rents received in advance of $2,251,152 and a net increase in operating lease liability of $1,202,902 and decreased by processor retained funds of $4,559,397, accounts payable and accrued liabilities of $1,091,687, deferred rent of $951,185 and other smaller items for a total of $406,284 in net cash used by operating activities.
Cash Flow from Financing Activities
During the six months ended June 30, 2021, net cash provided in financing activities of $579,006 included net proceeds from loans of $1,583,705, reduced by distributions, net of contributions, totaling $954,699. During the six months ended June 30, 2022, net cash provided by financing activities of $1,101,267 included loans proceeds of $2,374,332, offset by payments on merchant cash advances of $810,519 and deferred offering costs of $462,546.
Effect of Exchange Rates
Our operations are not impacted by the effect of fluctuating exchange rates. We anticipate that we will be affected by exchange rates when we launch our international operations in 2022.
Off-Balance Sheet Arrangements
We do not currently have any off-balance sheet arrangements.

Indemnification Agreements
In the ordinary course of business, we include limited indemnification provisions under certain agreements with parties with which we have commercial relations of varying scope and terms.
Under these contracts, we may indemnify, hold harmless and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with breach of the agreements, or intellectual property infringement claims made by a third party, including claims by a third party with respect to our domain names, trademarks, logos and other branding elements to the extent that such marks are applicable to its performance under the subject agreement. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision.
To date, no significant costs have been incurred, either individually or collectively, in connection with any indemnification provisions.
In addition, we have entered into indemnification agreements with our directors, executive officers and certain other employees that require us among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations and commitments as of June 30, 2022 (in thousands):
	Payments Due by Period
	Total	1 Year	2 – 3 Years	4 – 5 Years	More than 5 Years
Loans payable	$10,149	$6,844	$2,543	$32	$730
Operating Lease Obligations(1)	120,738	9,731	20,023	18,211	72,773
Total	$130,887	$16,575	$22,566	$18,243	$73,503

(1)
Operating lease obligations primarily represent the initial contracted term for leases of our revenue generating apartment and hotel units, not including any future optional renewal periods.

Third-Party Payment Processors
We utilize third-party payment processors to process guest transactions via credit card. Over 95% of our reservations are processed through credit card transactions in which we pay a processing fee between 3% to 6.5% of the transaction amount. As we have has grown and evolved, from time to time, we have had short-term difficulty in securing and maintaining the necessary processing relationships. As of the date of this prospectus, we maintain satisfactory relationships with all necessary third-party payment processors. As noted in our financial statements, we maintain significant cash under “Processor retained funds” on our balance sheet as of June 30, 2022. These reserved funds are cash reserves held back by our processors to offset chargebacks and refunds due to guests. These reserves are intended to provide protection for both our guests and credit card processor with respect to cancellations and refunds. As part of our growth strategy, the large majority of our accommodation units are rented on a nonrefundable basis, in order to minimize cancellation and refund exposures.
Quantitative and Qualitative Disclosures About Market Risk
As a smaller reporting company, we are not required to provide disclosure regarding quantitative and qualitative market risk.
Interest Rate Risk
We are exposed to interest rate risk related primarily to our outstanding debt. Changes in interest rates affect the interest earned on our total cash as well as interest paid on our debt.

Critical Accounting Policies and Estimates
This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our financial statements included elsewhere in this prospectus, we believe that the following accounting policies are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Revenue Recognition
Our revenue is derived primarily from the rental of units to our guests. We recognize revenue when obligations under the terms of a contract are satisfied and control over the promised goods and services is transferred to the guest. For the majority of sales, this occurs when the guest occupies the unit for the agreed upon length of time and receives any services that may be included with their stay. Revenue is measured as the amount of consideration we expect to receive in exchange for the promised goods and services. We recognize any refunds and allowances as a reduction of rental income in the consolidated statements of operations.
Prior to the pandemic, the vast majority of our reservations had been non-refundable based on strict non-refund policies that were part of our terms of use, and the terms of use of the third-channel listing sites utilized by us. During the pandemic, third-party sales channels, as well as credit card companies and processors, enacted force majeure circumstances outside the policies originally stated on the websites on which we sold inventory. As a user of these third party sites, we became bound by these changed policies, even for booking made under the original policies. This resulted in abnormal, and pandemic-related, refund rates. In response to these requirements, we adopted more flexible cancelation policies, resulting in refunds on booked stays that were originally booked under non-refundable terms.
Current and future reservations for most of our accommodation units require prepayment upfront. Approximately 70% of our reservations require full prepayment at the time the reservation is placed, with the remaining 30% charged at check-in. Payments are processed through third-party credit card processors and marketing and reservation channels. We typically offer both a refundable and nonrefundable rates on each accommodation unit, with approximately 50% of bookings, on average, choosing the nonrefundable rate. As we are required to only reserve 10% of prepayments under our third-party processor agreements, nonrefundable booking prepayments provide us with operating cash flow. Any advanced reservation, irrespective of when charged, is taken as revenue in the period in which the stay happens, if in a future period is reflected in deferred revenue, and if cancelled is not ultimately realized as revenue.
Refunds are treated as a reduction of our net revenue and are taken in the period of which the cancelation or refund occurred. We have multiple refund policies in place across different sales channels, which vary by price. Some require a deposit at the time of booking, which would be forfeited in part or whole in the event of cancelation through varying periods of time prior to check-in. Some of our policies require full prepayment at time of booking (but allow for a full refund if booking is cancelled within required parameters). Some of our bookings are on nonrefundable basis, in which cancellations results in forfeiture of entire amount. In connection with some of our bookings, the third party sales channel handles payments, cancelations, and the refunds to guests. As of the date of this prospectus, we have moved most of our larger units offerings to non-refundable cancelation policies.
With respect to bookings for our accommodation units made through third-party booking platforms, in the event a refund is required to be made to a customer, under the terms of our agreements with such third-party platforms, we are required to make the refund to the customer (to the extent we have received the proceeds through the platform). If we fail to make any required refund, the customer’s recourse is against the third-party booking platform, and in turn, we are required to reimburse the booking platform. Within this structure, the (a) customer is protected, and (b) the booking party bears the credit risk with respect to the customer.
We account for revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 which was adopted at the beginning of fiscal year 2018 using the modified retrospective method. We did not recognize any cumulative-effect adjustment to retained earnings upon adoption as the effect was immaterial.
Payment received for the future use of a rental unit is recognized as a liability and reported as rents received in advance on the balance sheets. Rents received in advance are recognized as revenue after the rental unit is occupied by the customer for the agreed upon length of time. The rents received in advance balance as of December 31, 2021 and June 30, 2022, was $1,819,943 and $4,071,095 respectively, and is expected to be recognized as revenue within a one-year period.
Use of Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.
Cash and Cash Equivalents
We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. On December 31, 2021 and 2020 and June 30, 2022, we did not have any cash equivalents.
Fair Value of Financial Instruments
The carrying amount of cash, prepaid expenses and other assets, accounts payable and accrued expenses, and rents received in advance approximate their fair values as of the respective balance sheet dates because of their short term natures.
Advertising
Advertising and marketing costs are expensed as incurred and are included in General and Administrative Expenses in the accompanying consolidated statements of operations.
Commissions
We pay commissions to third-party sales channels to handle the marketing, reservations, collections, and other rental processes for most of our units and are included in cost of sales on the consolidated statement of operations.
Deferred Rent
We entered into several operating lease agreements, some of which contain provisions for future rent increases. In accordance with GAAP, we record monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent, which is reflected as a separate line in long-term liabilities in the accompanying consolidated balance sheets. We adopted Topic 842 effective January 1, 2022.
Income Taxes
In accordance with GAAP, we follow the guidance in FASB ASC Topic 740, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in our financial statements and prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return.
We did not have unrecognized tax benefits as of December 31, 2021 and 2020 and June 30, 2022 and do not expect this to change significantly over the next 12 months. We will recognize interest and penalties accrued on any unrecognized tax benefits as a component of provision for income taxes.
In January 2022, our company converted into a C corporation. As we have realized an income for the six months ended June 30, 2022, we have made a provision for income taxes in our financial statements for the period ending June 30, 2022.
Sales Tax
The majority of sales tax is collected from customers by our third-party sales channels and remitted to governmental authorities by these third-party sales channels. For any sales tax that is our responsibility to remit, we record the amounts collected as a current liability and relieves such liability upon remittance to the taxing authority.
Paycheck Protection Program Loan (“PPP”)
As disclosed in Note 3 to our financial statements included in this prospectus, we have chosen to account for the loan under FASB ASC 470, Debt. Repayment amounts due within one year are recorded as current liabilities, and the remaining amounts due in more than one year, if any, as long-term liabilities. In accordance with ASC 835, Interest, no imputed interest is recorded as the below market interest rate applied to this loan is governmentally prescribed. If we are successful in receiving forgiveness for those portions of the loan used for qualifying expenses, those amounts will be recorded as a gain upon extinguishment as noted in ASC 405, Liabilities.
Income Taxes
We are subject to income taxes in the jurisdictions in which we operate.
We account for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards.
A valuation allowance is recorded for deferred tax assets if it is more likely than not that the deferred tax assets will not be realized.
We are subject to the continuous examination of its income tax returns by tax authorities that may assert assessments against us. We regularly assess the likelihood of adverse outcomes resulting from these examinations and assessments to determine the adequacy of our provision for income taxes.
Stock-Based Compensation
Stock-based compensation expense attributable to equity awards granted to employees will be measured at the grant date based on the fair value of the award. Through June 30, 2022, there was no stock-based compensation. From January 1, 2022 through June 30, 2022, we granted contingent options to purchase an aggregate of 2,644,000 shares of our common stock to our officers and other employees under the 2022 Performance Equity Plan. All options were not effective until consummation of the IPO in August 2022 and accordingly, were not deemed effectively granted and outstanding prior to June 30, 2022 and not recorded for the six-month period ended June 30, 2022. All options became effective on August 15, 2022 upon consummation of our IPO and will be reflected in our financial statement for the nine months ended September 30, 2022. All options are subject to vesting, in all cases in three equal annual installments commencing on the first anniversary of the date of consummation of our IPO, other than options to purchase 500,000 shares granted to our President and Chief Operating Officer, which vest in equal installments if and only if certain prescribed revenue levels are attained by our company during the option period. All options are exercisable at a per-share exercise price of $4.00.
Stock-based compensation expense will be recognized on a straight-line basis over the requisite service period for awards that vest, which is generally the period from the grant date to the end of the vesting period.
We will estimate the fair value of stock option awards granted using the Black-Scholes-Merton option pricing model.
This model requires various significant judgmental assumptions in order to derive a fair value determination for each type of award, including the fair value of our common stock, the expected term, expected volatility, expected dividend yield, and risk-free interest rate.
These assumptions used in the Black-Scholes-Merton option-pricing model are estimated as follows:
•
Expected term. We estimate the expected term based on the simplified method, which defines the expected term as the average of the contractual term and the vesting period.

•
Risk-free interest rate. The risk-free interest rate is based on the yield curve of a zero coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award.

•
Expected volatility. We estimate the volatility of its common stock on the date of grant based on the average historical stock price volatility of comparable publicly traded companies due to the lack of sufficient historical data for our common stock price.

•
Expected dividend yield. Expected dividend yield is zero, as we have not paid and do not anticipate paying dividends on its common stock.

All grants of stock options will have an exercise price equal to or greater than the fair value of our common stock on the date of grant. We will account for forfeitures as they occur.
Internal Control over Financial Reporting
Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. Under standards established by the Public Company Accounting Oversight Board, or PCAOB, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.
Prior to our IPO consummated on August 11, 2022, we operated as a private, closely held company that was funded by our principals with no third-party investment. As a private company we did not undertake annual audits of our financial statements in the ordinary course, and have not been subject to the rules and regulations that now apply to us following our IPO, including those relating to internal controls and periodic reporting. In connection with our recent audits of our financial statements, we have identified material weaknesses in our internal control over financial reporting with respect to our periodic and annual financial close processes. As historically constituted, our human resources, processes and systems did not enable us to produce accurate financial statements on a timely basis. While we deem this type of material weakness typical in a closely held, private company, in preparation of becoming a public company, we commenced a remediation plan which will include the hiring of additional, qualified financial and accounting personnel, and engagement of specialized external resources, including the outsourcing of a portion of our accounting department functions to a qualified accounting firm. We also have formed an audit committee of independent directors in connection with our IPO. As part of our remediation plan, we also are in the process of adopting other entity-level controls, which includes properly segregating duties among appropriate personnel, education and training of applicable management and financial personnel, and improvements in the process and system used to monitor and track the effectiveness of underlying business process controls. Full implementation of this plan will require time and the devotion of material resources.
Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases, and subsequent related updates to lease accounting (collectively “Topic 842”), which requires lessees to recognize right-of-use assets, representing their right to use the underlying asset for the lease term, and lease liabilities on the balance sheet for all leases with terms greater than 12 months. The guidance also modifies the classification criteria and the accounting for sales-type and direct financing leases by lessors. Additionally, the guidance requires qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases.
Topic 842 is effective and was implemented for our company beginning January 1, 2022. The standard requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards.
The Company, will remain an emerging growth company until the earliest of
(i) the last day of the fiscal year in which the market value of common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter,
(ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation),
(iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or
(iv) December 31, 2027.

BUSINESS
General
We utilize a long-term lease, asset-light business model to acquire and manage a growing portfolio of short-term rental properties in major metropolitan cities. Our future growth focuses primarily on seeking to create “win-win” opportunities for owners of dislocated hotels, including those impacted by COVID-19 travel restrictions, while providing us with favorable operating margins. We operate these properties in a cost-effective manner by leveraging technology to identify, acquire, manage, and market them in our operating cities to business and vacation travelers through dozens of third-party sales and distribution channels, and our own online portal. Guests at our properties are provided Heroic Service™ under our consumer brands, including LuxUrban. Our Heroic Service™ provides guests a hassle-free experience which exceeds their expectations with “Heroes” who respond to any issue in a timely, thoughtful, and thorough manner.
We believe the combination of available quality properties on favorable terms, our existing operational and revenue management expertise, and the re-emergence of global travel, provides us with an unprecedented opportunity to rapidly accelerate our growth and capture more of the short-term rental market.
We seek to offer short-stay travelers a better way to vacation or conduct business on the road by offering our portfolio of high-quality accommodations units in desirable locations. Our company offers travelers what we believe is a better combination of accommodations and service than they can get from available alternatives. Typical chain hotel offerings can be impersonal and bland, home share hosts can be unreliable and often provide little to no guest support or services, and boutique hotels are often priced far beyond the value they deliver. We offer short-stay travelers a variety of accommodations in styles and sizes that deliver in the key areas (such as location and safety) which we believe are important to all travelers — from leisure vacationers to on-the-road professionals — all with highly attentive service, from booking to stay to checkout.
Our operating strategies also address the issues faced by many property owners, helping ensure profitability of property owner units, and protecting the integrity and value of their properties. We believe that we provide a quick and convenient way for property owners to increase occupancy, lock in occupancy rates, and secure predictable returns on their investment by entering into one, three, five, six, ten, fifteen or twenty-year leases with such owners for portfolios of multiple units at a time. In many of our leases we are provided with an early termination provision after 12 or 24 months if a particular property is not meeting our standards or projected return on investment. At the same time we endeavor to maintain the value of property owners’ investments by ensuring each unit we lease is consistently cleaned and inspected, needed repairs are quickly reported and made, and maintenance is supervised and properly addressed.
Our acquisition initiatives include leasing portfolios of unreserved rooms at hotels or leasing entire portfolios of rooms at closed hotels, and then marketing these room portfolios under our brands, including LuxUrban. We also are exploring attractive lease acquisition opportunities in circumstances where owners are converting formerly commercial buildings into residential and rental units. Our principal operating goal is to provide travelers with access to quality alternative accommodations that meet their broad travel accommodations criteria, while providing benefits to the property owners from which we lease our portfolio units. As of the date of this prospectus, we operate 1,037 accommodation units across eight cities in the United States.
We believe that we are well-positioned to accelerate our growth by exploiting key advantages that we believe we have over many competitors. Unlike many start-ups, we have focused on generating monthly positive cash flow. From the launch of our commercial operations in 2017 until the 2020 nationwide travel halts and shutdowns due to the COVID-19 pandemic, we generated positive cash flow annually, notwithstanding that the benefit we provide to unit owners shifts the risks of vacancies to us. Our accumulated positive cash flow enabled us to operate through the pandemic and, recently, return to positive current cash flow. We believe our approach will allow us to seize opportunities and address challenges as they arise in the future.
We also believe that most significant competitors in the travel rental industry waste capital on large and unnecessary physical corporate headquarters and attempt to minimize expenses at the tactical level by replacing the “personal touch” with technology. Conversely, we operate with relatively small amounts of corporate overhead compared to many competitors in the industry. We have nominal physical corporate headquarters. All strategic and operational leadership, planning, coordination, and management is done almost entirely on a remote and virtual basis. We maintain very few assets as our properties are leased rather than owned, and we utilize what we believe is a highly effective and efficient virtual remote property management system. By not carrying burdensome corporate overhead expenses, we are able to reduce our costs of goods sold and increase profit margins. This affords us the flexibility to invest in acquiring more leased units and other real estate that will generate revenue as opposed to being a cost center. We believe that this approach also enables us to out-price competitors with a comparable or better product while attracting and investing in the best talent for our management and operating teams.
The Travel Accommodations Market
Travel accommodations are the lodgings rented by travelers for the purpose of overnight and longer stays. Travelers can choose from among the various types of travel accommodations available, including hotels, hostels, resorts, vacation rentals, and others. According to “Travel Accommodation Market Outlook — 2026” published by Allied Market Research (“AMR”), the global travel accommodation market size was $632.8 billion in 2018, and is projected to reach $893 billion by 2026.
AMR estimates that:
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450 million people worldwide use vacation rentals, paying average nightly rates of $186 for a single traveler and $978 for a family;

•
53% of all travel is booked online;

•
71% of travelers with children chose vacation rentals as opposed to hotels in order to be able to cook meals;

•
83% of travelers prefer vacations near water;

•
74% of travelers prefer to be located near coastline;

•
59% of travelers review rating websites and online forums before booking; and

•
31% of travelers use family and friend recommendations for planning vacations.

Projected travel plans in 2022 indicate a robust travel accommodations market. According to AMR:
•
71% of people intend to book a vacation rental within 18 months; and

•
64% of Americans and 66% of Europeans indicated mandatory Covid-19 vaccinations for flights would have no impact on travel plans.

Accommodation can be booked through various sources, which include online travel agencies, hotel websites, booking agents, and direct booking portals. The global travel accommodation travel market is segmented into type, application, price point, and mode of booking.

By type, the traditional hotels segment in travel accommodation market garnered the largest share in 2018, due to innovation and advancements in the hospitality sector along with increase in tourism. However, the vacation rentals segment is anticipated to grow at the highest rate during the forecast period, owing to increase in preference for budget-friendly accommodations by millennial travelers.

Travel Accommodation Market

By Price Point

2019
2026
Economy
Mid-range
Luxury

Luxury price point segment is projected to grow with fastest CAGR during the forecast period

Based on price point, the mid-range accommodations are highly preferred by leisure travelers, since these accommodations offer a combination of customer services and low rates. Consumers today have an increased preference for spending on experiences as compared to products, which has led to rise in demand for mid-range accommodations. Leisure travel is projected to be the fastest growing travel segment in the coming years.

Travel Accommodation Market

By Application

2019
2026
Leisure
Professional
Others

Leisure segment is projected to grow with fastest CAGR during the forecast period

Our Opportunity
We believe that most travelers select their travel accommodations based on the following criteria:
•
location

•
safety

•
cleanliness

•
quality of service

•
convenience

•
aesthetic

•
value

Depending upon the individual traveler and the purpose for travel (i.e., vacation or business), travelers may prioritize some criteria higher than others. It is our experience, however, that few travelers will dismiss any of the foregoing criteria entirely when selecting accommodations and assessing their overall experience.
We believe that currently there are limited accommodation offerings that satisfy all of the above criteria. In many cities, including in the 2021 Covid environment, demand has outpaced the supply of hotel rooms, and, for many travelers seeking to stay for more than a day or two, a hotel room does not satisfy all of their needs (such as value and convenience).
Individual property owners are satisfying some of this consumer demand by marketing their properties as alternative accommodations, short-term rentals, or vacation rentals through online platforms such as Airbnb and VRBO. Yet, we believe that relatively few of these accommodations satisfy the full spectrum of travelers’ criteria outlined above.
Individual property owners generally cannot meet travelers’ desire for quality service, ensure that their properties receive professional-level cleaning, or guarantee their accommodations are operated in compliance with health and safety laws and rules. A recent study conducted by TripAdvisor found that 92% of travelers said cleanliness is the most important factor in selecting accommodations, with 79% of this group also noting that they find it important that the properties publicly display documentation relating to compliance with government safety standards.
We also believe that travelers staying at private properties rented from individual and smaller operators through many online platforms are subject to higher risks of property damage and personal safety issues.

According to a 2021 article by Bloomberg Businessweek, entitled “Airbnb Is Spending Millions of Dollars to Make Nightmares Go Away,” Airbnb spends an average of approximately $50 million annually on payouts to hosts and guests, including on legal settlements related to property damage. The same article quotes former Airbnb safety agents who state that Airbnb handles thousands of allegations of sexual assault annually.
Our company offers short-stay rentals that meet all the key criteria for leisure and business travelers, while also providing property owners’ predictable occupancy rates and care and protection of their properties.
Our Solution for Travelers
CorpHousing provides vacation and business travelers with accommodations as an alternative to hotels, motels and Airbnb-type properties that satisfy all of the criteria that are most important to travelers.
Location
In building our accommodations portfolios, we identify and acquire units located in the heart of often over-booked, well-traveled, cities in quality neighborhoods near business centers, universities, convention centers, hospitals, and annual events.
Safety
We conduct extensive identity verification and background checks on each of our HeroesTM (i.e., our screened and trained team members). Our Heroes reside in or near each building. Our Heroes:
•
monitor building security and safety

•
ensure there is a person maintaining control of each building

•
hand keys directly to guests in person when they check in

•
providing immediate reporting and response to any security or safety issue that may arise.

Cleanliness
We ensure that each unit is thoroughly cleaned after every stay and provide additional cleaning materials for guests to use during their stays. We also provide COVID-related safety items such as masks, gloves, hand sanitize, and handy-wipes.
Quality of Service
We constantly strive to provide guests with exceptional service via our Heroic Service program. Under our program, we employ and train employees and concierges who live near or on-site, and consistently offer “Heroic Service” — which is our branded service that endeavors to provide quests with 24/7 service and hospitality that exceeds their expectations.
Convenience
We ensure guests are afforded all the comfort and convenience of staying at home, including large spaces, amenities (e.g., pool, gym, business center), and easy access to the local community and local experiences. Additionally, we provide fully stocked kitchens and the ability to buy and store groceries, so guests do not feel as though they are “held captive” by having to dine at expensive in-hotel restaurants.
Aesthetics
CorpHousing provides well-maintained and aesthetically pleasing furnishings, decorations, linens and towels in each unit.
Value
By maintaining a very lean corporate structure with minimum overhead, we provide guests with exceptional value for the price compared to many hotels, motels and private units available through other online platforms.

Our Solution for Property Owners
Owners of hotels that experienced significant declines of business during COVID-19 or otherwise can benefit from leasing their entire hotels to us under long term-leases. Under the terms of our arrangements with hotels, we often obtain the entire room availability of the hotels, while the hotel owners remain responsible for unionized labor, food and beverage services, and other services and maintenance of the hotels. We believe that we provide a quick and convenient way for hotel owners to create cash flow streams and to benefit from our marketing platforms through which we can drive a customer base to these hotels that might not have otherwise considered or found their way to such hotels.
Our operating strategies also address the issues faced by many property owners, enhancing profitability of their properties, and protecting the integrity and value of their properties. Our strategies include:
Occupancy and ROI
We believe that we provide a quick and convenient way for property owners to increase occupancy, lock in occupancy rates, and secure predictable returns on their investment by entering into one, three, five, ten, fifteen and twenty-year leases with such owners for portfolios of multiple units at a time. In most of our leases we are provided an early termination provision after 24 months if a particular property is not meeting our standards or projected return on investment. At the same time we endeavor to maintain the value of property owners’ investments by ensuring each unit we lease is consistently cleaned and inspected, needed repairs are quickly reported and made, and maintenance is supervised and properly addressed.
Maintenance of Property Value
We maintain the value of property owners’ investments by ensuring each unit we lease is consistently cleaned and inspected, needed repairs are quickly reported and made, and maintenance is supervised and properly addressed.
Safety and Security
We are able to minimize property owners’ safety and security risks by conducting thorough background and security checks on guests, including through the use of artificial intelligence (AI), to ensure “bad guests” are minimized.
Reduction of Management Challenges
CorpHousing trains and employs property managers, each of whom live near or at our properties. We refer to these managers in our Company culture “as Heroes” and provide them with the knowledge and resources to effectively oversee properties and minimize management challenges.
Growth Strategy
Key elements of our growth strategy include:
•
Acquiring additional units that meet the entirety of traveler criteria in highly desirable locations in cities across the United States through data-driven acquisition analysis, including entire hotels and portfolios of multiple units located predominantly in commercially zoned areas;

•
Acquiring units and launching commercial operations in, target international cities, with emphasis on accommodation units located in commercially zoned properties that are not subject to short-stay minimums or regulations;

•
Exploiting the currently depressed hotel market by leveraging our national cost structure and ground teams to secure unbooked hotel rooms and closed hotels on long-term master leases and marketing them under our LuxUrban brands;

•
Shifting our marketing and sales focus from third-party channels to our own proprietary platforms;

•
Enhancing awareness of the CorpHousing and LuxUrban brands;

•
Investing in personnel to be the front-line interface with guests (rather than supplanting the personal touch with technology as many of our competitors do) and investing in technology to replace physical corporate infrastructure (such as large corporate headquarters) and minimize corporate overhead;

•
Extending the guest-friendly cancellation policies adopted during the Covid pandemic into normal operations, which we believe send an important message to guests and will increase brand loyalty and increase popularity of our offerings;

•
Improving our technology platforms, including development of proprietary company-owned technologies, to further improve our ability to help guests find our quality accommodations at high- value price points, enhance data and guest safety, and provide highly rated guest and landlord experiences; and

•
Leveraging competitive advantages that we believe we have over many of our peer competitors.

Competitive Advantages
We believe we are well-positioned to accelerate our growth by exploiting key advantages that we believe we have over many competitors, including:
Positive cash flow emphasis since inception
Unlike many start-ups, we have focused on generating positive cash flow since inception. From the launch of our commercial operations in 2017 until the 2020 nationwide travel halts and shutdowns due to the Covid pandemic, we generated positive cash flow annually. This cash flow positive approach enabled us to operate through the pandemic and return to current cash flow positive and we believe will allow us to adapt to both opportunities and challenges as they arise in the future.
Lean operating and asset costs
We believe that most significant competitors in the travel rental industry waste capital on large and unnecessary physical corporate headquarters and attempt to minimize expenses at the tactical level by replacing the “personal touch” with technology, We believe in the opposite approach.
We operate with relatively small amounts of corporate overhead compared to many competitors in the industry. CorpHousing has nominal physical corporate headquarters. The large majority of strategic and operational leadership, planning, coordination, and management is done on a remote and virtual basis.
We maintain very few assets as our properties are leased rather than owned, and utilize what we believe is a highly effective and efficient virtual remote property management system. By not carrying burdensome corporate overhead expenses, we are able to reduce our costs of goods sold and increase profit margins. This affords us the flexibility to invest in acquiring more leased units and other real estate that will generate revenue as opposed to being a cost center. This approach also enables us to out-price competitors with a comparable or better product while attracting and investing in the best talent.
Decentralized Servant Leadership
Most companies employ a traditional, centralized control, overly restrictive, management style. We believe this hinders continuous improvement and impedes truly exceptional guest service.
We train, and encourage, each team member, from CEO to our most junior employee, to think and act as a “Servant Leader.” The employee must be ready, willing, and able to address issues, problem solve, and facilitate success for others whenever and wherever necessary. To instill and enhance “Servant Leadership” throughout our company, our management personnel:
•
set the example by providing support for each team member;

•
delegate authority to the most junior competent person;

•
empower team members to act;

•
decentralize decision making to expedite action;

•
foster transparent multi-direction communication;

•
encourage initiative by team members; and

•
focus on problem solving, not blame assignment

By delegating tactical leadership and decision-making authority to the most junior competent team members for day-to-day operations and guest interactions, as opposed to maintaining centralized control at, and direction from, a remote corporate headquarters which is detached from the situation on the ground, we not only expedite problem solving and enhance the guest experience, but also work more effectively and efficiently throughout a distributed organizational structure.
While our junior personnel are given a tremendous amount of authority, it does not relieve our senior leaders of the responsibility for results. CHG’s senior leaders and executive officers maintain situational awareness and stand ready to step in to address issues as required. However, it has been our continued experience that, with the proper training of each carefully selected team member, the necessity for senior leadership to step in is rare and becomes less frequent as junior personnel gain more and experience.
Technological flexibility
CorpHousing leverages the latest technology across the spectrum of the guest experience, including our proprietary:
•
big data analytics for property selection; and

•
advanced data science for revenue management and dynamic pricing. We also utilize proprietary and third-party software applications for:

•
global sales distribution across dozens of direct to consumer and B2B sales pipelines;

•
background and security screening/verification;

•
internal and external communication security and retention; and

•
customer-centric technology to facilitate convenience and access to information.

Diverse leadership experience
Our founders and management team provide us with deep real estate and financial knowledge, broad leadership, hospitality and operational experience, and technology and data analysis expertise. This team includes, Brian Ferdinand, our Chairman of the Board and Chief Executive Officer, who has more than 15 years’ experience in real estate management and transactions, David Gurfein, our President and Chief Operating Officer, who has 25 years of service and leadership experience as a United States Marine, Jimmie Chatmon, our Executive Vice President and a director, who has more than six years’ experience in short-term rental industry and advanced revenue management, Shanoop Kothari, our chief financial officer, who has 25 years’ experience in finance, accounting, banking and capital markets, and Leonard Toboroff, a director, who has more than 60 years’ experience in private equity and consumer goods and service industries.
Unit Portfolios and Profitability
Our Units
Most of our units include:
•
WIFI services;

•
bathrooms with plush towels, soap, shampoo, and lotions; and

•
bedrooms with high-quality linens, blankets, and replacements in the closet.

Given the complexity of short-stay regulations in the cities in which we operate, we seek to operate and maintain our accommodation units portfolio at a ratio of between 85% to 95% of commercially zoned hotel room inventory and 5% to 15% residential area-located apartment inventory. As of the date of this prospectus, our accommodation units portfolio is comprised of over 90% hotel units located in commercially zoned areas and not subject to short-stay length regulations or contractual provisions and the balance apartment units subject to such regulations. We estimate that more than 90% of our revenues are now generated by accommodation units located in properties that are not subject to any short-stay length regulation or contractual or lease provisions.
As our portfolio growth strategy involves (a) adding, almost exclusively, commercially zoned properties that are not subject to short-stay length regulations and (b) divesting older leases for residential area properties, we expect the vast majority of our revenues to be generated through properties allowing for guest stays of any length desired.
As of the date of this prospectus, we operated 1,037 accommodation units across the following eight cities in the United States:
•
Boston

•
Denver

•
Los Angeles

•
Miami Beach

•
New Orleans

•
NYC

•
Seattle

•
Washington D.C

We also plan to launch international operations prior to the end of 2022 and are currently evaluating London and Paris for launch of our first commercial international operations.
Our portfolio growth strategy involves (a) acquiring new leases for quality properties in hotels and other commercially zoned buildings in desirable locations and (b) divesting older leases for accommodation units located in residential areas. As part of our unwinding of residential area located building, we have divested leases covering approximately 32 buildings, while still increasing our overall accommodation unit count. By focusing on securing leases for hotels in our portfolio growth, we minimize the number of our properties that are subject to municipal short-stay requirements, and create higher concentrations of accommodation units in single buildings, providing us with greater operating efficiencies and ease of property management.
Our principal leases typically consist of 5, 6, 10, and 15-year leases across the portfolio, with monthly rent charges ranging from approximately $1,200 to $10,000 per unit. Most of our longer-term leases require us to maintain and insure the properties, and pay all applicable real estate taxes. We also typically are required to indemnify the landlord of each building for acts and omission by our company, our employees and our tenants. The buildings for which we hold leases typically consist of 3 and 4 star hotel properties, residential apartment units, and apartment buildings zoned for commercial use.
In addition to the foregoing, our principal leases (none of which are subject to any short-stay length regulations or contractual requirements) typically include the material terms or substantively similar terms to those in the following examples:

Property	# of Units	Property Type	Lease Type	Lease Terms	Star Quality Rating	Maintenance Obligations
1200 Ocean Dr Miami Beach, FL 33139	24	Commercially zoned apartment building that is licensed for Short Term Rentals	Triple Net(1)	10-year lease with 3% rent escalation annually	3-Star Property	CorpHousing Is responsible for maintenance for non-commercial portion of building
1700 Alton Rd Miami Beach, FL 33139	68	Licensed hotel	Triple Net(1)	6-year lease with 3% rent escalations annually	3-Star Property	CorpHousing Is responsible for maintenance for non-commercial portion of building
1228 Collins Ave, Miami Beach, FL 33139	48	Licensed hotel	Triple Net(1)	5-year lease with 3% rent escalations annually	3.5-Star Property	CorpHousing Is responsible for maintenance for non-commercial portion of building
136 W 55th St, New York, NY 10105	118	Licensed hotel	Triple Net(1)	15-year lease with 3% rent escalation annually	4-Star Property	CorpHousing Is responsible for maintenance for non-commercial portion of building
956 Washington Ave, Miami Beach, FL 33139	42	Licensed hotel	Triple Net	5-year lease with 4% escalation beginning in year three	3.5-Star Property	CorpHousing is responsible for maintenance for non-commercial portion of building
960 Sixth Ave, New York, NY 10001	167	Licensed hotel	Triple Net	15-year lease with 3% escalation beginning year seven	3-Star Property	CorpHousing is responsible for maintenance for non-commercial portion of building
765 8th Ave, New York, NY 10036	44	Licensed hotel	Triple Net	10-year lease with 3.5% escalation beginning year three	3-Star Property	CorpHousing is responsible for maintenance for non-commercial portion of building
1000 29th Street NW, Washington, DC 20007	80	Licensed hotel	Triple Net	10-year lease	3-Star Property	CorpHousing is responsible for maintenance for non-commercial portion of building

(1)
A triple net lease, also known as an NNN Lease, is a lease in which the tenant agrees to pay its pro-rata share of all expenses associated with property maintenance, taxes, and insurance, in addition to a predetermined base rental rate.

We believe the lease terms for each of these properties conservatively work within our model of securing properties on terms that provide robust margins based on our anticipated occupancy rate and room rental rates. As part of our growth strategy, we will continue to seek additional leases for units to increase our portfolio. These acquisitions will likely include long-term lease rights to entire hotels, as we avail ourselves of opportunities created by downturns in the hotel and travel markets that resulted from the pandemic.
All of the foregoing letters of intent are nonbinding. We will be required to negotiate and execute definitive documentation for the described leases. The acquisition of long-term lease rights to entire hotels, such as those described above is an important part of our accommodation units acquisition strategy to avail ourselves of opportunities created by the current hotel and travel market. We believe the lease terms for each of these properties conservatively work within our model of securing properties on terms that provide robust margins based on our anticipated occupancy rate and room rental rates.

Price
Because we operate with minimal corporate overhead and highly efficient management systems, CorpHousing is able to provide a similar quality product for less than it costs our competitors or we are able provide a better quality product for the same price it would cost competitors to provide a lesser quality product. We believe we can provide guests with comparable accommodations at a price to consumer that is often 30% to 40% less than that offered by our competitors.
We closely monitor the economics of our units to ensure the price, referred to as Average Daily Rate (ADR), is highly competitive so as to drive high occupancy rates which together exceed our revenue to expenses break-even point. Below is a general example of monthly expenses relating to one of our units and break-even occupancy rates as associated with potential ADRs.
Revenue Sharing Arrangements
As additional consideration to the investor in the 2022 Investor Financings, under the terms of the securities purchase agreements, we granted revenue participation rights to the investor. Under this arrangement, we entered into leases for certain of our properties financed through such financings through our wholly owned special purpose entity, CorpHousing RSL LLC (“CRSL”) and granted a lien to such investor in all of our membership interests in CRSL as security for all revenue sharing payments. The investor is entitled to receive an aggregate share, typically 5% to 10% in the first five years of the relevant lease, and 1% thereafter, of the quarterly revenues generated by us through each such property through certain prescribed periods — typically, the initial term of the subject lease relating to such property (typically 15 years, plus any prescribed extension thereof). In the event we terminate a lease for one or more of the New Properties prior to the end of the prescribed term for any reason, we are obligated to provide the investors continued revenue sharing rights in a substantially similar property within our portfolio. From time to time, we may determine to enter into similar revenue sharing arrangements or joint ventures with respect to our properties.
Sales and Marketing
We market our accommodations based on the promise of “Heroic ServiceTM for guests staying at our exceptionally located, appointed and maintained units. We offer upscale, fully appointed, accommodations, available on the guest’s timeline, in exclusive neighborhoods in the United States. Currently, we market our accommodation units through our own online platform and numerous third party channels. The company plans to launch international operations in 2022 and is currently evaluating certain non-US cities for launch of our first commercial international operations.
Online Platforms
We presently use dozens of third-party booking channels, which have historically generated more than 90% of our sales. Part of our strategy will be to migrate away from these channels to our own booking platforms in order to reduce commission we pay to third parties and drive better margins. Our main third-party booking channels include, Marriott, Booking, Expedia, VRBO, Airbnb, and Direct Bookings.
We continually strive to create repeat business from returning guests and encourage returning guests to book through our company booking portals. We also intend to drive a greater percentage of our bookings towards our own booking portals publicizing our LuxUrban brand through event promotions and sponsorships and by partnering with other businesses and non-profit organizations which have strong brand recognition.
Marriott — Homes & Villas
Recently, after intensive evaluation and assessment of online ratings, reviews, and feedback, Marriott — Homes & Villas selected a few of the best performing vacation rental providers with which to partner. In April 2021, we entered into an agreement with Marriott — Homes & Villas pursuant to which we are permitted to list our units on their exclusive Bonvoy Rewards site. This site allows Marriott’s Bonvoy Reward members to book accommodations using reward points. CorpHousing recently placed 81 of our units on the Bonvoy Rewards site and are monitoring and evaluating the efficacy of this relationship.

B2B Sales
We utilize numerous B2B sales partners that connect to our application programming interface (API) in order to see our availability and prices in real time and book these units or, alternatively, which contact us directly to book units. Our HeroesTM in each of our cities handle the direct B2B sales requests for their respective city.
Future Marketing and Sales Operations
We will increase our marketing efforts to enhance awareness of our CorpHousing and LuxUrban brands, and to promote our accommodations and services through digital advertising, a loyalty program, email newsletters, search engine optimization, and social media outreach.
Service
We believe our Heroic Service is:
•
key to providing guests with an exceptional experience;

•
the foundation of ensuring our leased properties are maintained to the highest standards;

•
critical to our overall success;

•
important to the building of our brand; and

•
a significant differentiator between us and competitors.

We operate in a distributed, service-oriented, guest-centric, manner which is structured around elevating and supporting each guest-facing Hero. Each Hero is responsible for serving as a host-concierge, providing exceptional experiences for guests; a resident manager, maintaining the value of the properties for its owners; and a business development representative, continuously focusing on ways to maximize profits for our company.
While the Heroic Service objectives are primarily applicable to our guests, each team member strives to adapt and achieve as many as possible, as appropriate, with each person with whom they come in contact, including property owners, business partners, and fellow team members, to build trust and enhance relationships.
Each team member is trained and expected to adhere to these guidelines. Each team member must be service-oriented, guest-centric, engaging, polite, friendly, exceptionally patient, and must be willing to go above and beyond with their words and actions to generate exceptional and memorable experiences for guests, business partners, and other team members.
Each CorpHousing team member strives to accomplish our company’s desired “end state” for each guest, business partner, and other team members with the following key goals:
•
A stay at our accommodations should be easy and without burden placed on the guest.

•
The stay should be better than what guests have experienced before at competitors offerings.

•
The stay should compel the guest to give our company the highest reviews and ratings on online websites and by word of mouth.

•
Our accommodations should be a part of what our guests positively remember about their travel.

•
We strive to have our guests recommend our accommodations to friends and family.

•
Everything we do has the objective of making each guest a repeat guest in the future.

Technology
We have developed, purchased and tailored various technology for our operations. Our use of technology and continuing implementation of additional technologies is an important part of ensuring efficient operations, the provision of high quality guest experiences and reduction of operation costs. A key component of our growth strategy will be to leverage the latest technology across the spectrum of our guests’ experience — from the quality of the accommodations to the pricing thereof to the guests’ safety and enjoyment of the properties.
Property Selection
We use our proprietary big data analytics to identify neighborhoods and specific properties for acquisition. We use this data to identify in-demand locations that are underserved by supply and to identify the specific property characteristics desired by typical travelers to that location. We also use our data analytics for determining lease economics and other terms of our leases.
Commercial Zoning Prioritization
An important part of our growth strategy is to increases the percentage of our portfolio that comprised of units located in hotels and other commercially zoned buildings. As commercially zoned buildings are not typically subject to local short-stay length regulation (e.g. NYC prohibits stays of less than 30 days in many residential zones), we will be able to offer a larger number of our units for stays as short as one day, providing us with maximum booking. Accordingly, in our property selection during the past year, we have focused almost exclusively on securing long-term leases for units in hotels and other commercially zoned buildings.
Revenue Management and Pricing
We use our proprietary data science and algorithms to manage revenue and create dynamic pricing for our accommodation units. Using our technology we strive to maximize occupancy rates through attractive pricing and target marketing to potential guests.
Marketing and Sales
We use our corporate website as a marketing tool to reinforce our reputation when partnering with and acquiring units from leading development firms, commercial real estate advisors, real estate investors, property managers and property owners.
We use our consumer-focused website as a marketing and direct sales tool for our accommodations. It provides information about the units and affords guests an opportunity to book stays directly from the web site.
CorpHousing uses a third-party, end-to-end property management platform. By streamlining the workflow and simplifying daily operational needs of the business, this platform allows us to:
•
Manage incoming requests in one booking pipeline

•
Sync with dynamic pricing to maximize revenue

•
Avoid double bookings with a central calendar

•
Manage payments including pre-auth and security deposit

•
Direct bookings site

•
Communicate with guests through email and SMS

•
Upsell services

•
Coordinate guest check-ins and check-outs.

For pricing management, we currently use third-party dynamic pricing tools which enable us to manage prices and availability easily with data-driven insights and automation capabilities. These tools use dynamic pricing models and apply the discount/multipliers based on market supply and demand, seasonal and day-of-week trends, special events and holiday predictions, and the number of days left to book. We also have developed our own proprietary software with an algorithm that assists us in assessing supply and demand and recommending pricing at a unit-by-unit level. The algorithm evaluates the performance of each unit type and, depending on such performance, the algorithm suggests marketing changes for each unit type.
Security
We use various third-party technologies that provide us with an AI-based, customizable, screening tool to assist in mitigating risk, enabling safe and secure stays for guests, and protecting owners’ property from damage by verifying guest identities and that meet our criteria for use of our units. These technologies include vertically integrated hardware and software solutions for door access to our units, which allows us to remotely manage doors, and the people that have access to our units, including maintenance staff and deliveries. We also use a third-party system that enables CorpHousing to manage and control other property areas including garages and amenities.
Operations
We use proprietary and third-party technologies for our operations. These technologies enable us to operate efficiently and creates a data-rich environment for our management team and on-site personnel.
We utilize third-party technology to provide guests with complete digital reference to information covering arrival times, unit information (such as Wi-Fi passwords and thermostat instructions), and local area restaurant and food shopping guides and activities.
CorpHousing uses third-party noise monitoring systems to quickly identify noise issues, property damage, and false complaints. The systems provide us with intelligent insight into all of our properties.
We use a third-party platform that enables us to maintain quality, safety, and cleanliness across our properties by facilitating coordination, communication, and verification of detailed work, and delivering measurable regarding cleaning management.
CorpHousing also utilized numerous third party technologies for communications with guests and team members.
Expense Management Technology
We utilize third-party applications to obtain detailed visibility into our expenses and spending and to allow management and team members to analyze same.
Future Technology
We will use a portion of the proceeds of this offering to:
•
develop the LuxUrban brand and related mobile apps, our own direct-to-consumer marketing app;

•
build a robust customer relationship management (CRM) data base to support a loyalty program and drive repeat business;

•
install a learning management system (LMS) to enhance training of team members; and

•
further integrate all of the technology used in our operations on an Internet of Things (IoT) basis to more efficiently manage our properties, team member and guest experiences and to minimize expenses, including through energy management and water consumption.

Our Response to Covid-19
Covid-19 Generally
The pandemic of COVID-19 impacted nearly every industry and almost everyone around the world. The hospitality industry was among those hit the hardest. With hardly anyone traveling or staying in hotels at the height of the pandemic, the economic impact was huge. Many people simply were not taking vacations, traveling for work, and all events and business conferences were either cancelled or postponed. While some companies attempted to continue day-to-day operations through restrictions and layoffs, others simply did not survive. Examples of the impact of Covid-19 include the following:
•
According to reports by CNBC, Airbnb, the largest online marketplace for short-term lodging, survived the pandemic by laying of 1,900 people (25% of their workforce).

•
According to Business Insider, Sonder, the largest alternative accommodation lodging host on Airbnb, has survived the pandemic by laying off 400 people (33% of their workforce).

•
According to its website and public statements, Lyric, an alternative accommodation host, has survived the pandemic by changing its business from hosting alternative accommodations to becoming a software development company that will produce IT pricing and analytic platforms.

•
Stay Alfred, a well-known alternative accommodation host founded in 2010, and operating as many as 2,500 units at its peak, did not survive the pandemic.

Effects on CorpHousing
Despite COVID-19 ravaging the hospitality industry, CorpHousing has weathered the storm, continued business operations and retained all of our employees. We have been able to do this because our operating model does not overextend our company financially, and requires minimal corporate overhead. Importantly, our remote operating and management systems, which have been an integral part of our business strategy, proved to be well-suited for a transition to operating virtually in the Covid environment.
As an important part of our strategy is building portfolios of units located near city centers and major hospitals, we also were able to quickly adapt to changing realities as the Covid pandemic emerged. CorpHousing provided accommodations for first responders, medical professionals, and health care workers who were either working long hours and would choose not to commute or who chose to quarantine outside their own homes in order not to risk exposing their families to COVID-19.
Post-Covid Pandemic Trends
According to propertymanagement.com, the 2019 (pre-Covid) vacation rental industry exceeded projections by $29 billion. As lockdowns went into effect during 2020, travel cancellations rose 534%. However, by late May 2020, online searches for vacation information were 100% higher than in 2019. According to Statista, a German company specializing in market and consumer data, the foregoing indicates that travelers are eager for a return to vacation travel. Statista also noted trends indicating that travelers now have greater interest in traveling domestically, and further projecting that 79% of all vacation rental revenues will be generated through online sales by 2025, with more than 62.8 million vacation rental users (with the largest segment being in the United States). AirDNA projects that short-term rental revenues in the United States will increase by 42% during the next four years.
Competition
The vacation rental industry is highly competitive with many companies offering hotel and motel rooms, and alternative accommodations such as house and apartments. It is estimated by hostfully.com that there are approximately 25,000 vacation rental companies in the United States and more than 140,000 worldwide. The average number of properties managed by these companies is 75, with the majority managing less than 40 properties. Only 5% of these companies manage more than 500 properties.
Many of our competitors have a longer operating history, and well-funded and have portfolios of units that are significantly larger than ours. According to Grand View Research, a market research and consulting company, many leading hotel chains are diversifying their service offerings towards the growing vacation rental market. An example is Marriott International’s Homes & Villas platform, which offers more than 2,000 premium and luxury homes located in over 100 destinations throughout the United States, Europe, Caribbean, and Latin America. Travel accommodations are offered through numerous well-established online travel platforms, such as Airbnb, Expedia, Hotelplan, MakeMyTrip, Oravel Stays, TripAdvisor and Wyndham Destinations.

In additional to well-known, large hotel chains, there are a. growing number of short-stay accommodation specialist companies similar to ours, such as AvantStay, Sextant Stays, Kasa and Sonder. Some of these have had several rounds of financing and have built larger portfolios of units than ours.
Intellectual Property
We have filed for eight trademarks, including “CorpHousing Group,” “CorpHousing,” and “LuxUrban.” We intend to use these and other trademarks in building our brand, proprietary corporate philosophies in creating our operations and guests experiences, and certain proprietary technology, applications and data bases and know how in our operations. As a result, our success depends in part on our ability to operate without infringing upon the proprietary rights of others, and to prevent others from infringing upon our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. trademark and copyright applications, nondisclosure and assignment of invention agreements with employees, and enforcing our rights as applicable. We also rely on trade secrets, know-how, and continuing technological innovation and may rely on licensing opportunities to develop and maintain our proprietary position. We believe there is a nonoperating company using the name “CorpHousing” which was formed after the date of our formation and which has not conducted any material commercial business. We are in the process of making a cease and desist demand on the entity to the extent same is still in legal existence.
Regulation
We must ensure regulatory compliance in our operations across numerous jurisdictions.
Property and Accommodations Regulation
Our business is subject to U.S. federal, state and local and foreign laws and regulations that vary widely by city, country and property type. In many cities, local regulations affect our company’s ability to offer accommodations for specified durations or in residential neighborhoods. Hospitality and transient accommodations operations are also subject to compliance with the U.S. Americans with Disabilities Act and other laws and regulations relating to accessibility, and to laws, regulations and standards in other areas such as zoning and land use, licensing, permitting and registrations, fire and life safety, environmental and other property condition matters, staffing and employee training, cleaning protocols and other COVID-19 requirements, and property “star” ratings where required. Additionally, our real estate owners are also responsible for their own compliance with laws, including with respect to their employees, property maintenance and operations, environmental laws and other matters.
When signing leases in a new market, we engage local legal counsel to help identify relevant regulatory requirements. This research includes analysis on licensing and zoning, building code, accessibility and operations requirements, fire and life safety regulations, tax compliance, and local employment laws. Every leased property has unique characteristics, requiring further due diligence and regulatory analysis before each new lease signing.
We monitor regulatory changes in each existing market on an ongoing basis. To facilitate our growth and compliance work in each city, we attempt to establish relationships with local regulatory agencies, elected officials, business and community groups to build trust and improve understanding of our business model.
Our growing portfolio of accommodation units are comprised of leased units in multi-family dwellings and, increasingly, units in entire hotels we lease on a long-term basis. In many cases, the mutli-family dwellings are located in residentially zoned areas of our operating cities. Our hotel units are located in commercially zoned areas. In many cases, the cities in which we operate have evolving regulations that limit or prohibit the short-stay rental of units located in residential communities; these municipalities often require short-stay rentals in residential areas to be for a minimum of 30 days. Conversely, hotel units enjoy the benefits of commercial zoning, allowing for short-stay rentals of any length, even as a short as one day. An integral part of our growth strategy is to increase the number of hotel units comprising our total accommodation unit portfolio. As commercially zoned buildings are not subject to local short-stay length regulation, as we increase our hotel-based units, we will be able to offer a larger portion of our accommodation portfolio with maximum flexibility in terms of stay length and more readily ensure compliance with any regulations applicable to residential area accommodations. We also continuously refine our booking platforms and related software and data to properly identity each type of unit being marketed on our platforms and to systematically prohibit rental lengths that do not comply with existing regulations in the municipalities in which such units are located.
Privacy and Data Protection Regulation
In processing travel transactions and information about guests and their stays, we receive and stores a large volume of personally identifiable data. The collection, storage, processing, transfer, use, disclosure and protection of this information are increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General Data Protection Regulation (“GDPR”) and variations and implementations of that regulation in the member states of the European Union, as well as privacy and data protection laws and regulations in various U.S. States and other jurisdictions, such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Canadian Personal Information Protection and Electronic Documents Act (“PIPEDA”), and the UK General Data Protection Regulation and UK Data Protection Act. We have implemented a variety of technical and organizational security measures and other procedures and protocols to protect data, including data pertaining to guests and employees, and we are engaged in an ongoing process of evaluating and considering additional steps to comply with the California Consumer Privacy Act, GDPR, PIPEDA, the UK General Data Protection Regulation, and UK Data Protection Act.
Employment
We are also subject to laws governing its relationship with employees, including laws governing wages and hours, benefits, immigration, workplace safety and health, and hotel-specific ordinances.
Other Regulation
Our business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising and marketing, the U.S. Foreign Corrupt Practices Act and other laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As we expand into additional markets, we will be subject to additional laws and regulations.
The regulatory environment in each market is often complex and evolving, and can be subject to significant change. Some relevant laws and regulations are inconsistent and ambiguous, and could be interpreted by regulators and courts in ways that could adversely affect our business, results of operations, and financial condition. Moreover, certain laws and regulations have not historically been applied to businesses such as ours, which often makes their application to our business uncertain.
Uncertainty
Short-term rental regulations differ greatly by state and city, and they can be difficult to ascertain, accurately interpret and apply. There is no one-size fits all approach in the United States. Additionally, the rules and regulations are in a constants state of change due to the massive and on-going shift in how governments, at all levels, assess and address short-term rental platforms. Presently, the wide variety of complex, evolving, and sometimes inconsistent and ambiguous Federal, state, and local laws, regulations, and/or rules that affect the short-term rental business may adversely impact our operations and our ability, or willingness, to lease units from property owners in certain jurisdictions. Violation of the various laws, regulations, and rules that apply to us or may, in time, evolve to apply to us, could result in significant liability to us, including fines and other penalties, which could have a material adverse effect on our business, results of operations, and financial condition.
Human Capital
Our future success is dependent in part on our continued ability to attract, hire and retain qualified personnel. Therefore, investing, developing and maintaining human capital is critical to our success. The Company strives to provide its employees with a safe and healthy workplace. As of the date of this prospectus, we had 107 full-time employees and independent contractors. None of our employees or contractors are covered by collective bargaining agreements.
We are an equal opportunity employer and it is our company’s policy to recruit, hire, train and promote personnel in all job classifications, without regard to race, religion, color, national origin, sex or age. We are committed to inclusivity and diversity across our entire operation and to fostering a culture where everyone feels empowered to do their best work. Cultivating a diverse and inclusive workplace helps us embrace different perspectives, talents and experiences. We believe achieving a culture of integrity and transparency starts with leadership and encourages every employee to work in support of our company’s goals. Continuous employee engagement helps us understand our employees’ perspectives and identify areas for additional focus.
As a result of our lease for the former Blakely NY Hotel, a portion of our employees are currently represented by labor unions and/or covered by collective bargaining agreements. We may in the future acquire additional portfolios of units in other hotels or other building serviced by organized or unionized labor. In addition, union, worker council or other organized labor activity may occur at other locations we already lease. We currently have obligations relating to the Blakely NY Hotel, through Blakely LLC, under a Collective Bargaining Agreement with UNITE HERE Local 26 (which we assumed under an Assignment Agreement, dated as of December 10, 2021). Obligations of the Blakely NY Hotel include, without limitation, enhanced severance benefits that, in certain circumstances, may have to be paid upon termination of employment of hotel employees who are members of the union known as UNITE HERE. We cannot predict the outcome of any labor-related proposal or other organized labor activity. Increased unionization of our workforce or other collective labor action, new labor legislation or changes in regulations could be costly, reduce our staffing flexibility or otherwise disrupt our operations, and reduce our profitability.
While we have not experienced any labor disputes or work stoppages to date, from time to time, hospitality operations may be disrupted because of strikes, lockouts, public demonstrations or other negative actions and publicity involving employees and third-party contractors. We may also incur increased legal costs and indirect labor costs because of disputes involving our workforce.
Facilities
We maintain nominal corporate headquarters in Miami Florida, where we lease office space. We believe that our corporate space is adequate for our immediate needs and that we will be able to obtain additional or substitute space, as needed, on commercially reasonable terms.
Legal Proceedings
From to time, we have been subject to infraction notices or fines for building code violations at certain of our properties, none of which have been material individually or in the aggregate. We are not currently a party to any material litigation or regulatory action. We expect that given the growing complexity of our business, the lease and contract centric nature of our operations and the evolving regulatory environment in which we operate, we will experience litigation from time to time in the ordinary course. In connection with navigating changes in our industry and business during the COVID-19 pandemic, we experienced high levels of cancellations and materially decreased occupancy rates at our properties. As part of our operating strategy during this period, we negotiated or awarded refunds, experienced material chargebacks and were required to engage in settlements with credit card processors and banks. In addition, we surrendered units under certain leases. In response to the pandemic, we were required to operate in a manner not typical with the ordinary course of our operations consistent with our past history or strategy. It is possible that our actions and responses during the pandemic could increase the likelihood of litigation, although we do not anticipate any such litigation to be material.
In response to the ever evolving landscape relating to short-term rentals, we regularly monitor applicable state and local laws and regulations and strive to operate our business in compliance with such laws and regulations. When required, we have demonstrated flexibility to modify our operations in particular jurisdictions as required, including divesting our company of certain units and acquiring replacement and additional units in hotels and buildings that comply with existing regulations. An important part of our growth strategy is to increase the percentage of our total portfolio that are comprised of units located in hotels and other commercially zoned buildings. As commercially zoned buildings are not typically subject to local short-stay length regulation (e.g. NYC’s stay-length requirement of 30 days in residential zones), we will be able to offer a larger number of our units for stays as short as one day, providing us with maximum booking flexibility.
Although, we may potentially face legal actions, penalties, and information requests related to guest stay lengths from time to time in jurisdictions in which we operate, such as New York City, we are proactively growing our business in compliance with law. As part of our operating strategy, we have conducted a thorough inspection of our New York City inventory to ensure all listings are for 30-day minimums when and where required, in compliance with New York City’s current laws. In connection with this strategy, we have, or are in the process of, surrendering back to landlords certain units, which we have determined cannot be operated in compliance with existing law in a profitable manner, and have replaced these units in our portfolio with hotel units and units in buildings licensed for short-stay rentals. We have also made sure all of our online listings on third party sales channels are in compliance with New York State’s and New York City’s laws. To ensure that our business and marketing strategies comply with the regulations that may apply to our business, which vary by city, our operations and legal compliance are supervised by our Chief Compliance Officer and other personnel, who work with local counsels as well directly with regulators and agencies in our cities. In conjunction with these divestitures, we have worked with New York City’s DOB and OSE to settle any past short-term stay violations, with any settlement expected by management to be nonmaterial.
As our business has grown, we also continuously refine our booking platforms and related software and data to properly identity each type of unit being marketed on our platforms and to systematically prohibit rental lengths that do not comply with existing regulations in the municipalities in which such units are located.
Given the complexity of short-stay regulations in the cities in which we operate, we seek to complete the wind-down of our non-performing, residential area-located apartment inventory by the end of the third quarter of 2022. We plan to operate and maintain our accommodation units portfolio at a ratio of between 85% to 95% of commercially zoned hotel room inventory and 5% to 15%% residential area-located apartment inventory. As of the date of this prospectus, our accommodation units portfolio is comprised of over 90% hotel units that are not subject to short-stay length regulations or contractual provisions and the balance apartment units that are subject to such restrictions. Our portfolio growth strategy involves (a) adding, almost exclusively, commercially zoned properties that are not subject to short-stay length regulations and (b) divesting older leases for residential area properties. As a result, the need to comply with local or contractual short-stay length regulations or requirements, and the costs related thereto, have become increasingly immaterial to our operations.

DESCRIPTION OF CAPITAL STOCK
Introduction
In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law, or “DGCL,” relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.
General
We are authorized to issue 90,000,000 shares of common stock, par value $0.00001 and 10,000,000 shares of preferred stock, par value $0.00001.
As of the date of this prospectus, 26,529,418 shares of our common stock are outstanding and no shares of our preferred stock are outstanding.
Common stock
Voting Rights
Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, unless otherwise required by law or our charter. See “Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws,” below. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power voting for the election of directors can elect all of the directors.
Dividend Rights
All shares of our common stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the board of directors out of any assets legally available therefor.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Subject to the preferential or other rights of any holders of preferred stock then outstanding, upon our dissolution, liquidation or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under our certificate of incorporation) of the holders of a majority of the outstanding shares of our common stock.
Merger or Consolidation
In the case of any distribution or payment in respect of the shares of our common stock upon our consolidation or merger with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of tour common stock.

Underwriter’s Warrants
We issued to Maxim, the representative of the underwriters of our IPO, warrants (“Underwriter’s Warrants”) to purchase 135,000 shares of our common stock as additional consideration to the underwriters for the IPO. The Underwriter’s Warrants are exercisable at $4.40 per share and are exercisable beginning February 15, 2023 through August 15, 2027 and contain customary “cashless” exercise and registration rights provisions. The warrants shall not be exercisable until February 11, 2023.
Private Warrants
In connection with a bridge financing in October 2021 we issued THA Holdings LLC, an affiliate of Brian Ferdinand, our Chairman and CEO, warrants (the “THA Warrants”) to purchase up to 250,000 shares of our common stock. The THA Warrants are exercisable at any time through August 16, 2027 at $4.00 per share.
In connection with a bridge financing in November 2021 we issued EBOL Holdings LLC, an affiliate of Edward Rogers, our Head of Property Acquisitions, warrants (the “EBOL Warrants”) to purchase up to 125,000 shares of our common stock. The EBOL Warrants are exercisable at any time through August 16, 2027 at $4.00 per share.
In connection with a bridge financing provided to us in 2022 by certain of our officers and directors and affiliates thereof, we issued warrants (“2022 Insider Bridge Warrants”) to purchase up to an aggregate of 320,000 shares of our common stock. The 2022 Insider Bridge Warrants are exercisable at any time through August 16, 2027 at $4.20 per share.
Holders of these private warrants have customary cashless exercise rights and piggyback registration rights. All such registration rights were waived in connection with the registration statement of which this prospectus is a part. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. No fractional shares will be issued upon exercise of these private warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
There is no public market for these private warrants and none is expected to develop.
2022 Investor Financing Notes, 2022 Investor Financing Warrants and 2022 Investor Financing Agent Warrants
In 2022, we have sold to an investor the 2022 Investor Financing Notes and 2022 Investor Financing Warrants, and issued to Maxim, as agent in certain of such transactions, the 2022 Investor Financing Agent Warrants, as described above in “Prospectus Summary — Recent Developments — 2022 Investor Financings.”
Preferred Stock
No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Our Amended Charter will authorize our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. Our board of directors will have the discretion to determine, without stockholder approval and with respect to any series of preferred stock, the powers (including voting powers), preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, including, without limitation:
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the designation of the series;

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the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

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whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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the dates at which dividends, if any, will be payable;

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the redemption or repurchase rights and price or prices, if any, for shares of the series;

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the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

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the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our affairs;

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whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices, or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

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restrictions on the issuance of shares of the same series or of any other class or series; and

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the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. We have no current plan for the issuance of any shares of preferred stock.
2022 Performance Equity Plan
Summary of the 2022 Plan
The following is summary of the principal features of our 2022 Plan. The summary is qualified in its entirety by reference to the full text of the 2022 Plan.
Purpose
The purpose of the 2022 Plan is to enable us to offer its employees, officers, directors, and consultants whose past, present and/or potential future contributions to our company have been, are, or will be important to its success, an opportunity to acquire a proprietary interest in our company. The various types of incentive awards that may be provided under the plan are intended to enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.
Administration
The 2022 Plan is administered by the Board or by a committee of the Board. In this summary, references to the “committee” are to the committee administering the plan or, if no such committee is designated, the Board. The committee will be comprised solely of “non-employee” directors, as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Presently, the 2022 Plan is administered by the compensation committee. Subject to the provisions of the plan, the committee determines, among other things, the persons to whom from time-to-time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise, or forfeiture provisions related to the awards.
Stock Subject to the 2022 Plan
There are 3,000,000 shares of our common stock reserved for issuance under the 2022 Plan. Shares of stock subject to other awards that are forfeited or terminated will be available for future award grants under the 2022 Plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the stock option exercise, the shares surrendered by the holder or withheld by the Company will not be available for future award grants under the plan.
Under the 2022 Plan, in the event of a change in the number of shares of Company common stock as a result of a dividend on shares of common stock payable in shares of common stock, common stock forward split or reverse split or other extraordinary or unusual event that results in a change in the shares of common stock as a whole, the committee shall determine whether such change equitably requires an adjustment in the terms of any award in order to prevent dilution or enlargement of the benefits available under the plan or the aggregate number of shares reserved for issuance under the plan.
Eligibility
We may grant awards under the 2022 Plan to employees, officers, directors, and consultants who are deemed to have rendered, or to be able to render, significant services to the Company and who are deemed to have contributed, or to have the potential to contribute, to its success. An incentive stock option may be granted under the plan only to a person who, at the time of the grant, is an employee of the Company or its subsidiaries.
Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws
Special Meeting of Stockholders
Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, or by our chairman and chief executive officer or by our secretary at the request in writing of stockholders owning a majority of the voting power of our issued and outstanding capital stock.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Removal and Appointment of Directors
Our entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the voting power of outstanding voting power of the shares then entitled to vote at an election of directors. In such case, new directors may be elected by the stockholders then holding a majority of our voting power. Our chairman and chief executive officer controls the substantial majority of our voting power and therefore will be able to unilaterally exercise the foregoing rights.
Exclusive Forum Selection
Article Eleventh of our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our charter documents, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. While this provision is intended to include all actions, excluding any arising under the Securities Act of 1933, the Exchange Act of 1934 and any other claim for which the federal courts have exclusive jurisdiction, there is uncertainty as to whether a court would enforce this provision.
Limitation on Directors’ Liability and Indemnification
Our certificate of incorporation provides that no director of ours will be personally liable to us or any of our stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the DGCL nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to us or our stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit. This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.
Our certificate of incorporation and bylaws provide that all directors and officers shall be entitled to be indemnified by such company to the fullest extent permitted by law. The certificate of incorporation provides that we may indemnify to the fullest extent permitted by law all employees. Our bylaws provide that, if authorized by our board of directors, we may indemnify any other person whom it has the power to indemnify under section 145 of the DGCL. We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. We also maintain directors’ and officers’ liability insurance.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Anti-Takeover Provisions
Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.
Delaware Anti-Takeover Statute.
We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Amendments to Our Certificate of Incorporation.
Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:
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increase or decrease the aggregate number of authorized shares of such class;

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increase or decrease the par value of the shares of such class; or

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alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s and registrar’s address is: 1 State Street, 30th Floor, New York, New York 10004-1561.

MANAGEMENT
The following table sets forth information regarding our executive officers and members of our board of directors, including their ages as of the date of this prospectus.
Name	Age	Position
Brian Ferdinand	45	Chief Executive Officer and Chairman of the Board
David Gurfein	57	President and Chief Operating Officer
Shanoop Kothari	49	Chief Financial Officer (Principal Financial Officer)
Karl Rothman	55	Chief Accounting Officer (Principal Accounting Officer)
Kevin J. Mikolashek	52	Chief Compliance Officer
Jimmie Chatmon	29	Executive Vice President and Director
Leonard Toboroff	89	Director*
David Berg	36	Director
Donald Engel	87	Director*
Aimee J. Nelson	44	Director*
Jeffrey Webb	72	Director*

*
Independent

Brian Ferdinand was the Co-Founder and Manager of both Corphousing LLC prior to its conversion into a C corporation in January 2022 and has been the Chief Executive Officer and Chairman of the Board of our company since that date. Prior to founding our company in 2017, Mr. Ferdinand was Chief Operating Officer and a partner at VacationRentals LLC, a provider of loyalty-branded, hotel-alternative accommodations, and prior to that, from 2011 through 2014, Mr. Ferdinand served as a member of the Board of Directors and Head of Corporate Strategy at Liquid Holdings, Inc. (“Liquid”), a designer and operator of fintech-based brokerage order execution platforms and services. Liquid filed for bankruptcy Chapter11 protection in January 2016. From 2002 through 2011, Mr. Ferdinand served as Managing Director and partner at ECHOTrade LLC, a proprietary trading firm, where he oversaw that company’s expansion from 30 to nearly 1000 licensed traders working in offices throughout the United States and internationally in JBO partnership with Merrill Lynch and Bank of America. Mr. Ferdinand entered into an Offer of Settlement with the Securities and Exchange Commission on April 22, 2020, in connection with allegations that he, as a board member of Liquid Holdings Group Inc., (a) reviewed a Form 10-Q and signed a Form 10-K for the fiscal year 2013 that failed to disclose material facts of Liquid’s reliance on a related party entity (a principal customer of Liquid and a company of which Mr. Ferdinand was an owner) and from which Liquid received material subscription fees, and (b) failed to file required Forms 4 and amendments to Schedule 13D to reflect material changes to his ownership in Liquid’s shares of common stock, causing Liquid to violate Section 13(a), 13(d)(2) and 16(a) of the Exchange Act and related rules thereof. Mr. Ferdinand consented, without admitting or denying any findings, to a cease and desist order from any alleged secondary violations of Section 17(a)(2) of the Securities Act and 13(a) of the Exchange Act, which are non-scienter provisions in which negligence is sufficient to establish liability for causing a primary violation; and Section 13(d)(2) and Section 16(a) of the Exchange Act, which are personal security reporting provisions under which strict liability is sufficient to establish a violation. As a result of the settlement, Mr. Ferdinand was also required to pay a fine of $115,000.
David H. Gurfein has been as our President and Chief Operations Officer since June 2021, our President of Operations from May 2019 to June 2021, and an Advisor to our CEO from November 2017 to May 2019. Since April 2018, Mr. Gurfein has also served as Chief Executive Officer of United American Patriots, a non-profit 501(c)(3) organization that focuses on service members individuals rights. From June 2012 to June 2017, Mr. Gurfein was President of True Health & Wholeness, a Health and Fitness Company. He was a Managing Partner and Senior Vice President for Business Development at Holden International, a business development and consultancy company, from July 2010 to June 2012. Mr. Gurfein served in the U.S. Marine Corps from September 1982 to November 2007, enlisting as a private and retiring as a Lieutenant Colonel. Mr. Gurfein holds an M.B.A. from Harvard Business School and a B.S. from Syracuse University.

Shanoop Kothari has been our Chief Financial Officer since January 2022. From January 2019 until September 2021, Mr., Kothari was the Chief Financial Officer of NuZee Inc (Nasdaq: NUZE), an environmentally friendly coffee co-packing services company. From July 2020 until May 2021, Mr. Kothari also served, in dual capacity, as NuZee’s Chief Operating Officer. In addition, Mr. Kothari served as a director of NuZee from October 2019 to March 2021. Prior to joining NuZee, Mr. Kothari was a Managing Director at B. Riley FBR, Inc. (“FBR”) from June 2014 until September 2018, where he oversaw the provision of a wide range of financial services to FBR’s oil and gas clients. From September 2012 to June 2014, Mr. Kothari was the Chief Financial Officer of a private oil and gas refinery joint venture with HollyFrontier. Mr. Kothari was an investment banker at Credit Suisse working in the energy industry investment segment from June 2005 until September 2012. From May 1998 until April 2003, Mr. Kothari served in variety of capacities for BindView Development, a publicly traded software company, including as Chief Financial Officer (from January 2001 to May 2001). Mr. Kothari was senior auditor at Price Waterhouse, an international accounting and consulting firm, from June 1995 to May 1998. Mr. Kothari has more than 25 years of accounting, finance and capital markets experience. Mr. Kothari holds a BA in Accounting from Southern Methodist University and an MBA from Rice University. Mr. Kothari is also a licensed CPA and CIA and possesses Series 7 / 24 / 63 licenses.
Karl Rothman was our Chief Financial Officer from May 2021 to January 2022. He has been our Chief Accounting Officer since January 2022. From December 2012 to November 2020, he was the President and Owner of Rothman and Company, an outsourced accounting services company where he oversaw clients in the health care, real estate and legal industries. Prior to this, Mr. Rothman served as an independent consultant for numerous small and growing businesses, providing Sarbanes-Oxley reviews and tax, project management, and outsourced accounting services. He is a Certified Public Accountant and a graduate of the University of Virginia.
Kevin Mikolashek has been our Chief Compliance Officer since September 2021. Prior to joining our company, from April 2018 until September 2021, he served as Managing Director for Misbah-Maher Consultancy, a consulting firm focused on Federal Government contracts in Afghanistan, and for Maher Legal Services, a law firm. From November 2015 to March 2018, Mr. Mikolashek was Senior Counsel at the Enforcement Division of the Federal Reserve Board of Governors, investigating large financial institutions. From November 2005 to November 2015, he served in the U.S. Department of Justice as an Assistant United States Attorney in the Eastern District of Virginia, where he led complex procurement fraud investigations into some of the nation’s largest defense contractors and represented the United States in civil litigation. From January 1997 to November 2005, Mr. Mikolashek served as an Army Judge Advocate Officer, prosecuting felonies, providing legal advice to combat commanders, and representing the Army in civil litigation. Since May 2016, Mr. Mikolashek has been on the board of directors of Western Fairfax Christian Ministries, a non-profit organization that provides relief to the hungry and homeless and has served as Treasurer for that organization since May 2017. Mr. Mikolashek served in the United States Army from 1997 to 2005. Mr. Mikolashek holds an M.B.A from the University of Virginia Darden Graduate School of Business, a J.D. from the Dickinson School of Law of Pennsylvania State University, and a B.A. from the Shippensburg University of Pennsylvania.
Jimmie Chatmon has served as our Executive Vice President since November 2017 and as a director of our company since November 2021. In this role he has helped our company grow in the short-term rental marketplace, drawing upon his prior experience and analytical expertise in designing our daily pricing and distribution strategies, while overseeing our revenue management team. Before joining our company, from July 2016 to November 2017, Mr. Chatmon worked in sales and revenue management at Vacation Rentals LLC, a provider of loyalty-branded, hotel-alternative accommodations. Mr. Chatmon earned his B.S. in Business Administration from the University of Miami in 2015.
Leonard Toboroff has been a director of our company since June 2021. Mr. Toboroff is a private investor. He was the Executive Vice President and Vice Chairman of the Board of Allis-Chalmers Energy Inc., a provider of products and services to the oil and gas industry, from 1988 to 2007. He was a director (and finance committee member) and Vice Chairman of Riddell Sports Corp., a sporting goods manufacturer, from 1988 to 2003. From 1998 until its sale in 2006, Mr. Toboroff was a director (and finance committee member) and Vice Chairman of Varsity Brands, Inc. a provider of goods and services to the school spirit industry. From 1988 to 1995 he was a director (and finance committee member) of Saratoga Springs

Water Co. From 1989 to 1998, he was Managing Director of the Corinthian Capital Group, LLC, a private equity fund. From 2005 to 2008, Mr. Toboroff was a director (and finance committee member) of ENGEX Corp., a closed-end mutual fund. From 2001 to 2004, he was a director of NOVT Corp. a developer of advanced medical treatments for coronary and vascular disease. From 2006 to 2009, he was a director of Asset Alliance Corp., an alternative investment company. From 1987 to 1988, Mr. Toboroff was Head of M&A at Rooney Pace Co. Investment Bank. From 1980 to 1990, Mr. Toboroff was the Chairman or Vice Chairman of American Bakeries Co., a Fortune 500 company, Chairman and Vice Chairman. Mr. Toboroff also has been a founding shareholder in various companies that completed their public offering including in fields of game technology, crowdfunding, and medical marijuana. Mr. Toboroff was a practicing attorney from 1960 to 1990, engaging in appellate practice in various federal courts and the U.S. Supreme Court and is a member of the US Supreme Court Historical Society. Mr. Toboroff is a graduate of Syracuse University and the University of Michigan Law School.
David Berg has been a director of our company since consummation of our IPO in August 2022. Mr. Berg has served as Partner of Infinity Collective, parent company of Infinity Real Estate, a private real estate investment and development company based in New York that owns, manages, and has developed over two million square feet of space, since January 2018, overseeing Infinity’s middle-market acquisitions, investment ventures, and the implementation of the firm’s overall investment strategy within Infinity’s expanding portfolio in New York City, Washington, D.C., Philadelphia, and Miami. From September 2011 to December 2018, he was Director of Investments at Infinity. Mr. Berg served as an Investment Manager at Monday Properties, a real estate investment firm that owns and operates properties primarily in New York City and the greater Washington, D.C. metro area, from April 2010 to September 2011, where he focused on the asset management of Class-A office towers. From August 2009 to April 2010, Mr. Berg was Vice President of Acquisitions at Mermelstein Development, an international real estate company principally engaged in the acquisition, ownership, investment, management and development of residencia, commercial and mixed-use properties, where he focused on mixed-use multi-family and retail-oriented investments. Mr. Berg started his career as an Investment Banking Analyst at RBC Capital Markets from June 2008 to July 2009. Mr. Berg graduated from the Goizueta Business School at Emory University.
Donald Engel has been a director of our company since consummation of our IPO in August 2022. Since 2020, he has served on the board of directors of Visionary Vehicles, PC, a company that focuses on developing environmentally efficient cars. From 1995 to 2004, Mr. Engel served as a consultant to the investment firm Morgan Joseph (now Morgan Joseph TriArtisan Group). Mr. Engel served as Managing Director at and a consultant to Drexel Burnham Lambert, Inc., a multi-national investment bank, from 1975 to 1990. Mr. Engel has served as a director on the boards of numerous companies, including Blink Charging Company (NASDAQ: BLNK), which designs and operates electronic vehicle charging stations, where he served from 2000 to 2022; Triangle Industries, a metal component manufacturer supplier, from 1984 to 1990; Revlon Consumer Products Corporation, the iconic leading company in beauty products, from 1985 to 1988; Uniroyal Chemical, a specialty and polymer manufacturer, from 1984 to 1990; and ATL Corporation, a medical device manufacturer, from 1982 to 1985. He has also held board seats from time to time at Banner Industries, a leading manufacturer of medical care and other industrial components, Savannah Pulp & Paper, a paper products manufacturer, and APL Corp., a leading logistics company.
Aimee J. Nelson has been a director of our company since consummation of our IPO in August 2022. From June 2020 to present, Ms. Nelson has provided various clients with financial and strategic consulting services through her firm, AJAY Ventures. From January 2020 to June 2020, she was the Chief Financial Officer of Cuisine Global, a plant-based food and lifestyle company, where she implemented new accounting and vendor management systems, oversee assets sales, and created annual budgets and strategic plans. From April 2014 to May 2018, she was a Managing Director at Fifth Third Bank, a national bank, where she oversaw a portfolio of corporate lending clients, ranging from starts ups to mature high-revenue businesses. From January 2012 to April 2014, she was a consultant to Wild Oats, LLC, a development stage company funded by Yucaipa Companies, overseeing the formation of a joint venture with Daymon Worldwide to launch more than 160 fresh foods and nonfood products through global retail chains. From June 2010 to December 2011, she was a finance consultant to Key Development, LLC, a family office, consulting that company on the areas of business acquisitions and opportunities. From 1999 to May 2010, she worked in various capacities at national banks, including JPMorgan Chase, Compass Bank, Wachovia Bank and Park Cities Bank, where she helped building portfolios of banking clients and assisted in business growth initiatives, including in the areas of real estate and commercial real estate lending. She received her BBA from Texas Christian University and her MBA from Southern Methodist University.
Jeffrey Webb has been a director of our company since consummation of our IPO in August 2022. Mr. Webb became Chairman and Chief Executive Officer of Varsity Brands when that company was formed in 2012 from the merger of Varsity Spirit Corporation, a company founded by Mr. Webb, and Herff Jones, a leading producer of high school and college graduation apparel and class rings. He stepped down as CEO of Varsity Brands in 2016. He continued to serve as Chief Executive Officer of Varsity Brands through its acquisition by Bain Capital Private Equity for $2.8 billion in 2018, and ultimately retired as its Chairman in 2020. In 1974, Mr. Webb founded Varsity Spirit Corporation, a company that develops nationwide training camp systems, distributes uniforms and equipment, and produces national televised championship competitions, tours and performance for and featuring collegiate and high school spirit and cheerleading organizations. Events produced by Varsity Spirit Corporation include high-profile events such as the Macy’s Thanksgiving Day Parade in New York, the Citrus Bowl, and various European events. Prior to founding Varsity Spirit Corporation, from 1972 to 1974, he served in various capacities with Cheerleader Supply Company, a distributor of spirit and cheerleading uniforms and equipment, including as its Vice President and General Manager. Mr. Webb is the founder of the Universal Cheerleading Association (UCA). He is also the founder and current President of the International Cheer Union, the world governing body of the sport of cheerleading. Mr. Webb received his B.S. degree in political science from the University of Oklahoma.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Composition of our Board of Directors
Our board of directors consists of seven directors. Each director’s term will continue until the annual meeting of the stockholders next held after his or her election and the election and qualification of his or her successor, or his or her earlier death, disqualification, resignation, or removal.
When considering whether directors have the experience, qualifications, attributes, or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Mr. Ferdinand, our Chief Executive Officer is also the Chairman of our board of directors. Our board of directors determined that having our Chief Executive Officer also serve as the Chairman of our board of directors provides us with optimally effective leadership and is in our best interests and those of our stockholders. Mr. Ferdinand founded and has led our company since its inception. Our board of directors believes that Mr. Ferdinand’s strategic vision for our business, his in-depth knowledge of our operations and the short-stay vacation and real estate industries, and his experience serving on our board of directors and as Chief Executive Officer since our inception make him well qualified to serve as both Chairman of our board of directors and Chief Executive Officer.
Director Independence
We are a “controlled company” under the rules of Nasdaq. The rules of Nasdaq define a “controlled company” as a company of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. As of the date of this prospectus, Mr. Ferdinand beneficially owns approximately 59.7% of the voting power of our outstanding capital stock. As a result, we qualify for exemptions from certain corporate governance requirements under Nasdaq rules. We have elected at this time to not opt into these exemptions, although we could do so in the future. Even though we are a controlled company, we are required to comply with the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

In connection with our IPO, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us, either directly or as an officer, partner, or stockholder of a company that has a relationship with us. Our board of directors has affirmatively determined that each of Mr. Engel, Ms. Nelson, Mr. Toboroff and Mr. Webb is an “independent director,” as defined under the rules of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Committees of Our Board of Directors
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through actions of the board of directors and standing committees. We will have a standing audit committee, nominating and corporate governance committee, compensation committee, and finance, risk and investment committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.
Each of the audit committee, nominating and corporate governance committee, compensation committee, and finance, risk and investment committee operate under a written charter that was be approved by our board of directors in connection with our IPO. A copy of each of the audit committee, nominating and corporate governance committee, compensation committee, and finance, risk & investment committee charters will be available on our principal corporate website at corphousinggroup.com/investors. The information on, or that can be accessed through, any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Audit Committee
Our audit committee is responsible for, among other things:
•
appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

•
discussing with our independent registered public accounting firm their independence from management;

•
reviewing with our independent registered public accounting firm the scope and results of their audit;

•
approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the

•
overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•
reviewing our policies on risk assessment and risk management;

•
reviewing related person transactions; and

•
establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters.

Our audit committee consists of Ms. Nelson, Mr. Toboroff and Mr. Webb, with Ms. Nelson serving as chair. Each such member meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. In addition, our board of directors has determined that each member of our audit committee meets the financial literacy requirements of the Nasdaq listing standards and that Ms. Nelson will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is responsible for, among other things:
•
identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•
periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors, including recommending to our board of directors the nominees for election to our board of directors at annual meetings of our stockholders;

•
overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•
developing and recommending to our board of directors a set of corporate governance guidelines.

Our nominating and corporate governance committee will consist of Ms. Nelson, Mr. Toboroff and Mr. Webb, with Mr. Webb serving as chair. Our board of directors has affirmatively determined that each member of this committee meets the definition of “independent director” under Nasdaq rules.
Compensation Committee
Our compensation committee will be responsible for, among other things:
•
reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving (either alone, or if directed by the board of directors, in connection with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•
reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•
reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements;

•
making recommendations to our board of directors regarding the compensation of our directors; and

•
appointing and overseeing any compensation consultants.

Our compensation committee consists of Ms. Nelson, Mr. Toboroff and Mr. Webb, with Mr. Toboroff serving as chair. Each member of this committee meets the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules, including the heightened independence standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act.
Finance, Risk and Investment Committee
Our finance, risk & investment committee is responsible for, among other things:
•
reviewing and providing guidance to management and our board of directors with respect to our capital and liquidity risk management processes and strategies, financial risk management strategies, capital structure and capital expenditures strategy;

•
overseeing our investment policies and strategies; and

•
reviewing and evaluating our policies with respect to enterprise risk assessment and enterprise risk management, including our financial and cybersecurity risks.

Our finance, risk & investment committee consists of Ms. Nelson, Mr. Toboroff and Mr. Webb.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management and for overseeing management of regulatory risks. Our finance, risk and investment committee is responsible for managing risks associated with our capital structure, credit, liquidity and operations, as well as financial and cybersecurity risks, and oversees our enterprise risk management framework. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors does not believe that its role in the oversight of our risks affects the board of directors’ leadership structure.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Board Diversity
Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills, and experience required for the board of directors as a whole and its individual members. Although our board of directors does not have a formal written diversity policy with respect to the evaluation of director candidates, in its evaluation of director candidates, our nominating and corporate governance committee will consider factors including, without limitation, issues of character, personal and professional integrity, ethics and values, experience in corporate management, finance and other experience relevant to our industry, relevant social policy concerns, judgment, potential conflicts of interest, other commitments, practical and mature business judgment, including the ability to make independent analytical inquiries, and such factors as age, sex, race, place of residence and specialized experience and any other relevant qualifications, attributes or skills.
Code of Business Conduct and Ethics
In connection with our IPO, we adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 and 2021 Summary Compensation Table” below. In 2021, our chief executive officer and our two other highest-paid executive officers, or our named executive officers, and their positions were as follows:
•
Brian Ferdinand, our Chairman and Chief Executive Officer;

•
David Gurfein, our President and Chief Operating Officer; and

•
Karl Rothman, our former Chief Financial Officer and current Chief Accounting Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.
2020 and 2021 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020 and 2021:
Name and Principal Position	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	All Other Compensation ($)	Total ($)
Brian Ferdinand(1) 2020	$358,593	$—	$—	$—	$—	$358,593
2021	$721,506	$—	$—	$—	$—	$721,506
David Gurfein(2) 2020	$53,250	$—	$—	$—	$—	$53,250
2021	$7,560	$—	$—	$—	$—	$7,560
Karl Rothman(3)
2020	28,500					28,500
2021	98,000					98,000

(1)
Mr. Ferdinand’s services were provided to our company in 2020 and 2021 through a consulting agreement between our company and SuperLuxMia LLC, a consulting firm owned by Mr. Ferdinand. In connection with the consummation of our IPO, such consulting agreement was terminated and Mr. Ferdinand entered into an employment agreement with our company as described below under “Executive Compensation Arrangements.”

(2)
Mr. Gurfein’s services were provided to our company in 2020 and 2021 through a consulting agreement between our company and himself. In connection with the consummation of our IPO, such consulting agreement was terminated, and Mr. Gurfein entered into an employment agreement with our company as described below under “Executive Compensation Arrangements.”

(3)
Mr. Rothman’s services were provided to our company in 2020 and 2021 through a consulting agreement between our company and Rothman & Company, a company owned and controlled by him. In connection with the consummation of our IPO, such consulting agreement was terminated, and Mr. Rothman entered into an employment agreement with our company as described below under “Executive Compensation Arrangements.” In connection with the consummation of this offering, Mr. Rothman will enter into an employment agreement with our company.

Outstanding Equity Awards at Fiscal Year-End
We had no options outstanding as of December 31, 2021. In January 2022, we adopted our 2022 Plan and have issued options to purchase an aggregate of 2,644,000 shares of our common stock thereunder, including the options described immediately below under “— Executive Compensation Arrangements.”

Executive Compensation Arrangements
Each of Brian Ferdinand, our Chairman and Chief Executive Officer, David Gurfein, our President and Chief Operating Officer, Shanoop Kothari, our Chief Financial Officer, Kevin Mikolashek, our Chief Compliance Officer, Karl Rothman, our Chief Accounting Officer, and Jimmie Chatmon, our Executive Vice President entered into three-year employment agreements at the closing of our IPO, providing for annual salaries of $600,000, $250,000, $225,000, $75,000, $180,000 and $225,000, respectively. Each agreement has customary noncompete and nonsolicitation provisions and provides for termination by our company for cause and by the employee for good reason.
As part of his employment Mr. Gurfein has been issued options to purchase 388,818 shares of our common stock under the 2022 Plan. The options are exercisable at $4.00 per share. These options shall vest only upon our attainment of annual revenues during the option term as follows: 33-1/3% vest if our company’s revenues exceed $150 million (and up to $275 million) in any fiscal year during the option term, an additional 33-1/3% vest if our company’s revenues exceed $275 million (and up to $400 million) in any fiscal year during the option term; and the final 33-1/3% vest if our company’s revenues exceed $400 million in any fiscal year during the option term. As part of his existing consulting agreement with our company, Mr. Gurfein received a bonus of $250,000 in connection with our IPO.
As part of his employment Mr. Kothari has been issued options to purchase 500,000 shares of our common stock under the 2022 Plan. The options are exercisable at $4.00 per share. 375,000 of these shares shall vest in three equal annual installments, commencing on August 16, 2023. 125,000 of these shares shall vest on February 16, 2023.
As part of his employment Mr. Rothman has been issued options to purchase 125,000 shares of our common stock under the 2022 Plan. The options are exercisable at $4.00 per share. These shares shall vest in three equal annual installments, commencing on August 16, 2023.
As part of his employment Mr. Mikolashek has been issued options to purchase 93,750 shares of our common stock under the 2022 Plan. The options are exercisable at $4.00 per share. These shares shall vest in three equal annual installments, commencing on August 16, 2023. Mr. Mikolashek was paid a bonus of $50,000, in connection with our IPO.
Director Compensation
We pay our independent directors $180,000 per year comprised of $72,000 in cash and the issuance of shares of our common stock in two semi-annual tranches each having a market value based on the price of our common stock on the last trading day prior to issuance of $54,000 per tranche. The annual cash payment to our independent directors was first made on the date of consummation of our IPO and will be made on each anniversary thereafter. The annual issuances of common stock to our independent directors are made in two installments, with the first installment having been issued on or about the date consummation of our IPO and the next due on the 180th day after such date, and then on the anniversaries of each such date thereafter.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common stock as of the date of this prospectus:
•
each person known by us to beneficially own more than 5% of our common stock;

•
each of our named executive officers and directors (and director nominees); and

•
all of our executive officers and directors as a group.

We believe, based on the information furnished to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by such stockholder unless noted otherwise, subject to community property laws where applicable.
Name	Shares of Common Stock Owned	Percentage Ownership
Brian Ferdinand, Chairman and Chief Executive Officer(2)	17,411,776	63.5%
Jimmie Chatmon, Executive Vice President and Director(3)	1,613,000	5.7%
David Gurfein, President and Chief Operating Officer(4)	960,199	3.4%
Shanoop Kothari, Chief Financial Officer(5)	654,333	2.4%
Karl Rothman, Chief Accounting Officer(6)	—	—
Kevin J. Mikolashek, Chief Compliance Officer(7)	—	—
Leonard Toboroff, Director(8)	430,167	1.5%
Aimee J. Nelson, Director Nominee	13,500	*
Jeffrey Webb, Director Nominee	13,500	*
David Berg, Director Nominee	13,500	*
Donald Engel, Director Nominee	13,500	*
EBOL Holdings LLC(9)	1,576,806	5.8%
All executive officers and directors (and nominees) as a group(10)	22,642,918	82.6%

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and generally includes shares over which such stockholder has voting or dispositive power, including any shares that such stockholder has the right to acquire within 60 days of the date hereof.

(2)
Represents (a) 16,343,443 shares of our common stock owned by THA Holdings LLC (“THA Holdings”), an entity controlled by Brian Ferdinand, our Chairman and Chief Executive Officer, (a) 250,000 shares of our common stock issuable upon exercise of the THA Contingent Warrants owned by THA Family II Limited Liability Company (“THA Family II”), an entity owned and controlled by Mr. Ferdinand’s spouse, (c) 312,500 shares of our common stock, (d) 73,333 shares of our common stock issuable upon conversion of a 2022 Insider Bridge Note owned by SuperLuxMia LLC, an entity owned and controlled by Mr. Ferdinand, (e) 55,000 shares of common stock underlying a 2022 Insider Bridge Warrant owned by SuperLuxMia LLC, (f) 150,000 shares of common stock issuable upon conversion of a 2022 Insider Bridge Note owned by THA Family II, (g) 112,500 shares of common stock underlying a 2022 Insider Bridge Warrant owned by THA Family II and (h) 115,000 shares purchased in our IPO. See “Certain Relationship and Related Party Transactions.”

(3)
Represents 1,613,000 shares of our common stock owned by JLC III LLC (“JLC”), an entity owned and controlled by Jimmie Chatmon, our Executive Vice President and a director. The principal address of JLC is 180 NE 29th Street, #828, Miami, Florida 33137. The business address of Mr. Chatmon is c/o CorpHousing Group Inc., 2125 Biscayne Blvd. Suite 253, Miami, Florida 33137.

(4)
Represents 960,199 shares of our common stock owned by Sierra Bravo Holdings LLC (“SBH”), an entity owned and controlled by the spouse of David Gurfein, our President and Chief Operating Officer. Does not include 388,818 shares of our common stock issuable upon exercise of options granted to

Mr. Gurfein, which options shall vest in three equal annual installments upon our company’s attainment of certain revenue targets as described in “Executive Compensation — Executive Compensation Arrangements.” The principal address of SBH is 5810 Kingstowne Center, Suite 120-317, Alexandria, Virginia 22315. The business address of Mr. Gurfein is c/o CorpHousing Group Inc., 2125 Biscayne Blvd. Suite 253, Miami, Florida 33137.
(5)
Does not include 500,000 shares of common stock issuable upon exercise of options granted to Mr. Kothari, of which 375,000 options shall vest in three equal annual installments commencing on the August 15, 2023 with the balance of 125,000 shares vesting on February 16, 2023. Includes 83,333 shares of our common stock, and 62,500 shares of common stock underlying a 2022 Insider Bridge Warrants owned by Mr. Kothari as well as 30,000 shares purchased in our IPO. See “Certain Relationship and Related Party Transactions.” The business address of Mr. Kothari is c/o CorpHousing Group Inc., 2125 Biscayne Blvd. Suite 253, Miami, Florida 33137.

(6)
Does not include 157,000 shares of common stock issuable upon exercise of options granted to Mr. Rothman, which options shall vest in three equal annual installments commencing on August 16, 2023. The business address of Mr. Rothman is c/o CorpHousing Group Inc., 2125 Biscayne Blvd. Suite 253, Miami, Florida 33137.

(7)
Does not include 75,000 shares of common stock issuable upon exercise of options granted to Mr. Mikolashek, which options shall vest in three equal annual installments commencing on August 16, 2023. The business address of Mr. Mikolashek is c/o CorpHousing Group Inc., 2125 Biscayne Blvd. Suite 253, Miami, Florida 33137.

(8)
Includes 16,667 shares of our common stock, and 12,500 shares of common stock underlying a 2022 Insider Bridge Warrants owned by Mr. Toboroff as well as 25,000 shares purchased in our IPO. See “Certain Relationship and Related Party Transactions.”

(9)
Includes 125,000 shares issuable upon exercise of the EBOL Contingent Warrants at an exercise price of $4.20 and 62,500 shares purchased in our IPO. EBOL Holdings LLC is an entity owned and controlled by Edward Rogers, our company’s Head of Property Acquisitions.

(10)
Represents all shares indicated as included in footnotes (2) through (8) above. Excludes all shares indicated as not included in footnotes (2) through (8) above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SuperLuxMia LLC
Through the date of our IPO, the services of Brian Ferdinand, our Chairman and Chief Executive Officer, had been rendered through a consulting agreement (“SLM Consulting Agreement”), dated January 1, 2018, between our company and SuperLuxMia LLC (“SLM”), an entity controlled and managed by Mr. Ferdinand. The SLM Consulting Agreement had a term through March 31, 2022. Under the terms of the SLM Consulting Agreement, we received certain resources and the business time of Mr. Ferdinand. Upon consummation of our IPO, Mr. Ferdinand entered into the employment agreement with our company described above under “Executive Compensation — Executive Compensation Arrangements.” We have paid fees to SLM under the SLM Consulting Agreement in the amounts of $335,435 in 2019, $358,593 in 2020 and $719,006 in 2021.
SLM has loaned money to our company from time to time under the terms of promissory notes, each bearing interest at the annual rate of 1% with interest payable at maturity. In 2019, we borrowed $73,980 from SLM pursuant to a note dated March 1, 2019 and having a maturity date of March 1, 2020, which note was repaid on or prior to its maturity date. In 2020, we borrowed $73,180 from SLM pursuant to a note dated March 15th 2020, and having a maturity date of March 15th, 2021, which note was repaid on or prior to its maturity date. In 2021, we borrowed $232,170 from SLM pursuant to a note dated June 15th, 2021 (“2021 SLM Note”), which note matured and was repaid on June 15, 2022.
In the 2022 Insider Bridge Financing, SLM purchased a 2022 Insider Bridge Note in the principal amount of $220,000 and 2022 Insider Bridge Warrants to purchase 55,000 shares of our common stock at an exercise price of $4.20 per share. Under the terms of the 2022 Insider Bridge Note, the principal and interest thereon was converted at closing of our IPO into 73,333 shares of our common stock, based on a conversion price equal to 75% of the per-share price in our IPO.
In May 2022, SLM provided $568,000 in financing to our company for general operating expenses relating to the launch of our Marriott Herald Square property. This loan is evidenced by an unsecured, 24-month note, bearing interest at 6% per annum, with interest payable at maturity. We may prepay this note at any time without prepayment penalty, subject to the terms of our other existing debt.
Brian Ferdinand
In June 2022, Brian Ferdinand, our founder, chairman and chief executive officer, personally provided us with an additional $750,000 of financing for operating expenses relating to the launch of certain of our newer properties, including the Astor Hotel and 1000 29th Street. This loan is evidenced by an unsecured, 24-month note, bearing interest at 6% per annum, with interest payable at maturity. We may prepay this note at any time without prepayment penalty, subject to the terms of our other existing debt.
Ferdinand Holdings II
Ferdinand Holdings II LLC is an entity controlled and managed by Brian Ferdinand. In July 2019, Ferdinand Holdings II loaned our company $4,975 under the terms of a promissory note having a maturity date of November 1, 2021 and bearing interest at the annual rate of 1%, with interest payable at maturity. This note has been repaid.
Lane Ferdinand
Lane Ferdinand is the father of Brian Ferdinand. Lane Ferdinand, through the Law Offices of Lane Ferdinand, had served as general counsel to our company since inception but has not been paid any legal fees. Lane Ferdinand, individually, has loaned certain amounts to our company from time to time under the terms of a convertible revolving promissory note, dated March 30, 2019 (“LF Convertible Note”). The LF Convertible Note has a maturity date of March 30, 2024 and bears interest at the annual rate of 1%, with interest payable at maturity. At the time of consummation of our IPO, an aggregate of $678,304 was outstanding under the LF Convertible Note. In connection with our IPO, the LF Convertible Note was converted into 675,000 shares of our common stock.

In the 2022 Insider Bridge Financing, Lane Ferdinand purchased a 2022 Insider Bridge Note in the principal amount of $310,000 and 2022 Insider Bridge Warrants to purchase 77,500 shares of our common stock at an exercise price of $4.20 per share. Under the terms of the 2022 Insider Bridge Note, the principal and interest thereon was converted at closing of our IPO into 103,333 shares of our common stock based on a conversion price equal to 75% of the per-share price in our IPO.
EBOL Holdings LLC
Edward Rogers is the controlling member of EBOL Holdings LLC, an entity which owns approximately 5.8% of our outstanding common stock as of the date of this prospectus. Mr. Rogers also serves as the Head of Property Acquisitions of our company. On January 19, 2019, Mr. Rogers loaned our company the principal amount of $275,000 under the terms of a credit agreement. This loan bore interest at the annual rate of 1%, with interest payable at maturity, and had a maturity date of January 5, 2020. This loan was repaid as of September 30, 2021 and the credit agreement is no longer of any force or effect.
In November 2021, EBOL Holdings LLC purchased a $500,000 principal amount senior unsecured note of our company (“November 2021 Note”) and warrants (the “EBOL Warrants”) to purchase up to 125,000 shares of our common stock at an exercise price of $4.00 per share. The EBOL Warrants are issuable upon a successful completion of an initial public offering. The November 2021 Note was amended in January 2022. The November 2021 Note has a maturity date of May 15, 2023 with a 20% prepayment penalty, and bears interest at the rate of 6% per annum, with such interest payable monthly in arrears in cash. The obligations under the November 2021 Note are senior obligations of our company. As amended, the November 2021 Note was prepayable by us at any time, and was repaid at closing of our IPO.
879 Dune RD LLC
879 Dune RD LLC is an entity controlled by Brian Ferdinand. Under the terms of a promissory note, dated July 17, 2020, 879 Dune RD LLC has loaned our company an aggregate of $87,000. The note bears interest at the annual rate of 1% per annum, with interest payable at maturity, and has a maturity date of December 31, 2021. As of the date of this prospectus, this note has been repaid in its entirety.
Romanello Family Trust
The Romanello Family Trust (the “Trust”), is a family trust of which Andrea Ferdinand, the spouse of Brian Ferdinand, is the trustee. On April 6, 2021, the Trust loaned our company the principal amount of $300,000, under the terms of a promissory note (“Trust Note”), which bears interest at the annual rate of 1%, with interest payable at maturity, and has a maturity date of November 1, 2021. As of the date of this prospectus, the Trust Note has been repaid in its entirety.
THA Family II
In October 2021, THA Family II Limited Liability Company (“THA Family II”), an entity controlled by Andrea Ferdinand, the spouse of Brian Ferdinand, our Chairman and Chief Executive Officer, purchased a $2 million principal amount senior secured note of our company (“October 2021 Note”) and warrants (the “THA Warrants”) to purchase up to 250,000 shares of our common stock at an exercise price of $4.00 per share. The October 2021 Note was amended in January 2022 and March 2022. The October 2021 Note has a maturity date of April 15, 2023, and bears interest at the rate of 6% per annum, with such interest payable monthly in arrears in cash.
As amended, the October 2021 Note may be prepaid by us at any time (with a 20% prepayment premium). As amended, we were required to repay 25% of the outstanding principal and interest on the October 2021 Note (and the 20% prepayment premium applicable thereon) upon consummation of our IPO. 50% of the principal and interest on the October 2021 Note (and a 20% prepayment premium on such prepaid principal) was converted at the close of our IPO into 312,500 shares or our common stock at a conversion price equal to 80% of the per-share offering price in our IPO.
In the 2022 Insider Bridge Financing, THA Family II purchased a 2022 Insider Bridge Note in the principal amount of $450,000 and 2022 Insider Bridge Warrants to purchase 112,500 shares of our common stock at an exercise price of $4.20 per share. Under the terms of the 2022 Insider Bridge Note, the principal and interest thereon was converted at closing of our IPO into 150,000 shares of our common stock, based on a conversion price equal to 75% of the per-share price in our IPO.
Shanoop Kothari
In the 2022 Insider Bridge Financing, Shanoop Kothari, our chief financial officer, purchased a 2022 Insider Bridge Note in the principal amount of $250,000 and 2022 Insider Bridge Warrants to purchase 62,500 shares of our common stock at an exercise price of $4.20 per share. Under the terms of the 2022 Insider Bridge Note, the principal and interest thereon was converted at closing of our IPO into 83,333 shares of our common stock, based on a conversion price equal to 75% of the per-share price in our IPO.
Leonard Toboroff
In the 2022 Insider Bridge Financing, Leonard Toboroff, a director of our company, purchased a 2022 Insider Bridge Note in the principal amount of $50,000 and 2022 Insider Bridge Warrants to purchase 12,500 shares of our common stock at an exercise price of $4.20 per share. Under the terms of the 2022 Insider Bridge Note, the principal and interest thereon was converted at closing of our IPO into 16,667 shares of our common stock, based on a conversion price equal to 75% of the per-share price in our IPO.

SELLING STOCKHOLDERS
The common stock being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “2022 Investor Financing” above. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling shareholders have not had any material relationship with us within the past three years.
The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the 2022 Investor Financing Notes and 2022 Investor Financing Warrants, as of October 10, 2022, assuming the conversion of such promissory notes and the exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercises.
The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.
In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issuable to the selling shareholders upon the conversion or exercise of 2022 Investor Financing Notes and 2022 Investor Financing Warrants issued as described in the “2022 Investor Financings” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.
Under the terms of the 2022 Investor Financing Notes and the warrants, a selling shareholder may not convert such notes (or the promissory notes issuable upon conversion thereof) or exercise the 2022 Investor Financing Warrants to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of such notes or exercise of such warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our common stock with respect to which the Selling Stockholders has sole or shared voting and investment power. The percentage of shares of our common stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 26,529,418 shares of our common stock outstanding on October 19, 2022. The fourth column assumes the resale by the Selling Stockholders of all of the shares of our common stock being offered for resale pursuant to this prospectus.

	Number of Shares of common stock Beneficially Owned Prior to Offering		Maximum Number of Shares of common stock to be Offered Pursuant to this Prospectus	Number of Shares of common stock Beneficially Owned After Offering
Name of Selling Stockholders	Number	Percent		Number(1)	Percent
Greenle Partners LLC Series Alpha P.S.(2)	4,191,490(3)	—	4,191,489	0	—
Maxim Group LLC(4)	32,000	—	32,000	0	—

(1)
Assumes the sale of all shares of our common stock being offered pursuant to this prospectus.

(2)
The business address of Greenle Partners LLC Series Alpha P.S. (“Greenle”) is 156 W. Saddle River Road Saddle River, NJ 07458. Mr. Alan Uryniak, as the manager of Greenle, has sole voting and dispositive power over all shares beneficially owned by Greenle.

(3)
Consists of (a) 2,003,239 shares of our common stock issuable to them upon conversion of 2022 Investor Financing Notes and (b) 2,156,251 shares of our common stock issuable to them upon exercise of 2022 Investor Financing Warrants.

(4)
Consists of 32,000 shares of our common stock issuable to them upon exercise of our 2022 Investor Financing Agent Warrants. The address of Maxim Group LLC (“Maxim”) is 300 Park Avenue, 16th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION
Each selling stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
settlement of short sales;

•
in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SHARES ELIGIBLE FOR FUTURE SALE
Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although our common stock is listed on the Nasdaq Capital Market as of the date of this prospectus, we cannot assure you that there will remain an active public market for our common stock.
23,154,418 shares of our currently outstanding common stock are “restricted securities,” as that term is defined in Rule 144. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.
As a result of contractual restrictions described below and the provisions of Rules 144 and 701 promulgated under the Securities Act, 23,154,418 shares of our common stock will be eligible for sale in the public market upon expiration of lock-up agreements on and after February 15, 2023, subject, in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701. This does not include an aggregate of 4,191,490 shares issuable upon conversion of our 2022 Investor Financing Notes and exercise of our 2022 Investor Financing Warrants all of which shall be sellable by the holder upon issuance under this prospectus.
Registration Rights
The holders of the THA Warrants, EBOL Warrants, the 2022 Insider Bridge Warrants, 2022 Investor Financing Warrants, 2022 Investor Financing Agent Warrants and Underwriter’s Warrants have certain demand and/or customary piggyback registration rights.
Lock-Up Agreements
We, our officers and directors, and holders of 3% or more of our common stock and securities convertible into or exchangeable for 3% or more our common stock have agreed in connection with our IPO that, without the prior written consent of Maxim Group LLC, as a representative of the underwriters, we and they will not, subject to certain exceptions, during the period ending on the earlier of 180 days after the date of this prospectus and the opening of trading on the second trading day immediately following our public release of earnings for the second quarter following the most recent period for which financial statements are included in this prospectus, or the restricted period:
•
offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, or publicly disclose an intention to do any of the foregoing, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership (as such term is used in Rule 13d-3 of the Exchange Act); or

•
enter into any swap or other arrangement that transfers to another, all or a portion of the economic consequences of ownership of our common stock or any securities convertible into or exercisable, or exchangeable for shares of our common stock, whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. Holders of substantially all of our capital stock and options are subject to market stand-off provisions in agreements with us that impose similar restrictions.
Maxim Group LLC, as a representative of the underwriters in our IPO, has advised us that they have no present intent or arrangement to release any shares subject to a lock-up, subject to exceptions specifically set forth in the lock-up agreements, and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, the representative would consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market or our common stock and whether the holder of our shares requesting the release is an officer, director, or other affiliate of ours.
Notwithstanding the foregoing, we have agreed that if the reported closing price of a share of common stock exceeds $8.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, the “Price Threshold”) for five (5) consecutive trading days commencing on or after the September 25, 2022, Mr. Ferdinand shall be entitled to sell or transfer up to 250,000 shares of common stock, subject to compliance with all volume limitations and requirements under Rule 144. Additionally, if the reported closing price of a share of common stock exceeds $8.00 for five (5) consecutive trading days commencing on or after the 90th day after our IPO, Mr. Ferdinand shall be entitled to sell or transfer up to 250,000 additional shares of common stock, subject to compliance with all volume limitations and requirements under Rule 144. The two foregoing lock-up release provisions shall be cumulative.
Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions and market stand-off restrictions will become eligible for sale, subject to the limitations discussed above. For additional information, see “Underwriting.”
Rule 144
Affiliate Resales of Restricted Securities
In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least 180 days would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions,” or to market makers, a number of shares within any three-month period that does not exceed the greater of:
•
1% of the number of shares of our common stock then outstanding; and

•
the average weekly trading volume in our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non-Affiliate Resales of Restricted Securities
Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.
Non-affiliate resales are not subject to the manner of sale, volume limitation, or notice filing provisions of Rule 144.
2022 Plan
We intend to file one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of all shares of common stock subject to outstanding stock options issued and common stock issuable under our 2022 Plan. As of the date of this prospectus, we have granted options to purchase an aggregate of 2,644,000 shares of common stock. We expect to file the registration statement covering shares offered pursuant to our equity incentive plan shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

LEGAL MATTERS
The legality of the securities offered hereby will be passed on for us by our counsel, Graubard Miller, New York, New York.
EXPERTS
The consolidated financial statements of CorpHousing Group Inc. and SoBeNY Partners Inc. and their predecessor companies, Corphousing LLC and SoBeNY Partners LLC as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, are included herein in reliance upon the report of Grassi & Co., CPAs, P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.
Information contained on, or that can be accessed through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

CORPHOUSING LLC AND AFFILIATE

Three and Six Month Ended June 30, 2022 and 2021
Years Ended December 31, 2021 and 2020

CORPHOUSING GROUP INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)
	June 30, 2022	December 31, 2021
ASSETS
Current Assets
Cash	$556	$6,998
Processor retained funds	4,616,255	56,864
Prepaid expenses and other current assets	512,939	166,667
Deferred offering costs	1,234,500	771,954
Security deposits – current	276,943	276,943
Total Current Assets	$6,641,193	$1,279,426
Other Assets
Furniture and equipment, net	8,944	11,500
Restricted cash	1,100,000	1,100,000
Security deposits – noncurrent	4,108,010	1,377,010
Operating lease right-of-use asset, net	49,941,971	—
Total Other Assets	55,158,925	2,488,510
Total Assets	$61,800,118	$3,767,936
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$5,301,053	$4,209,366
Rents received in advance	4,071,095	1,819,943
Merchant cash advances – net of unamortized costs of $0 and $57,768, respectively	575,489	1,386,008
Loans payable – current portion	2,780,054	1,267,004
Loans payable – SBA – PPP Loan – current portion	815,183	815,183
Convertible loans payable – related parties – current portion	2,596,865	—
Loans payable – related parties – current portion	1,071,128	22,221
Operating lease liability – current	7,182,381	—
Income taxes payable	750,000	—
Total Current Liabilities	25,143,248	9,519,725
Long-Term Liabilities
Loans payable	545,789	925,114
Loans payable – SBA – EIDL Loan	800,000	800,000
Loans payable – related parties	—	496,500
Convertible loans payable – related parties	700,195	2,608,860
Line of credit	94,975	94,975
Deferred rent	—	536,812
Operating lease liability	43,962,492	—
Total Long-term Liabilities	46,103,451	5,462,261
Total Liabilities	71,246,699	14,981,986
Commitments and Contingencies
Stockholders’ Deficit
Members’ Deficit	—	(11,214,050)
Common stock (shares authorized, issued and outstanding – 90,000,000; 21,675,001; 21,675,001; respectively)	216	—
Accumulated deficit	(9,446,797)	—
Total Stockholders’ Deficit	(9,446,581)	(11,214,050)
Total Liabilities and Stockholders’ Deficit	$61,800,118	$3,767,936
See accompanying notes to condensed consolidated financial statements.

CORPHOUSING GROUP INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Rental Revenue	$12,656,540	$6,728,686	$24,419,439	$11,688,873
Refunds and Allowances	2,455,202	2,545,820	5,118,676	4,199,978
Net Rental Revenue	10,201,338	4,182,866	19,300,763	7,488,895
Cost of Revenue	7,344,720	4,035,238	13,930,882	7,920,531
Gross Profit (Loss)	2,856,618	147,628	5,369,881	(431,636)
General and Administrative Expenses
Administrative and other	809,121	701,040	1,559,742	1,258,458
Professional fees	76,500	37,390	305,485	90,404
Total General and Administrative Expenses	885,621	738,430	1,865,227	1,348,862
Net Income (Loss) Before Other Income (Expense)	1,970,997	(590,802)	3,504,654	(1,780,498)
Other Income (Expense)
Other income	137,154	434	587,067	467
Interest and financing costs	(595,742)	(542,764)	(1,159,879)	(660,007)
Total Other Expenses	(458,588)	(542,330)	(572,812)	(659,540)
Income (Loss) Before Provision for Income Taxes	1,512,409	(1,133,132)	2,931,842	(2,440,038)
Provision for Income Taxes
Current	750,000	—	750,000	—
Net Income (Loss)	$762,409	$(1,133,132)	$2,181,842	$(2,440,038)
Basic and diluted earnings per common share	$0.04	$—	$0.10	$—
Basic and diluted weighted average number of common shares outstanding	21,675,001	—	21,315,747	—
See accompanying notes to condensed consolidated financial statements.

CORPHOUSING GROUP INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Stockholders’ Deficit
For the three and six month periods ended June 30, 2022 and 2021
(Unaudited)
	Common Stock		Members’ Deficit	Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
Balance – December 31, 2020 partnership equity	—	$—	$(7,795,669)	$—	$—	$—
Net Loss			(1,306,906)
Contributions			33,821
Distributions			(568,485)
Balance – March 31, 2021 partnership equity	—	—	$(9,637,239)	$—	$—	$—
Net Loss			(1,133,132)
Contributions			10,205
Distributions			(430,240)
Balance – June 30, 2021 partnership equity	—	$—	$(11,190,406)	$—	$—	$—
Balance – December 31, 2021 partnership equity, previously reported	—	$—	$(11,214,050)	$—	$—	$(11,214,050)
Cumulative effect of changes in accounting principle	—	—	(414,373)	—	—	(414,373)
Conversion to C Corp	21,675,001	216	11,628,423	—	(11,628,639)	—
Net Income	—	—	—	—	1,419,433	1,419,433
Balance – March 31, 2022	21,675,001	$216	$—	—	$(10,209,206)	$(10,208,990)
Net Income	—	—	—	—	762,409	762,409
Balance – June 30, 2022	21,675,001	$216	$—	$—	$(9,446,797)	$(9,446,581)
See accompanying notes to condensed consolidated financial statements.

CORPHOUSING GROUP INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	For the Six Months Ended
	June 30, 2022	June 30, 2021
Cash Flows from Operating Activities
Net Income (Loss)	$2,181,842	$(2,440,038)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	2,556	—
Changes in operating assets and liabilities:
(Increase) in:
Processor retained funds	(4,559,391)	(55,200)
Prepaid expenses and other assets	(346,272)	(24,500)
Security deposits- current	—	(97,961)
Security deposits- noncurrent	(2,731,000)	(521,602)
Operating lease right-of-use asset	(49,941,971)	—
Increase (Decrease) in:
Accounts payable and accrued expenses	1,091,687	(1,252,473)
Deferred rent	(951,185)	63,548
Operating lease liability	51,144,873	—
Income taxes payable	750,000	—
Rents received in advance	2,251,152	3,756,577
Net cash used in operating activities	(1,107,709)	(571,649)
Cash Flows from Financing Activities
Deferred offering costs – net	(462,546)	(50,000)
Proceeds from loans payable – net	1,133,725	541,634
Proceeds from loans payable – related parties – net	1,240,607	201,085
(Repayments of) proceeds from merchant cash advances – net	(810,519)	840,986
Contributions from members	—	44,026
Distributions to members	—	(998,725)
Net cash provided by financing activities	1,101,267	579,006
Net (Decrease) increase in Cash and Restricted Cash	(6,442)	7,357
Cash and Restricted Cash – beginning of period	1,106,998	512
Total Cash and Restricted Cash – end of period	1,100,556	7,869
Cash	556	7,869
Restricted Cash	1,100,000	—
Total Cash and Restricted Cash	$1,100,556	$7,869
Supplemental Disclosures of Cash Flow Information
Cash paid for:
Taxes	$—	$—
Interest	$1,010,688	$518,694
See accompanying notes to condensed consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
CORPHOUSING GROUP INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2022
1 -
DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

CorpHousing Group (CHG) utilizes a long-term lease, asset-light business model to acquire and manage a growing portfolio of short-term rental properties in major metropolitan cities. The Company’s future growth focuses primarily on seeking to create “win-win” opportunities for owners of dislocated hotels, including those impacted by COVID-19 travel restrictions, while providing CHG favorable operating margins. CHG operates these properties in a cost-effective manner by leveraging technology to identify, acquire, manage, and market them globally to business and vacation travelers through dozens of third-party sales and distribution channels, and the Company’s own online portal.
The Company manages a portfolio of multi-family and hotel units located in metropolitan cities in California, New York, Florida, Washington, Colorado, Massachusetts, and Washington D.C. As of June 30, 2022 and 2021, total units available were 584 and 423, respectively. Average units available for the three months and six months ended June 30, 2022, were 565 and 577, respectively as compared to 376 and 396, respectively for the three months and six months ended June 30, 2021.
The consolidated financial statements include the accounts of CorpHousing Group Inc. (“Corphousing”) and its wholly owned subsidiary SoBeNY Partners LLC (“SoBeNY”). In June 2021, the members of SoBeNY exchanged all of their membership interests for additional membership interests in Corphousing LLC, with SoBeNY becoming a wholly owned subsidiary of Corphousing LLC. Both entities were under common control at the time of the transaction. Since there was no change in control over the net assets, there is no change in basis in the net assets.
In January 2022, Corphousing and its wholly owned subsidiary, SoBeNY, converted into C corporations, with the then current members of Corphousing becoming the stockholders of the newly formed C corporation, CorpHousing Group Inc. The conversion has no effect on our business or operations and was undertaken to convert the forms of these legal entities into corporations for purposes of operating as a public company. All properties, rights, businesses, operations, duties, obligations and liabilities of the predecessor limited liability companies remain those of CorpHousing Group Inc. and SoBeNY Partners Inc.
All significant intercompany accounts and transactions have been eliminated in consolidation.
These condensed consolidated financial statements should be read in conjunction with the financial statements and additional information as contained in our prospectus for the year ended December 31, 2021 filed on August 15, 2022. Results of operations for the three and six months ended June 30, 2022 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2022. The other information in these condensed consolidated financial statements is unaudited but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for the periods covered. All such adjustments are of a normal recurring nature unless disclosed otherwise.
2 -
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.
Basis of Presentation — The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

b.
Revenue Recognition — The Company’s revenue is derived primarily from the rental of Units to its guests. The Company recognizes revenue when obligations under the terms of a contract are satisfied and control over the promised goods and services is transferred to the guest. For the majority of revenue, this occurs when the guest occupies the Unit for the agreed upon length of time and receives any services that may be included with their stay. Revenue is measured as the amount of consideration it expects to receive in exchange for the promised goods and services. The

Company recognizes any refunds and allowances as a reduction of rental income in the consolidated statements of operations.
The Company accounts for revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 which was adopted at the beginning of fiscal year 2018 using the modified retrospective method. The Company did not recognize any cumulative-effect adjustment to retained earnings upon adoption as the effect was immaterial.
Payment received for the future use of a rental unit is recognized as a liability and reported as rents received in advance on the balance sheets. Rents received in advance are recognized as revenue after the rental unit is occupied by the customer for the agreed upon length of time or, if the rental is cancelled, rental amounts are refunded to customers (by us or our third-party service providers, or through reversal of the customers’ charges against our processer-retained funds) or forfeited by the customers in accordance with the specific terms of the reservation. The rents received in advance balance as of June 30, 2022 and December 31, 2021, was $4,071,095 and $1,819,943, respectively and is expected to be recognized as revenue within a one-year period.
c.
Use of Estimates — The preparation of financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

d.
Fair Value of Financial Instruments — The carrying amount of cash, processor retained funds, security deposits, accounts payable and accrued expenses, rents received in advance, and merchant cash advances approximate their fair values as of June 30, 2022 and December 31, 2021 because of their short term natures.

e.
Advertising — Advertising and marketing costs are expensed as incurred. During the three months and six months ended June 30, 2022, advertising and marketing costs incurred by the Company totaled zero and $26, compared to $196,600 for the three months and six months ended June 30, 2021, and are included in general and administrative expenses in the accompanying consolidated statements of operations.

f.
Commissions — The Company pays commissions to third-party sales channels to handle the marketing, reservations, collections, and other rental processes for most of the units. For the three months and six months ended June 30, 2022, were $1,393,128 and $2,690,298, respectively compared to $317,108 and $430,620, respectively for the three months and six months ended June 30, 2021. These expenses are included in cost of revenue in the accompanying consolidated statement of operations.

g.
Deferred Rent — The Company has entered into several operating lease agreements, some of which contain provisions for future rent increases. In accordance with GAAP, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent, which is reflected as a separate line item in long-term liabilities in the accompanying consolidated balance sheets. The Company adopted Topic 842 effective January 1, 2022. See note 4 for more details.

h.
Income Taxes — In accordance with GAAP, the Company follows the guidance in FASB ASC Topic 740, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return.

The Company recorded a provision for income taxes of $750,000 for the six months and June 30, 2022 implying a tax rate of approximately 30% before the consideration of other income.

For 2021, the Company, which has been classified as a partnership for federal income tax purposes, is not subject to federal, state, and certain local income taxes and, accordingly, makes no provision for income taxes in its financial statements. The Company’s taxable income or loss is reportable by its stockholders. For 2022, the Company, converted into a C corporation.
i.
Sales Tax — The majority of sales tax is collected from customers by our third-party sales channels and remitted to governmental authorities by these third-party sales channels. For any sales tax that is the Company’s responsibility to remit, the Company records the amounts collected as accrued expenses and relieves such liability upon remittance to the taxing authority. Rental income is presented net of any sales tax collected. As of June 30, 2022 and December 31, 2021, the Company accrued sales tax payable of approximately $866,409 and $296,000, respectively and it is included in accounts payable and accrued expenses in the consolidated balance sheet. The Company is in the process of filing for the Voluntary Disclosure and Compliance Program with any taxing authority to avoid any potential penalties where the Company has been delinquent in filing returns.

j.
Paycheck Protection Program Loan (“PPP”) — As disclosed in Note 3, the Company has chosen to account for the loan under FASB ASC 470, Debt. Repayment amounts due within one year are recorded as current liabilities, and the remaining amounts due in more than one year, if any, as other liabilities. In accordance with ASC 835, Interest, no imputed interest is recorded as the below market interest rate applied to this loan is governmentally prescribed. If the Company is successful in receiving forgiveness for those portions of the loan used for qualifying expenses, those amounts will be recorded as a gain upon extinguishment as noted in ASC 405, Liabilities.

k.
Earnings Per Share (“EPS”) — The Company has no common stock equivalents and as a result basic and diluted shares and weighted average shares outstanding are the same.

3 -
GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.
The Company has negative working capital of $18,502,055 and a stockholders’ deficit of $9,446,581, as of June 30, 2022. For the six months ended June 30, 2022, the Company achieved net income of $2,181,842. Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date these financial statements are issued. Management intends to finance operations over the next twelve months through continued net income and profits, borrowings from existing loans, by entering into new loan agreements and by an initial public offering and subsequent sales of common stock.
The accompanying consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.
4 -
LEASES

In February 2017, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), to provide guidance on recognizing lease assets and lease liabilities on the consolidated balance sheet and disclosing key information about lease arrangements, specific differentiating between different types of leases. The Company adopted Topic 842, with an effective date of January 1, 2022. The consolidated financial statements from this date are presented under the new standard, while the comparative periods presented are not adjusted and continue to be reported in accordance with the Company’s historical accounting policy. This standard requires all lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments.
Under Topic 842, the Company applied a dual approach to all leases whereby the Company is a lessee and classifies leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the Company. Lease classification is evaluated at the inception of the lease agreement. Regardless of classification, the Company records a right-of-use asset and a lease liability for all leases with a term greater than 12 months. Operating lease expense is recognized on a straight-line basis over the term of the lease.
Operating right of use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating right of use assets represent our right to use an underlying asset and is based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental secured borrowing rates corresponding to the maturities of the leases.
The adoption of the new lease standard had a significant impact on the Consolidated Balance Sheets, resulting in the recognition on 1/1/2022 a right-of-use asset of $36,304,289, current lease liabilities of $7,370,890 and long-term lease liabilities of $29,884,584. In addition, the Company recognized an approximate $414,373 cumulative effect adjustment to retained earnings on the Consolidated Statements of Shareholders’ Equity related to the unamortized deferred lease costs incurred in prior periods which do not meet the definition of initial direct costs under Topic 842. The adoption of Topic 842 did not have a significant impact on the lease classification or a material impact on the Consolidated Statements of Operations and liquidity.
The components of the right-of-use asset and lease liabilities as of June 30, 2022 are as follows:
At June 30, 2022, supplemental balance sheet information related to leases were as follows:
Operating lease right of use asset	$49,941,971
Operating lease liability, current portion	$7,182,381
Operating lease liability, net of current portion	$43,962,492
At June 30, 2022, future minimum lease payments under the non-cancelable operating leases are as follows:
Twelve Months Ending June 30,
2023	$9,730,956
2024	9,916,779
2025	10,106,552
2026	10,422,764
2027	7,788,145
Thereafter	72,773,441
Total lease payment	$120,738,637
The following summarizes other supplemental information about the Company’s operating lease:
June 30, 2022
Weighted average discount rate	10%
Weighted average remaining lease term (years)	9.1 years
	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Operating lease cost	$2,839,925	$5,787,499

5 -
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued expenses totaled $5,301,053 and $4,209,366 as of June 30, 2022 and December 31, 2021, respectively. As of June 30, 2022 the balance consisted of approximately $937,459 of credit cards payable, $681,000 of professional fees, $1,184,481 of rent, $425,000 of commissions, $866,409 in sales tax, $678,669 in costs related to the initial public offering, $112,500 of furniture, and $415,537 of other miscellaneous items. As of December 31, the balance consisted of approximately $980,000 of credit cards payable, $600,000 of professional fees, $570,000 of rent, $570,000 of commissions, $475,000 of short-term negative cash balances, $295,000 in sales tax, $290,000 in costs related to the initial public offering, $228,000 of refunds, $97,000 of furniture, and $105,000 of other miscellaneous items.
6 -
LOANS PAYABLE — SBA — PPP LOAN

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to provide emergency assistance for individuals, families, and organizations affected by the coronavirus pandemic. The PPP, created through the CARES Act, provides qualified organizations with loans of up to $10,000,000. Under the terms of the CARES Act and the PPP, the Company can apply for and be granted forgiveness for all or a portion of the loan issued to the extent the proceeds are used in accordance with the PPP.
In April and May 2020, SoBeNY and Corphousing obtained funding of $516,225 and $298,958, respectively, from a bank established by the Small Business Administration (“SBA”). The loans have an initial deferment period wherein no payments are due until the application of forgiveness is submitted, not to exceed ten months from the covered period. Interest will continue to accrue during this deferment period. After the deferment period ends, the loans are payable in equal monthly installments of $29,052 and $15,932, respectively, including principal and interest at a fixed rate of 1.00%, through April and May 2022. No collateral or personal guarantees were required to obtain the PPP loans.
Accrued interest at June 30, 2022 and December 31, 2021, was $16,303 and $13,337, respectively and is included in accounts payable and accrued expenses in the consolidated balance sheets.
Future minimum principal repayments of the SBA — PPP loans payable are as follows:
For the Twelve Months Ending June 30,
2023	$815,183

7 -
LOANS PAYABLE — SBA — EIDL LOAN

During 2020, the Company received three SBA Economic Injury Disaster Loans (“EIDL”) in response to the COVID-19 pandemic. These are 30-year loans under the EIDL program, which is administered through the SBA. Under the guidelines of the EIDL, the maximum term is 30 years; however, terms are determined on a case-by-case basis based on each borrower’s ability to repay and carry an interest rate of 3.75%. The EIDL loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The proceeds from this loan must be used solely as working capital to alleviate economic injury caused by the COVID-19 pandemic.
On April 21, 2020, SoBeNY received an EIDL loan in the amount of $500,000. The loan bears interest at 3.75% and requires monthly payments of principal and interest of $2,437 beginning April 21, 2022, and is personally guaranteed by a managing stockholder. On June 18, 2020, Corphousing received an EIDL loan in the amount of $150,000. The loan bears interest at 3.75% and requires monthly payments of principal and interest of $731 beginning June 18, 2022. On July 25, 2020, S-Be received an EIDL loan in the amount of $150,000. The loan bears interest at 3.75% and requires monthly payments of principal and interest of $731 beginning July 25, 2022. Any remaining principal and accrued interest is payable thirty years from the date of the EIDL loan.
The outstanding balance at June 30, 2022 and December 31, 2021, was $800,000 and $800,000, respectively.
Accrued interest at June 30, 2022 was $62,656 and is included in accounts payable and accrued expenses in the consolidated balance sheets.

Future minimum principal repayments of the SBA — EIDL loans payable are as follows:
For the Twelve Months Ending June 30,
2023	$8,316
2024	14,551
2025	15,106
2026	15,682
2027	16,280
Thereafter	730,065
$800,000

8 -
MERCHANT CASH ADVANCES

The Company entered into multiple Merchant Cash Advance (“MCA”) factoring agreements to fund operations. The Company is required to repay the MCA in fixed daily payments until the balance is repaid. The MCA is personally guaranteed by a stockholder. Fees associated with the MCA have been recognized in interest expense in the accompanying consolidated statement of operations. As of June 30, 2022 and December 31, 2021, the outstanding balance on these merchant cash advances net of unamortized costs was $575,489 and $1,386,008, respectively and is expected to be repaid within twelve months.
9 -
LOANS PAYABLE

Loans payable consist of the following as of:
	June 30, 2022	December 31, 2021
Original borrowings of $100,000, bears interest at 1%, requires no payments until maturity in March 2024	$20,500	$20,500
Original borrowings of $250,000, bears interest at 1%, requires no payments until maturity in January 2024	210,500	210,500
Original payable of $151,096 with additional net borrowings of $89,154, requires monthly payments of $1,500 until total payments of $240,250 have been made	1,050	242,053
Original payable of $553,175 with additional net borrowings of $125,412, requires monthly payments of $25,000 until total payments of $678,587 have been made	553,175	553,175
Original payable of $492,180, requires monthly payments of $25,000 until total payments of $492,180 have been made	865,618	1,020,890
Original borrowings of $1,500,000 and unamortized original issue discount of $225,000, bears interest at 5%, requires no payments until maturity in May 2023	1,500,000	—
Original borrowings of $60,000, bears interest at 1%, requires no payments until maturity in January 2024	60,000	—
Original amounts due of $195,000, related to services provided by a vendor, requires monthly payments of $10,000 through May 2022, then monthly payments of $25,000 through August 2022 at which time any remaining balance is due	115,000	145,000
	3,325,843	2,192,118
Less: Current maturities	2,780,054	1,267,004
	$545,789	$925,114

Future minimum principal repayments of the loans payable are as follows:
For the Twelve Months Ending June 30,
2023	$2,780,054
2024	545,789
$3,325,843

10 -
LOANS PAYABLE — RELATED PARTIES

Loans payable — related parties consists of the following:
	June 30, 2022	December 31, 2021
Original borrowings of $496,500, bears interest at 6%, requires no payments until maturity in May 2023. Lender is a stockholder of the Company	$459,000	$496,500
Original borrowings of $341,000, bears interest at 6%, requires no payments until maturity in April 2023. Lender is a stockholder of the Company	341,000	—
Original borrowings of $150,000, bears interest at various rates based on the lenders borrowing rates. No stated repayment terms. Lender is controlled by the managing stockholder and owned by his spouse	271,128	22,221
	1,071,128	518,721
Less: Current maturities	1,071,128	22,221
	$—	$496,500
Future minimum principal repayments of the loans payable — related parties are as follows:
For the Twelve Months Ending June 30,
2023	$1,071,128
$1,071,128

11 -
CONVERTIBLE NOTES — RELATED PARTIES

	June 30, 2022	December 31, 2021
Original borrowings of $1,966,019, bears interest at 6%, requires no payments until maturity in April 2023. Lender is related to the managing stockholder. Contingently convertible upon certain triggering events, at the holder’s option upon an initial public offering	$1,266,865	$1,966,019
Convertible note of $1,330,000 bears interest at 1.5%, requires no payments until maturity. Notes mature and convert at IPO into equity at 75% of IPO price.	$1,330,000	—
Convertible revolving credit line of $650,000, bears interest at 1%, requires no payments until maturity in March 2024. Contingently convertible upon certain triggering events, at the holder’s option, nut no earlier than maturity, at a conversion ratio equal to 1% of enterprise value measured at conversion. Lender is related to the managing stockholder	700,195	642,841
	$3,297,060	$2,608,860
Less: Current maturities	2,596,865	—
	$700,195	$2,608,860

Future minimum principal repayments of the loans payable — related parties are as follows:
For the Twelve Months Ending June 30,
2023	$2,596,865
2024	700,195
$3,297,060

12 -
LINE OF CREDIT

In February 2019, the Company entered into a line of credit agreement in the amount of $95,000. The line bears interest at prime, 4.75% as of June 30, 2022, plus 3.49%. The line matures in February 2029. Outstanding borrowings were $94,975 as of June 30, 2022 and December 31, 2021.
13 -
RELATED PARTY TRANSACTIONS

In addition to the transactions described in Notes 10 and 11, above, the Company engaged in the following transactions with related parties:
Consulting services related to the management of the Company, including overseeing the leasing of additional units and revenue management, were provided to the Company through a consulting agreement with SuperLuxMia LLC, a consulting firm owned by a stockholder of the Company. For the three months and six months ended June 30, 2022, these consulting fees of the Company totaled approximately $0 and $191,845, respectively, as compared to $246,115 and $386,805, respectively for the three months and six months ended June 30, 2021, and are included in general and administrative expenses in the accompanying consolidated statements of operations.
The Company’s Chief Accounting Officer (CAO) provided services to our company through a consulting agreement with an entity owned by the CAO. For the three months and six months ended June 30, 2022, related fees totaled approximately $12,500 and $47,500, respectively as compared to $35,000 and $45,000, respectively, for the three months and six months ended June 30, 2021, and are included in general and administrative expenses in the accompanying consolidated statements of operations.
14 -
RISKS AND UNCERTAINTIES

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash. The Company places its cash with high quality credit institutions. At times, balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. All accounts at an insured depository institution are insured by the FDIC up to the standard maximum deposit insurance of $250,000 per institution. At June 30, 2022, aggregate cash balances did not exceed the insured limit.
15 -
MAJOR SALES CHANNELS

The Company uses third-party sales channels to handle the reservations, collections, and other rental processes for most of the units. Three sales channels represented approximately, 91% and 88%, respectively, of total revenue during the three months and six months ended June 30, 2022, as compared to 90% and 93%, respectively for the three months and six months ended June 30, 2021. The loss of business from one or a combination of the Company’s significant sales channels, or an unexpected deterioration in their financial condition, could adversely affect the Company’s operations.
16 -
COMMITMENTS AND CONTINGENCIES

The World Health Organization characterized the Covid-19 virus as a global pandemic on March 11, 2020. The COVID-19 outbreak in the United States has caused business disruption through mandated and voluntary closings of multiple industries. While disruption is currently expected to be temporary, there is considerable uncertainty regarding the duration of the closings. The extent to which COVID-19 impacts future results, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the action to contain it or treat its impact, among others. At this time, the Company cannot estimate with meaningful precision the potential impact to its financial and operational results.
17 -
SUBSEQUENT EVENTS

The Company’s management has evaluated subsequent events through October 11, 2022, the date the financial statements were available to be issued.
Subsequent to June 30, 2022, the Company entered into leases, letter of intents, or agreements to enter into leases with start dates through December 31, 2022. The new lease terms expire on various dates though December 31, 2037.
In July 2022, the Company entered into security purchase agreements with certain private investors under which it sold, in a private placements (“July 2022 Bridge Financing”), $1,955,000 principal amount. The Company has issued 252,875 Warrants in conjunction with the July 2022 Bridge Financing. The proceeds of this financial have been used by the Company to fund letter-of-credit based security deposits on new properties. This note bears interest at 5% per annum, with all accrued interest payable at maturity. The note matures on June 30, 2023 and is secured by a first priority security interest in all of the Company’s assets until such time as such notes are repaid or converted into a to be created series of the Company’s preferred stock or the Company’s common stock under the terms thereof. The July 2022 Bridge Financing is prepayable by the Company at any time at its election, together with a 15% prepayment premium. Following consummation of an initial public offering, the Company have the right, exercisable at its option, to convert all of the July 2022 Bridge Financing into a series of newly issued preferred stock. If the Company makes such an election, these notes will convert into a series of the Company’s preferred stock that will have an aggregate stated value equal to the aggregate principal (and interest then accrued thereon) of the notes being so converted, and pay dividends at 5% per annum on such stated value (accruing and payable at maturity or redemption of the preferred stock) and will be senior in right of liquidation to all the Company’s common stock and other securities classified as junior securities. Any such preferred stock issued upon conversion of these notes shall, in turn, at the election of the holder, be convertible into that number of shares of the Company’s common stock determined by dividing (a) the aggregate stated value (and accrued and unpaid dividends thereon) of the preferred stock being converted by (b) a conversion price of $3.00 per share. These notes are convertible into shares of the Company’s common stock at the option of the holders thereof at any time at a conversion price of $3.00 per share (75% of the per-share offering price in the Company’s IPO).
The Company priced its initial public offering (“IPO”) on August 11, 2022 and as a result raised $13.5 million before fees and expenses ($11.4 million after fees and expenses). In conjunction with the IPO, the entire amount of the $1,330,000 of unsecured 1.5% interest promissory notes, $1,000,000 of the 6% convertible notes due April 2023, the entire amount of the 1% convertible notes due March 2024 of $700,195 and the entire amount of the 1% loan payable due March 2024 of $20,500 converted into equity. Also in conjunction with the IPO, the bridge investors requested a repayment of $2.5 million of principal which was paid on August 17, 2022 repaying the entire July 2022 Bridge Financing with the balance going to the $1.5 million loan payable entered into in June 2022 (due May 2023).
In September the Company repaid $300,000 of the 6% related party loan payable due May 2023 (inclusive of repayment premium) and the Company repaid the remaining balance of the 6% convertible notes due April 2023.
In connection with the consummation of the Company’s IPO, the Company issued or granted warrants, inclusive of the warrants issued to the bridge investor in the transaction described above (and in prior bridge investments by such investor) and to certain of the Company’s insiders who provided additional bridge financing to the Company in April 2022, to purchase an aggregate of 1,782,000 shares of the Company’s common stock at a weighted average exercise price of $4.12.
In connection with the consummation of the Company’s IPO, the Company granted options to certain of its officers, directors and employees to purchase an aggregate of 2,644,000 shares of the Company’s common stock at weighed average exercise price of $4.00.

On September 30, 2022, Company entered into a securities purchase agreement with a private investor under which the Company sold or may sell, in a series of private placements up to an aggregate of $2,875,000 principal amount of 15% original issue discount notes and five-year warrants to purchase up to an aggregate of 718,750 shares of our common stock at a per-share exercise price of $4.00. The notes bear interest at 5% per annum, with all accrued interest payable at maturity. At the time of execution of this financing, the Company closed on $2,875,000 principal amount and issued warrants to purchase 410,714 shares of common stock for gross proceeds of $2,500,000 (giving effect to the 15% original issue discount). The notes mature on September 30, 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
CorpHousing Group Inc. and Affiliate
Miami, Florida
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of CorpHousing LLC and Affiliate. (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in members’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that CorpHousing LLC and Affiliate, will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company’s significant operating losses and working capital deficit raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions, and management’s plans regarding those matters, are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
GRASSI & CO., CPAs, P.C.
We have served as the Company’s auditor since 2021.
Jericho, New York
April 14, 2022, except for Note 17, as to which the date is October 11, 2022

CORPHOUSING LLC
Consolidated Balance Sheets
	December 31,
	2021	2020
ASSETS
Current Assets
Cash	$6,998	$512
Processor retained funds	56,864	58,514
Prepaid expenses	166,667	—
Deferred offering costs	771,954	—
Security deposits	276,943	—
Total Current Assets	$1,279,426	$59,026
Other Assets
Furniture and equipment	11,500	—
Restricted cash	1,100,000	—
Security deposits	1,377,010	433,987
Total Other Assets	2,488,510	433,987
	$3,767,936	$493,013
LIABILITIES AND MEMBERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$4,209,366	$3,772,919
Rents received in advance	1,819,943	858,538
Merchant cash advances – net of unamortized costs of $57,768	1,386,008	320,079
Loans payable – current portion	1,267,004	355,182
Loans payable – SBA – PPP Loan – current portion	815,183	534,950
Loans payable – related parties – current portion	22,221	74,962
Total Current Liabilities	9,519,725	5,916,630
Long-term Liabilities
Loans payable	925,114	617,271
Loans payable – SBA – PPP Loan	—	280,233
Loans payable – SBA – EIDL Loan	800,000	800,000
Loans payable – related parties	496,500	—
Convertible loans payable – related parties	2,608,860	367,850
Line of credit	94,975	94,975
Deferred rent	536,812	211,698
Total Long-term Liabilities	5,462,261	2,372,052
Total Liabilities	14,981,986	8,288,682
Commitments and Contingencies
Members’ Deficit	(11,214,050)	(7,795,669)
	$3,767,936	$493,013
See accompanying notes to consolidated financial statements.

CORPHOUSING LLC
Consolidated Statements of Operations
	For the Years Ended December 31,
	2021	2020
Rental Revenue	$32,223,365	$13,540,488
Refunds and Allowances	10,843,452	5,266,629
Net Rental Revenue	21,379,913	8,273,859
Cost of Revenue	19,269,153	11,232,643
Gross Profit (Loss) Profit	2,110,760	(2,958,784)
General and Administrative Expenses
Administrative and other	2,680,005	1,045,728
Professional fees	164,632	61,512
Total General and Administrative Expenses	2,844,637	1,107,240
Loss from Operations	(733,877)	(4,066,024)
Other Income (Expense)
Other income	127,058	28,068
Interest and financing costs	(1,626,565)	(577,769)
Total Other Expense	(1,499,507)	(549,701)
Net Loss	$(2,233,384)	$(4,615,725)
See accompanying notes to consolidated financial statements.

CORPHOUSING LLC
Consolidated Statements of Changes in Members’ Deficit
For the Years Ended December 31, 2021 and 2020
Balance – January 1, 2020	$(2,106,933)
Net loss	(4,615,725)
Contributions	500,884
Distributions	(1,573,895)
Balance – December 31, 2020	(7,795,669)
Net loss	(2,233,384)
Contributions	72,082
Distributions	(1,257,079)
Balance – December 31, 2021	$(11,214,050)
See accompanying notes to consolidated financial statements.

CORPHOUSING LLC
Consolidated Statements of Cash Flows
	For the Years Ended December 31,
	2021	2020
Cash Flows from Operating Activities
Net loss	$(2,233,384)	$(4,615,725)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
(Increase) Decrease in:
Processor retained funds	1,650	(40,526)
Prepaid expenses and other assets	(938,621)	—
Security deposits	(1,219,966)	(120,337)
Increase in:
Accounts payable and accrued expenses	436,447	3,275,838
Deferred rent	325,114	23,948
Rents received in advance	961,405	240,508
Net cash used in operating activities	(2,667,355)	(1,236,294)
Cash Flows from Investing Activities
Purchase of furniture and equipment	(11,500)	—
Net cash used in investing activities	(11,500)	—
Cash Flows from Financing Activities
Proceeds from loans payable – net	1,219,665	651,423
Proceeds from loans payable – SBA – PPP loan	—	815,183
Proceeds from loans payable – SBA – EIDL loan	—	800,000
Proceeds from (repayments of) related party loans payable and convertible note	2,684,744	(1,720)
Proceeds from merchant cash advances – net	1,065,929	29,891
Contributions from members	72,082	500,884
Distributions to members	(1,257,079)	(1,573,895)
Net cash provided by financing activities	3,785,341	1,221,766
Net Increase (Decrease) in Cash and Restricted Cash	1,106,486	(14,528)
Cash, and Restricted Cash – beginning	512	15,040
Cash, and Restricted Cash – end	$1,106,998	$512
Cash	$6,998	$512
Restricted Cash	1,100,000	—
Total Cash and Restricted Cash	$1,106,998	$512
Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest	$1,333,677	$434,587
Noncash financing activities:
Imputed interest on related party loans with below market interest rates reported as contributions from members	$—	$25,140
See accompanying notes to consolidated financial statements.

CORPHOUSING LLC AND AFFILIATES
Notes to Consolidated Financial Statements
December 31, 2021 and 2020
1 -
Description of Business and Principles of Consolidation

Corphousing LLC and Affiliates (the “Company”), satisfies the demand in the short-term, vacation, and business travel market by leveraging technology to conduct long-term lease and short-term rental real estate arbitrage and asset management. The Company identifies and acquires individual and multi-family apartments and hotels with multiple rooms (“Units”), directly from real estate developers and property owners, through short-term and long-term lease agreements, in high-density, urban core, major metropolitan cities located in close proximity to convention centers, universities, hospitals, cultural venues, and event space.
The Company manages a portfolio of multi-family and hotel units located in metropolitan cities in California, New York, Florida, Washington, Colorado, Massachusetts, and Washington D.C. As of December 31, 2021, and 2020, total units available were 462 and 330, respectively. Average units available for the year ended December 31, 2021 and 2020 were 473 and 288, respectively.
The consolidated financial statements include the accounts of Corphousing LLC (“Corphousing”) and its wholly owned subsidiary S-BE Rentals LLC (“S-BE”), and SoBeNY Partners LLC (“SoBeNY”), which is affiliated through common control. All significant intercompany accounts and transactions have been eliminated in consolidation.
2 -
Summary of Significant Accounting Policies

a.
Basis of Presentation — The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

b.
Revenue Recognition — The Company’s revenue is derived primarily from the rental of Units to its guests. The Company recognizes revenue when obligations under the terms of a contract are satisfied and control over the promised goods and services is transferred to the guest. For the majority of revenue this occurs when the guest occupies the Unit for the agreed upon length of time and receives any services that may be included with their stay. Revenue is measured as the amount of consideration it expects to receive in exchange for the promised goods and services. The Company recognizes any refunds and allowances as a reduction of rental income in the consolidated statements of operations.

Prior to the pandemic the vast majority of the Company’s reservations had been non-refundable therefore the Company had very strict refund policies in place. During the pandemic third party sales channels as well as credit card companies and processors enacted force majeure circumstances outside the stated policies on the websites the company sold inventory on forcing abnormal refund rates and forcing the move to flexible cancelation policies resulting in refunds on nonrefundable policies. Refunds are treated as a reduction of net revenue and are recognized in the period of which the cancelation or refund occurred. We have multiple refund policies in place across different sales channels which vary by price. Some require a deposit at the time of booking required which will be forfeited on cancelation through varying period of time prior to check-in, some require full prepayment with either flexible (can cancel with a full refund) or Non-refundable (forfeit entire amount), some payments are held by the sales the channel until check or post check-in in which the third party sales channel handles payments, cancelations, and the refunds to guests. As of early April 2022, the Company has moved most of its larger multi-unit properties back to nonrefundable cancelation policies.
The Company accounts for revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 which was adopted at the beginning of fiscal year 2018 using the modified retrospective method.
Payment received for the future use of a rental unit is recognized as a liability and reported as rents received in advance on the consolidated balance sheets. Rents received in advance are recognized as revenue after the rental unit is occupied by the customer for the agreed upon length of time or returned to the customer if they cancel the reservation within the agreed upon period of time. The rents received in advance balance as of December 31, 2021 and 2020 was $1,819,943 and $858,538, respectively, and is expected to be recognized as revenue within a one-year period.
c.
Use of Estimates — The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

d.
Fair Value of Financial Instruments — The carrying amount of cash, processor retained funds, security deposits, accounts payable and accrued expenses, rents received in advance, refunds payable, and merchant cash advances approximate their fair values as of December 31, 2021 and 2020 because of their short term natures.

e.
Advertising — Advertising and marketing costs are expensed as incurred. During the years ended December 31, 2021 and 2020, advertising and marketing costs incurred by the Company totaled $109,220 and $102,845, respectively, and are included in general and administrative expenses in the accompanying consolidated statements of operations.

f.
Commissions — The Company pays commissions to third-party sales channels to handle the marketing, reservations, collections, and other rental processes for most of the units. For the year ended December 31, 2021 and 2020, commissions totaled approximately $1,625,000 and $1,303,000, respectively, and are included in cost of revenue in the accompanying consolidated statement of operations.

g.
Deferred Rent — The Company has entered into several operating lease agreements, some of which contain provisions for future rent increases. In accordance with GAAP, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent, which is reflected as a separate line item in other liabilities on the accompanying consolidated balance sheets.

h.
Income Taxes — In accordance with GAAP, the Company follows the guidance in FASB ASC Topic 740, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition and measurement of a tax position taken or expected to be taken in a tax return.

The Company did not have unrecognized tax benefits as of December 31, 2021 and 2020. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of provision for income taxes.
The Company, which has been classified as a partnership for federal income tax purposes, is not subject to federal, state, and certain local income taxes and, accordingly, makes no provision for income taxes in its financial statements. The Company’s taxable income or loss is reportable by its members.
i.
Sales Tax — The majority of sales tax is collected from customers by our third-party sales channels and remitted to governmental authorities by these third-party sales channels. For any sales tax that is the Company’s responsibility to remit, the Company records the amounts collected as accrued expenses and relieves such liability upon remittance to the taxing authority. Rental income is presented net of any sales tax collected. As of December 31, 2021, and 2020, the Company has accrued sales tax payable and related interest of approximately $296,000 and $443,000, respectively, which is included in accounts payable and accrued expenses in the consolidated balance sheets. The Company is in the process of filing for the Voluntary Disclosure and Compliance Program with any taxing authority to avoid any potential penalties where the Company has been delinquent in filing returns. At this time, the Company is unable to determine the amount of additional penalties and interest that may be incurred if our application for waiver under the Voluntary Disclosure and Compliance Program is declined.
j.
Paycheck Protection Program Loan (“PPP”) — As disclosed in Note 3, the Company has chosen to account for the loan under FASB ASC 470, Debt. Repayment amounts due within one year are recorded as current liabilities, and the remaining amounts due in more than one year, if any, as other liabilities. In accordance with ASC 835, Interest, no imputed interest is recorded as the below market interest rate applied to this loan is governmentally prescribed. If the Company is successful in receiving forgiveness for those portions of the loan used for qualifying expenses, those amounts will be recorded as a gain upon extinguishment as noted in ASC 405, Liabilities.

k.
Deferred Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1. Deferred offering costs consist of legal, accounting, and other costs (including underwriting discounts and commissions) incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
l.
Restricted cash

Restricted cash includes funds held in a bank accounts but restricted as collateral for letters of credit provided to third parties for security deposits on certain properties in which the Company is lessee. A reconciliation to cash and restricted cash is as follows for December 31, 2021 and 2020.
	2021	2020
Cash	6,998	512
Restricted Cash	1,100,000	—
Cash and restricted cash	1,106,998	512

m.
Recently Issued Accounting Pronouncements — In February 2016, the FASB issued ASU 2016-02, Leases, and subsequent related updates to lease accounting (collectively “Topic 842”), which requires lessees to recognize right-of-use assets, representing their right to use the underlying asset for the lease term, and lease liabilities on the balance sheet for all leases with terms greater than 12 months. The guidance also modifies the classification criteria and the accounting for sales-type and direct financing leases by lessors. Additionally, the guidance requires qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases.

Topic 842 is effective for the Company beginning January 1, 2022. The standard requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. Management has not evaluated the impact of the adoption of Topic 842 on its consolidated balance sheets or consolidated statements of operations.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.
3 -
Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.
The Company has incurred a loss of $2,233,384 for the year ending December 31, 2021 and has negative working capital of $8,517,242 and a members’ deficit of $11,214,050, as of December 31, 2021. Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date these financial statements are issued. Management intends to finance operations over the next twelve months through borrowings from existing loans, and by equity including the initial public offering.
The accompanying consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.
4 -
Accounts Payable and Accrued Liabilities

Accounts payable and accrued expenses totaled $4,209,366 and $3,772,919 as of December 31, 2021 and 2020, respectively. As of December 31, 2021, the balance consisted of approximately $980,000 of credit cards payable, $600,000 of professional fees, $570,000 of rent, $570,000 of commissions, $475,000 of short-term negative cash balances, $295,000 in sales tax, $290,000 in costs related to the initial public offering, $228,000 of refunds, $97,000 of furniture, and $105,000 of other miscellaneous items. As of December 31, 2020, the balance consisted of approximately $2,050,000 of rent, $212,000 of credit cards payable, $207,000 of professional fees, $260,000 of commissions, $475,000 of short-term negative cash balances, $443,000 in sales tax, $97,000 of marketing, and $29,000 of other miscellaneous items.
5 -
Loans Payable — SBA — PPP Loans

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted to provide emergency assistance for individuals, families, and organizations affected by the coronavirus pandemic. The PPP, created through the CARES Act, provides qualified organizations with loans of up to $10,000,000. Under the terms of the CARES Act and the PPP, the Company can apply for and be granted forgiveness for all or a portion of the loan issued to the extent the proceeds are used in accordance with the PPP.
In April and May 2020, SoBeNY and Corphousing obtained funding of $516,225 and $298,958, respectively, from a bank established by the Small Business Administration (“SBA”). The loans have an initial deferment period wherein no payments are due until the application of forgiveness is submitted, not to exceed ten months from the covered period. Interest will continue to accrue during this deferment period. After the deferment period ends, the loans are payable in equal monthly installments of $29,052 and 15,932, respectively, including principal and interest at a fixed rate of 1.00%, through April and May 2022, respectively. No collateral or personal guarantees were required to obtain the PPP loans. The Company does not intend to apply for forgiveness of these loans and expects to repay the loans in accordance with the terms of the agreements. As of December 31, 2021, payments have not begun on these loans and they are currently in default.
Accrued interest at December 31, 2021 and 2020, was $13,337 and $5,162, respectively, and is included in accounts payable and accrued expenses in the consolidated balance sheets.
6 -
Loans Payable — SBA — EIDL Loans

During 2020, the Company received three SBA Economic Injury Disaster Loans (“EIDL”) in response to the COVID-19 pandemic. These are 30-year loans under the EIDL program, which is administered through the SBA. Under the guidelines of the EIDL, the maximum term is 30 years; however, terms are determined on a case-by-case basis based on each borrower’s ability to repay and carry an interest rate of 3.75%. The EIDL loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The proceeds from these loans must be used solely as working capital to alleviate economic injury caused by the COVID-19 pandemic and are personally guaranteed by a managing member
On April 21, 2020, SoBeNY received an EIDL loan in the amount of $500,000. The loan bears interest at 3.75% and requires monthly payments of principal and interest of $2,437 beginning October 21, 2022. On June 18, 2020, Corphousing received an EIDL loan in the amount of $150,000. The loan bears interest at 3.75% and requires monthly payments of principal and interest of $731 beginning December 18, 2022. On July 25, 2020, S-Be received an EIDL loan in the amount of $150,000. The loan bears interest at 3.75% and requires monthly payments of principal and interest of $731 beginning January 25, 2023. Any remaining principal and accrued interest is payable thirty years from the date of the EIDL loan.
Accrued interest at December 31, 2021 and 2020, was $47,656 and $18,858 respectively, and is included in accounts payable and accrued expenses in the consolidated balance sheets.

Future minimum principal repayments of the SBA — EIDL loans payable are as follows:
For the Fiscal Years Ending
2022	$1,460
2023	14,062
2024	14,826
2025	15,391
2026	15,979
Thereafter	738,282
$800,000

7 -
Merchant Cash Advances

The Company entered into multiple Merchant Cash Advance (“MCA”) factoring agreements to fund operations. The Company is required to repay the MCA in fixed daily payments until the balance is repaid. The MCA is personally guaranteed by a member. Fees associated with the MCA have been capitalized and amortized over the life of the loan. The amortization expense is recognized in interest expense in the accompanying consolidated statement of operations. As of December 31, 2021, and 2020, the outstanding balance on these merchant cash advances was $1,443,776 and $320,079, respectively, and is expected to be repaid within twelve months. As of December 31, 2021, and 2020, the unamortized fees associated with these merchant cash advances was $57,768 and $-0-, respectively, and is expected to be fully amortized within twelve months.
8 -
Loans Payable

Loans payable consist of the following as of:
	December 31,
	2021	2020
Original borrowings of $100,000, bears interest at 1%, requires no payments until maturity in March 2024	$20,500	$20,500
Original borrowings of $250,000, bears interest at 1%, requires no payments until maturity in January 2024	210,500	210,500
Original borrowings of $20,000, bears interest at 1%, and is payable on demand	—	20,000
Original borrowings of $121,000, requires weekly payments of $5,822 until total payments of $139,728 have been made. The loan is personally guaranteed by the managing member and originally matured in March of 2020. Maturity date was extended to 2021 when loan was satisfied	—	17,182
Original amounts due of $151,096, related to refunds remitted to customers by processor, increased by additional refunds, requires monthly payments of $1,500 until loan is paid in full. This loan fully matures after 2026	242,053	151,096
Original amounts due of $195,000, related to services provided by a vendor, requires monthly payments of $10,000 through May 2022, then monthly payments of $25,000 through August 2022 at which time any remaining balance is due	145,000	—
Original amounts due of $553,175, related to refunds remitted to customers by processor, requires payments of $504,004 in 2022 and balance of loan in 2023	553,175	553,175
Related to refunds remitted to customers by processor, increased by additional refunds, requires monthly payments of $50,000 through August 31, 2023 at which time any remaining balance is due	1,020,890	—
	2,192,118	972,453
Less: Current maturities	1,267,004	355,182
	$925,114	$617,271

Future minimum principal repayments of the loans payable are as follows:
For the Fiscal Years Ending
2022	$1,267,004
2023	488,061
2024	249,000
2025	18,000
2026	18,000
Thereafter	152,053
$2,192,118

9 -
Loans Payable — Related Parties

Loans payable — related parties consists of the following:
	December 31,
	2021	2020
Original borrowings of $87,000, bears interest at 1%, requires no payments until maturity in December 2021. Lender is controlled by the managing member	$—	$46,150
Original borrowings of $4,975, no stated repayment terms — lender is owned and controlled by the managing member	—	4,975
Original borrowings of $275,000, bears interest at various rates based on the lenders borrowing rates, requires various payments in accordance with the loan agreement until maturity in January 2020 when all unpaid principal and interest is due — maturity date was extended into 2021 and balance was satisfied in 2021. Lender is a member of the Company	—	23,837
Original borrowings of $496,500, bears interest at 6%, requires no payments until maturity in May 2023. Lender is a member of the Company	496,500	—
Original borrowings of $150,000, bears interest at various rates based on the lenders borrowing rates. No stated repayment terms. Lender is controlled by the managing member of the Company and owned by his spouse	22,221	—
	518,721	74,962
Less: Current maturities	22,221	74,962
	$496,500	$—
The Company has imputed additional interest expense for the related party loans above that are noninterest bearing or bear interest of 1%. For these loans, the imputed interest rate was estimated at 7% which approximates our borrowing rate from third parties. Additional interest of approximately $-0- and $25,000, respectively, was recorded for the years ending December 31, 2021 and 2020. These amounts are included in interest and financing costs on the consolidated statements of operations and contributions and contributions on the consolidated statements of changes in members’ deficit.
Future minimum principal repayments of the loans payable — related parties are as follows:
For the Fiscal Years Ending
2022	$22,221
2023	496,500
$518,721

10 -
Convertible Notes

	December 31,
	2021	2022
Convertible revolving credit line of $650,000, bears interest at 1%, requires no payments until maturity in March 2024. Contingently convertible upon certain triggering events, at the holder’s option, but no earlier than maturity, at a conversion ratio equal to 1% of enterprise value measured at conversion. Lender is related to the managing member	642,841	367,875
Original borrowings of $1,966,019, bears interest at 6%, requires no payments until maturity in April 2023. Lender is related to the managing member. Contingently convertible upon certain triggering events, at the holder’s option upon an initial public offering	1,966,019	—
	$2,608,860	367,857
Less: Current maturities	—	—
	$2,608,860	$367,857
Future minimum principal repayments of the convertible notes are as follows:
For the Fiscal Years Ending
2022	$—
2023	1,966,019
2024	642,841
$2,608,860

11 -
Line of Credit

In February 2019, the Company entered into a line of credit agreement in the amount of $95,000. The line bears interest at prime, 3.25% as of December 31, 2021 and 2020, plus 3.49%. The interest rate charged as of December 31, 2021 and 2020 was 6.74%. The line matures in February 2029. Outstanding borrowings were $94,975 as of December 31, 2021 and 2020.
12 -
Related Party Transactions

Consulting services related to the management of the Company, including overseeing the leasing of additional units and revenue management, were provided to the Company through a consulting agreement with SuperLuxMia LLC, a consulting firm owned by a managing member of the Company. For the years ended December 31, 2021 and 2020, these consulting fees totaled approximately $722,000 and $359,000, respectively, and are included in general and administrative expenses in the accompanying consolidated statements of operations. The Company has also received advances from SuperLuxMia LLC from time to time to fund operations. As of December 31, 2021, and 2020, amounts owed to SuperLuxMia, LLC totaled $22,221 and $-0-, respectively, and are included in accounts payable and accrued expenses on the accompanying consolidated balance sheets.
The Company’s President and Chief Operating Officer provided services to our company through a consulting agreement. For the years ended December 31, 2021 and 2020, these related fees totaled approximately $-0- and $53,000, respectively, and are included in general and administrative expenses in the accompanying consolidated statements of operations.
The Company’s Chief Accounting Officer (CAO) provided services to our company through a consulting agreement with an entity owned by the CFO. For the years ended December 31, 2021 and 2020, related fees totaled approximately $98,000 and $28,500, respectively, and are included in general and administrative expenses in the accompanying consolidated statements of operations.
The Company leased 77 units in two buildings from a company in which an individual, who was a former director of the Company, maintains control, influence, and oversight thereover. These units’ leases expire between April 2024 and August 2026 and the Company has lease commitments monthly in aggregate of approximately $147,000. These leases were entered into in April 2019 and August 2021 on a negotiated, arm’s-length basis and prior to the director’s engagement with the Company. As of December 31, 2021, this individual is no longer a director of the Company.
13 -
Rent Expense

The Company is obligated under various long-term leases, certain of which contain renewal options, for its Units, which expire on various dates through December 2027.
At December 31, 2021, minimum future rental payments pursuant to the above-mentioned noncancelable operating leases are approximately as follows:
For the Fiscal Years Ending
2022	$9,558,000
2023	6,162,000
2024	5,750,000
2025	5,671,000
2026	5,210,000
Thereafter	26,988,000
$69,466,000
For the year ended December 31, 2021, rent and related costs totaled approximately $10,363,000, including a deferred rent increase of approximately $325,000, and are reported as a component of cost of revenue in the accompanying consolidated statements of operations.
For the year ended December 31, 2020, rent and related costs totaled approximately $6,292,000, including a deferred rent increase of approximately $24,000, and are reported as a component of cost of revenue in the accompanying consolidated statements of operations.
14 -
Risks and Uncertainties

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash. The Company places its cash with high quality credit institutions. At times, balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. All accounts at an insured depository institution are insured by the FDIC up to the standard maximum deposit insurance of $250,000 per institution. At December 31, 2021 and 2020, aggregate cash balances did not exceed the insured limit.
15 -
Major Sales Channels

The Company uses third-party sales channels to handle the reservations, collections, and other rental processes for most of the units. During the years ended December 31, 2021 and 2020, sales from three sales channels represented approximately 93% and 88% of total rental revenue, respectively. The loss of business from one or a combination of the Company’s significant sales channels, or an unexpected deterioration in their financial condition, could adversely affect the Company’s operations.
16 -
Commitments and Contingencies

The World Health Organization characterized the Covid-19 virus as a global pandemic on March 11, 2020. The COVID-19 outbreak in the United States has caused business disruption through mandated and voluntary closings of multiple industries. While disruption is currently expected to be temporary, there is considerable uncertainty regarding the duration of the closings. The extent to which COVID-19 impacts future results, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the action to contain it or treat its impact, among others. At this time, the Company cannot estimate with meaningful precision the potential impact to its financial and operational results.
Our arrangements with property owners typically contain indemnification provisions for regulatory and other matters that might arise from our operation of those properties. To date, we have not incurred any material indemnity liability and don’t believe such indemnifications that might be incurred in the normal course of our operations would be material to our financial position or results of operations.
17 -
Subsequent Events

The Company’s management has evaluated subsequent events through October 11, 2022, the date the financial statements were available to be issued.
In January 2022, Corphousing and its wholly owned subsidiary, SoBeNY, converted into C corporations, with the then current members of Corphousing becoming the stockholders of the newly formed C corporations, CorpHousing Group Inc. and SoBeNY Partners Inc., respectively. The conversion has no effect on our business or operations and was undertaken to convert the forms of these legal entities into corporations for purposes of operating as a public company. All properties, rights, businesses, operations, duties, obligations and liabilities of the predecessor limited liability companies remain those of CorpHousing Group Inc. and SoBeNY Partners Inc.
Subsequent to December 31, 2021, the Company entered into leases, letter of intents, or agreements to enter into leases with start dates through December 31, 2022. The new lease terms expire on various dates through December 31, 2037.
On April 8, 2022, certain insiders of our company, including our chief executive officers and certain of his immediate family members, our chief financial officer, and one of our directors, purchased in a private placement unsecured 1.5% interest promissory notes having an aggregate principal amount of $1.38 million. The proceeds were used by the Company as a cash security deposit reserve for our credit card processing functions.
In July 2022, the Company entered into security purchase agreements with certain private investors under which it sold, in a private placements (“July 2022 Bridge Financing”), $1,955,000 principal amount. The Company has issued 252,875 Warrants in conjunction with the July 2022 Bridge Financing. The proceeds of this financial have been used by the Company to fund letter-of-credit based security deposits on new properties. This note bears interest at 5% per annum, with all accrued interest payable at maturity. The note matures on June 30, 2023 and is secured by a first priority security interest in all of the Company’s assets until such time as such notes are repaid or converted into a to be created series of the Company’s preferred stock or the Company’s common stock under the terms thereof. The July 2022 Bridge Financing is prepayable by the Company at any time at its election, together with a 15% prepayment premium. Following consummation of an initial public offering, the Company have the right, exercisable at its option, to convert all of the July 2022 Bridge Financing into a series of newly issued preferred stock. If the Company makes such an election, these notes will convert into a series of the Company’s preferred stock that will have an aggregate stated value equal to the aggregate principal (and interest then accrued thereon) of the notes being so converted, and pay dividends at 5% per annum on such stated value (accruing and payable at maturity or redemption of the preferred stock) and will be senior in right of liquidation to all the Company’s common stock and other securities classified as junior securities. Any such preferred stock issued upon conversion of these notes shall, in turn, at the election of the holder, be convertible into that number of shares of the Company’s common stock determined by dividing (a) the aggregate stated value (and accrued and unpaid dividends thereon) of the preferred stock being converted by (b) a conversion price of $3.00 per share. These notes are convertible into shares of the Company’s common stock at the option of the holders thereof at any time at a conversion price of $3.00 per share (75% of the per-share offering price in the Company’s IPO).
The Company priced its initial public offering (“IPO”) on August 11, 2022 and as a result raised $13.5 million before fees and expenses ($11.4 million after fees and expenses). In conjunction with the IPO, the entire amount of the $1,330,000 of unsecured 1.5% interest promissory notes, $1,000,000 of the 6% convertible notes due April 2023, the entire amount of the 1% convertible notes due March 2024 of $700,195 and the entire amount of the 1% loan payable due March 2024 of $20,500 converted into equity. Also in conjunction with the IPO, the bridge investors requested a repayment of $2.5 million of principal which was paid on August 17, 2022 repaying the entire July 2022 Bridge Financing with the balance going to the $1.5 million loan payable entered into in June 2022 (due May 2023).

In September the Company repaid $300,000 of the 6% related party loan payable due May 2023 (inclusive of repayment premium) and the Company repaid the remaining balance of the 6% convertible notes due April 2023.
In connection with the consummation of the Company’s IPO, the Company issued or granted warrants, inclusive of the warrants issued to the bridge investor in the transaction described above (and in prior bridge investments by such investor) and to certain of the Company’s insiders who provided additional bridge financing to the Company in April 2022, to purchase an aggregate of 1,782,000 shares of the Company’s common stock at a weighted average exercise price of $4.12.
In connection with the consummation of the Company’s IPO, the Company granted options to certain of its officers, directors and employees to purchase an aggregate of 2,644,000 shares of the Company’s common stock at weighed average exercise price of $4.00.
On September 30, 2022, Company entered into a securities purchase agreement with a private investor under which the Company sold or may sell, in a series of private placements up to an aggregate of $2,875,000 principal amount of 15% original issue discount notes and five-year warrants to purchase up to an aggregate of 718,750 shares of our common stock at a per-share exercise price of $4.00. The notes bear interest at 5% per annum, with all accrued interest payable at maturity. At the time of execution of this financing, the Company closed on $2,875,000 principal amount and issued warrants to purchase 410,714 shares of common stock for gross proceeds of $2,500,000 (giving effect to the 15% original issue discount). The notes mature on September 30, 2023.

CorpHousing Group Inc.
4,191,490 shares of Common Stock
offered by Selling Stockholder
PROSPECTUS
October 28, 2022